Filed Pursuant to Rule 424(b)(3)
Registration No. 333-184764

This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT (Subject to Completion) dated August 8, 2013

(To Prospectus dated November 8, 2012)

28,000,000 Shares of Common Stock

The United States Department of the Treasury (“Treasury”), funds affiliated with Thomas H. Lee Partners, L.P. (“THL”), and funds managed by Oaktree Capital Management, L.P. (“Oaktree” and, together with Treasury and THL, the “Selling Stockholders”), are offering 28 million shares (the “Shares”) of the common stock, $0.10 par value per share (the “Common Stock”), of First BanCorp. First BanCorp. will not receive any proceeds from the sale of the Common Stock by the Selling Stockholders.

Our Common Stock trades on the New York Stock Exchange (“NYSE”) under the symbol “FBP.” As of August 7, 2013, the closing sales price for our Common Stock on the NYSE was $7.49 per share.

The Selling Stockholders are offering for resale the following numbers of shares of Common Stock: 12 million shares by Treasury (plus an additional 1.8 million shares at the option of the underwriters) and 8 million shares by each of THL and Oaktree (plus an additional 1.2 million shares by each of THL and Oaktree at the option of the underwriters). After the completion of the offering, Treasury will beneficially own 10.67% of our outstanding shares of Common Stock (9.81% if the underwriters exercise in full their option to purchase additional shares) and THL and Oaktree will each own 20.62% (20.04% if the underwriters exercise in full their option to purchase additional shares) of our outstanding shares of Common Stock.

Before making a decision regarding this offering, you are encouraged to read the Risk Factors section beginning on page S-7 of this prospectus supplement.

	Price to Public	Underwriting Discounts and Commissions	Proceeds to Selling Stockholders
Per Share of Common Stock	$	$	$
Total	$	$	$

None of the U.S. Securities and Exchange Commission, or any securities regulatory authority of any state or the Commonwealth of Puerto Rico, the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System or any other regulatory body has approved or disapproved of this offering or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the Shares to purchasers on or about August     , 2013.

Joint Book-Running Managers

Credit Suisse	BofA Merrill Lynch	Sandler O’Neill + Partners, L.P.

Co-Managers

Keefe, Bruyette & Woods A Stifel Company	Sterne Agee	Guzman & Company	Ramirez & Co., Inc.

The date of this prospectus supplement is August     , 2013.

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ABOUT THIS DOCUMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, provides more general information. Generally, when we refer to the “prospectus,” we are referring to both parts combined.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus supplement to First BanCorp. or “we,” “us,” “our” or similar references mean First BanCorp. together with its consolidated subsidiaries, references to the “Corporation” mean solely First BanCorp. and not its subsidiaries and references to the “Bank” or “FirstBank” mean FirstBank Puerto Rico.

We have not authorized anyone to provide you with information other than that contained in or incorporated by reference into this prospectus supplement, the accompanying prospectus or any free writing prospectus relating to this offering of Common Stock. Neither we, nor the Selling Stockholders nor the underwriters take any responsibility for, and can provide any assurance as to the reliability of, any other information that others may give you. The Selling Stockholders are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus, or the information we previously filed with the U.S. Securities and Exchange Commission (the “SEC”) that is incorporated by reference herein, is accurate as of any date other than its respective date.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Securities Exchange Act File No. 001-14793:

•

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed with the SEC on April 1, 2013, as amended on April 2, 2013 (including the portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 29, 2013, that are incorporated by reference into our Annual Report on Form 10-K);

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013 and June 30, 2013 filed with the SEC on May 10, 2013 and August 8, 2013, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on March 11, 2013, April 1, 2013, April 5, 2013, May 13, 2013, and June 6, 2013; and

•	The description of our capital stock as set forth in our Registration Statement on Form 8-A/A filed with the SEC on May 4, 2012.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and prior to the

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termination of the offering, are incorporated by reference in this prospectus from the date of filing of the documents. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.

You may request a copy of these filings, other than an exhibit to a filing (unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address: First BanCorp., Attention: Lawrence Odell, Secretary, P.O. Box 9146, San Juan, Puerto Rico, 00908-0146. Telephone requests may be directed to (787) 729-8109. E-mail requests may be directed to lawrence.odell@firstbankpr.com. You may also access this information on our website at www.firstbankpr.com by viewing the “SEC Filings” subsection of the “Investor Relations” menu. No information on our website is deemed to be part of or incorporated by reference into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this prospectus the word or phrases “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “should,” “anticipate,” and similar expressions are meant to identify “forward-looking statements.” Such “forward-looking statements” speak only as of the date made, and various factors, including but not limited to, the following, could cause actual results to differ materially from those expressed in, or implied by such “forward-looking statements”:

•

uncertainty about whether the Corporation and FirstBank will be able to fully comply with the written agreement dated June 3, 2010 (the “Written Agreement”) that the Corporation entered into with the Federal Reserve Bank of New York (the “New York FED”) and the consent order dated June 2, 2010 that FirstBank entered into with the Federal Deposit Insurance Corporation (“FDIC”) and the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (“OCIF”) (the “FDIC Order,” and together with the Written Agreement, the “Regulatory Agreements”), that, among other things, require FirstBank to maintain certain capital levels and reduce its special mention, classified, delinquent and non-performing assets;

•	the risk of being subject to possible additional regulatory actions;

•	uncertainty as to the availability of certain funding sources, such as retail brokered certificates of deposit (“brokered CDs”);

•

our reliance on brokered CDs and our ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the FDIC Order;

•

the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the Board of Governors of the Federal Reserve System (“Federal Reserve Board”) and New York FED to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation;

•

the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their impact on the credit quality of the Corporation’s loans and other assets, which has contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs, and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures;

•	the ability of FirstBank to realize the benefit of the deferred tax asset;

•	adverse changes in general economic conditions in Puerto Rico, the United States, and in the United States Virgin Islands (“USVI”) and the British Virgin Islands (“BVI”), including the interest rate

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environment, market liquidity, housing absorption rates, real estate prices, and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources, and affect demand for all of the Corporation’s products and services and reduce the Corporation’s revenues, earnings, and the value of the Corporation’s assets;

•	an adverse change in the Corporation’s ability to attract new clients and retain existing ones;

•

a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico, the current fiscal problems and budget deficit of the Puerto Rico government and recent credit downgrades of the Puerto Rico government;

•

uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., the USVI and the BVI, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results;

•

uncertainty about the effectiveness of the various actions undertaken to stimulate the U.S. economy and stabilize the U.S. financial markets, and the impact such actions may have on the Corporation’s business, financial condition and results of operations;

•

changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the Federal Reserve Board, the New York FED, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico, the USVI and the BVI;

•	the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate;

•

the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses;

•	the impact on the Corporation’s results of operations and financial condition of acquisitions and dispositions;

•	a need to recognize additional impairments on financial instruments, goodwill, or other intangible assets relating to acquisitions;

•	the risks that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds;

•	the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) on the Corporation’s businesses, business practices, and cost of operations;

•	the risk of losses in the value of investments in unconsolidated entities that the Corporation does not control; and

•	general competitive factors and industry consolidation.

We do not undertake, and specifically disclaim any obligation, to update any of the “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by the federal securities laws.

Investors should refer to the “Risk Factors” section of this prospectus supplement for a discussion of factors and certain risks and uncertainties to which we are subject.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary does not contain all of the information you should consider before investing in our Common Stock. This prospectus includes or incorporates by reference information about the Shares as well as information regarding our business and detailed financial data. Before you decide to invest in our Common Stock, you should read the entire prospectus carefully, including the “Risk Factors” section and any information incorporated by reference herein.

Our Company

Founded in 1948, First BanCorp. is a diversified financial holding company headquartered in San Juan, Puerto Rico offering a full range of financial products to consumers and commercial customers through various subsidiaries. We are subject to regulation, supervision and examination by the Federal Reserve Board and the New York FED. The Corporation was incorporated under the laws of the Commonwealth of Puerto Rico to serve as the bank holding company for FirstBank Puerto Rico. We are a full-service provider of financial services and products with operations in Puerto Rico, the mainland United States, the USVI and the BVI. Our principal executive offices are located at 1519 Ponce de León Avenue, Stop 23, Santurce, Puerto Rico 00908. Our telephone number is (787) 729-8200.

As of June 30, 2013, we had total assets of $12.8 billion, total deposits of $10.0 billion and total stockholders’ equity of $1.2 billion.

We provide a wide range of financial services for retail, commercial and institutional clients. We control two wholly-owned subsidiaries: FirstBank, a Puerto Rico-chartered commercial bank, and FirstBank Insurance Agency, Inc., a Puerto Rico-chartered insurance agency (“FirstBank Insurance Agency”).

FirstBank conducts its business through its main office located in San Juan, Puerto Rico and, as of August 6, 2013, forty-seven branches in Puerto Rico, fourteen branches in the USVI and BVI and twelve branches in the state of Florida (USA). As of August 6, 2013, FirstBank had five wholly-owned subsidiaries with operations in Puerto Rico: First Federal Finance Corp. (d/b/a Money Express La Financiera), a finance company specializing in the origination of small loans with twenty-six offices in Puerto Rico; First Mortgage, Inc., a residential mortgage loan origination company with thirty-five offices in FirstBank branches and at stand alone sites; First Management of Puerto Rico, a domestic corporation that holds tax-exempt assets; FirstBank Puerto Rico Securities Corp, a broker-dealer subsidiary engaged in municipal bond underwriting and financial advisory services on structured financings principally provided to government entities in the Commonwealth of Puerto Rico; and FirstBank Overseas Corporation, an international banking entity organized under the International Banking Entity Act of Puerto Rico. As of August 6, 2013, FirstBank had one subsidiary with operations outside of Puerto Rico: First Express, a finance company specializing in the origination of small loans with two offices in the USVI.

FirstBank is subject to the supervision, examination and regulation of the FDIC and the OCIF. Deposits are insured through the FDIC Deposit Insurance Fund. In addition, FirstBank’s USVI operations are subject to regulation and examination by the United States Virgin Islands Banking Board; its BVI operations are subject to regulation by the British Virgin Islands Financial Services Commission. FirstBank Insurance Agency, which operates five offices in Puerto Rico, is subject to the supervision, examination and regulation of the Office of the Insurance Commissioner of the Commonwealth of Puerto Rico.

Pursuant to the Regulatory Agreements, the Corporation and FirstBank agreed to take certain actions designed to improve our financial condition. The Regulatory Agreements and the actions we have taken to comply with such agreements are described more fully in this prospectus.

The Offering

The Selling Stockholders are offering for resale the following numbers of shares of Common Stock: 12 million shares by Treasury (plus an additional 1.8 million shares at the option of the underwriters) and 8 million shares by each of THL and Oaktree (plus an additional 1.2 million shares by each of THL and Oaktree at the option of the underwriters).

Dividend Suspension on Common Stock

We have not paid dividends on shares of Common Stock since August 2009. We are not required to pay dividends on our Common Stock and no such dividends can be paid unless they are declared by our Board of Directors out of funds legally available for payment. Moreover, the Written Agreement requires us to obtain the Federal Reserve Board’s and New York FED’s approval before we pay any dividends. Furthermore, our Board of Directors cannot declare, set apart or pay any dividends on shares of our Common Stock unless any accrued and unpaid dividends on our Series A through E preferred stock (the “Preferred Stock”) for the twelve monthly dividend periods ending on the immediately preceding dividend payment date have been paid or are paid contemporaneously and the full monthly dividend on our Preferred Stock for the then current month has been or is contemporaneously declared and paid or declared and set apart for payment.

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of FirstBank’s net income for the year be transferred to legal surplus until such surplus equals the total of paid-in-capital on Common Stock and Preferred Stock. Amounts transferred to the legal surplus account from the retained earnings account are not available for distribution to the Corporation without the prior consent of the OCIF. FirstBank’s net loss experienced in 2011 exhausted FirstBank’s statutory reserve fund. FirstBank cannot pay dividends to the Corporation until it can replenish the reserve fund to an amount equal to at least 20% of the original capital contributed.

Summary of the Offering

Common Stock offered to the public by the Selling Stockholders	28 million shares

Selling Stockholders	Treasury, THL and Oaktree

Option to Purchase Additional Shares of Common Stock	4.2 million shares, if the option to purchase from the Selling Stockholders is exercised in full

Common Stock to be held by the Selling Stockholders after the offering	Treasury will beneficially own 10.67% of our outstanding shares of Common Stock (9.81% if the underwriters exercise in full their option to purchase additional shares) and THL and Oaktree will each own 20.62% (20.04% if the underwriters exercise in full their option to purchase additional shares) of our outstanding shares of Common Stock.

Risk Factors	See “Risk Factors” beginning on page S-7 of this prospectus supplement.

Use of Proceeds	We will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders.

U.S. Federal Income Tax Consequences	See “U.S. Federal and Puerto Rico Income Tax Consequences—U.S. Federal Income Tax Consequences” beginning on page S-37.

Certain Puerto Rico Income Tax Considerations	See “U.S. Federal and Puerto Rico Income Tax Consequences—Certain Puerto Rico Tax Considerations” beginning on page S-40.

New York Stock Exchange symbol	FBP

Summary Selected Consolidated Financial Data

The following data summarizes our consolidated financial information as of and for each of the five years in the five-year period ended December 31, 2012 and the six months ended June 30, 2013 and 2012. You should read the following financial data in conjunction with the information set forth under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and the related notes thereto included in our Annual Reports on Form 10-K for the years ended December 31, 2012, 2011, and 2010 and our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013 and 2012 from which this information is derived. For more information, see “Incorporation By Reference.”

(In thousands, except per share data)	Six Months Ended June 30,	Six Months Ended June 30,	Year Ended December 31,
	2013	2012	2012	2011	2010	2009	2008
Condensed Income Statements:
Total interest income	$320,895	$305,759	$637,777	$659,615	$832,686	$996,574	$1,126,897
Net interest income	251,381	210,571	461,705	393,512	461,675	519,042	527,881
Non-interest (loss) income	(38,034)	22,497	49,391	107,981	117,903	142,264	74,643
Non-interest expenses	209,333	172,135	354,883	338,054	366,158	352,101	333,371
Net (loss) income	(195,216)	(3,826)	29,782	(82,232)	(524,308)	(275,187)	109,937
Net income (loss) attributable to common stockholders, basic	(195,216)	(3,826)	29,782	173,226	(122,045)	(322,075)	69,661
Net income (loss) attributable to common stockholders, diluted	(195,216)	(3,826)	29,782	195,763	(122,045)	(322,075)	69,661

Per Common Share Results:
Net (loss) income per common share—basic	$(0.95)	$(0.02)	$0.15	$2.69	$(10.79)	$(52.22)	$11.30
Net income (loss) per common share—diluted	(0.95)	(0.02)	0.14	2.18	(10.79)	(52.22)	11.28
Cash dividends declared	—	—	—	—	—	2.10	4.20
Book value per common share	5.60	6.72	6.89	6.73	29.71	108.70	161.76
Tangible book value per common share(1)	5.32	6.42	6.60	6.54	27.73	101.45	153.52

Balance Sheet Data:
Cash and due from banks	$618,593	$518,725	$730,016	$206,897	$254,723	$679,798	$329,730
Money market and investment securities	2,239,483	1,813,844	1,986,669	2,220,888	3,369,332	4,866,617	5,709,154
Total loans, net	9,382,322	9,899,355	9,704,094	10,081,297	11,403,177	13,421,106	12,806,766
Gross deferred tax assets	542,468	385,666	378,166	387,325	469,582	312,323	142,446
Valuation Allowance	(523,471)	(366,932)	(359,947)	(368,882)	(445,759)	(191,672)	(7,275)

Deferred tax assets, net of valuation allowance	18,997	18,734	18,219	18,443	23,823	120,651	135,171
Deferred tax liability	(12,399)	(14,070)	(13,352)	(13,001)	(14,554)	(11,454)	(7,132)

Net deferred tax asset	6,598	4,664	4,867	5,442	9,269	109,197	128,039
Total assets	12,803,169	12,913,650	13,099,741	13,127,275	15,593,077	19,628,448	19,491,268
Total deposits	9,977,645	9,900,173	9,864,546	9,907,754	12,059,110	12,669,047	13,057,430
Borrowings	1,258,440	1,233,440	1,408,440	1,390,782	2,079,889	4,982,188	4,504,711
Other Borrowings(2)	231,959	231,959	231,959	231,959	231,959	231,959	231,959
Preferred stock of Treasury	0	0	0	0	361,962	378,408	0
Preferred Stock	63,047	63,047	63,047	63,047	63,047	550,100	550,100
Total common equity	1,199,423	1,359,302	1,393,546	1,361,899	615,232	644,062	940,628

(1)	See “Non-GAAP Financial Measures” below.
(2)	Represents the Junior Subordinated Debentures acquired by wholly-owned statutory trusts with proceeds from the issuance of variable rate trust securities.

Non-GAAP Financial Measures

The following sets forth information regarding tangible book value per common share and adjusted pre-tax, pre-provision income:

Tangible Book Value per Common Share

Tangible book value per common share is a non-GAAP measure generally used by the financial community to evaluate capital adequacy and is based on tangible common equity. Tangible common equity is total equity less preferred equity, goodwill, core deposit intangibles, and other intangibles, such as the purchased credit card relationship intangible. Management and many stock analysts use tangible book value per common share in conjunction with more traditional bank capital ratios to compare the capital adequacy of banking organizations with significant amounts of goodwill or other intangible assets, typically stemming from the use of the purchase method of accounting for mergers and acquisitions. Neither tangible book value per common share nor tangible common equity should be considered in isolation or as a substitute for any measure calculated in accordance with GAAP. Moreover, the manner in which we calculate tangible book value per common share and tangible common equity may differ from that of other companies reporting measures with similar names.

The following table is a reconciliation of the Corporation’s tangible common equity to the comparable GAAP items:

(Dollars In thousands, except per share data)	Six Months Ended June 30, 2013	Six Months Ended June 30, 2012	Year Ended
			December 31, 2012	December 31, 2011	December 31, 2010	December 31, 2009	December 31, 2008
Tangible Equity:
Total equity—GAAP	$1,222,328	$1,448,959	$1,485,023	$1,444,144	$1,057,959	$1,599,063	1,548,117
Preferred equity	(63,047)	(63,047)	(63,047)	(63,047)	(425,009)	(928,508)	(550,100)
Goodwill	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)	(28,098)
Purchased credit card relationship	(21,649)	(24,342)	(23,511)	—	—	—	—
Core deposit intangible	(8,158)	(10,512)	(9,335)	(11,689)	(14,043)	(16,600)	(23,985)

Tangible common equity	$1,101,376	$1,322,960	$1,361,032	$1,341,310	$590,809	$625,857	$945,934

Common shares Outstanding	206,982	206,134	206,235	205,134	21,304	6,169	6,169

Tangible book value per common share	$5.32	$6.42	$6.60	$6.54	$27.73	$101.45	$153.32

Adjusted Pre-Tax, Pre-Provision Income

Adjusted pre-tax, pre-provision income is a non-GAAP performance metric that management believes is useful in analyzing underlying performance trends, particularly in times of economic stress. Adjusted pre-tax, pre-provision income, as defined by management, represents net (loss) income excluding income tax expense (benefit), the provision for loan and lease losses, gains on sale and other than temporary impairment (OTTI) of investment securities, fair value adjustments on derivatives, and liabilities measured at fair value, equity in earnings or losses of unconsolidated entities as well as certain items identified as unusual, non-recurring or non-operating.

These are items that impact revenue and expenses and are judged by management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that management believes that a complete analysis of its Corporation’s performance requires consideration also of results that exclude such amounts.

The following table is a reconciliation of the Corporation’s pre-tax, pre-provision income for the indicated periods to (loss) income before income taxes:

(Dollars in thousands)	Quarter Ended
	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012
(Loss) income before income taxes	$(123,562)	$(71,011)	$16,028	$19,834	$10,901
Add: Provision for loan and lease losses	87,464	111,123	30,466	28,952	24,884
Add: Net loss on investments and impairments	42	117	69	547	143
Less: Unrealized gain on derivative instruments and liabilities measured at fair value	(708)	(400)	(432)	(170)	(506)
Add: Bulk sales related expenses and other professional fees related to the terminated preferred stock exchange offer	3,198	5,096	—	—	—
Add: Loss on certain OREO properties sold as part of the bulk sale of non-performing residential mortgage assets	1,879	—	—	—	—
Add: National gross receipt tax(1)	1,656	—	—	—	—
Add: Write-off collateral pledged to Lehman	66,574	—	—	—	—
Add: Equity in (earnings) losses of unconsolidated entities	(648)	5,538	8,330	2,199	2,491

Adjusted pre-tax, pre-provision income	$35,895	$50,463	$54,461	$51,362	$37,913

Change from most recent prior quarter-amount	$(14,568)	$(3,998)	$3,099	$13,449	$3,116
Change from most recent prior quarter-percentage	-28.9%	-7.3%	6.0%	35.5%	9.0%

(1) Represents the impact of the national gross receipts tax corresponding to the first quarter of 2013, recorded during the second quarter after enactment.

RISK FACTORS

You should carefully consider the risks described below and all of the information contained in or incorporated by reference into this prospectus before you decide to acquire any of the Shares being offered by the Selling Stockholders. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of such risks actually occur, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our Common Stock could decline, and you could lose all or part of your investment.

Risks Relating to the Offering and an Investment in the Corporation’s Common Stock

The sale of the Shares of Common Stock in this offering by the Selling Stockholders, which represent approximately 13.53% of our outstanding shares of Common Stock (15.56% of our outstanding shares of Common Stock if the underwriters exercise in full their option to purchase additional shares of Common Stock), could adversely affect the trading price of our Common Stock.

The Selling Stockholders are offering 28 million Shares of Common Stock (32.2 million Shares of Common Stock if the underwriters exercise in full their option to purchase additional shares of Common Stock). The sale of the Shares of Common Stock by the Selling Stockholders in this offering could cause the market price of our Common Stock to decline.

The trading price of our Common Stock could be adversely affected by additional sales of Common Stock by the Selling Stockholders in the public market under our outstanding resale registration statement filed with the SEC covering all of the shares of our Common Stock owned by the Selling Stockholders, including the Shares of Common Stock being offered in this offering.

We filed a resale registration statement with the SEC covering all of the shares of Common Stock owned by the Selling Stockholders, including the Shares of Common Stock being offered in this offering. We are obligated to keep the prospectus, which is part of the resale registration statement, current so that the securities can be sold in the public market at any time. The resale of additional securities by the Selling Stockholders in the public market pursuant to the resale registration statement, or the perception that these sales might occur, could cause the market price of our Common Stock to decline. After this offering, THL and Oaktree will each beneficially own approximately 42.7 million shares of our Common Stock (approximately 41.5 million shares of Common Stock if the underwriters exercise in full their option to purchase additional shares) and Treasury will beneficially own approximately 22 million shares of our Common Stock (approximately 20 million shares of Common Stock if the underwriters exercise in full their option to purchase additional shares) and will continue to hold a warrant, which is exercisable for 1,285,899 shares of Common Stock at an exercise price of $3.29 per share (the “Warrant”). The resale of the shares of Common Stock held by the Selling Stockholders could adversely affect the market price of our Common Stock.

An investment in our common stock is not an insured deposit.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and is subject to the same market forces that affect the price of common stock in any company. As a result, if you acquire our common stock, you may lose some or all of your investment.

Issuance of additional equity securities in the public market and other capital management or business strategies that we may pursue may depress the market price of our Common Stock and could result in dilution of stockholder interest.

We are not restricted from issuing additional equity securities, including additional shares of Common Stock. We may choose or be required in the future to identify, consider and pursue additional capital management strategies to bolster our capital position. We may issue equity securities (including convertible securities, preferred securities, and options and warrants on our Common Stock or preferred stock) in the future for a number of reasons, including to finance our operations and business strategy, to adjust our leverage ratio, to address regulatory capital concerns, to restructure currently outstanding debt or equity securities, to satisfy our obligations upon the exercise of outstanding options or warrants, or pursuant to the First BanCorp. 2008 Omnibus Incentive Plan, as amended. Future issuances of our equity securities, including Common Stock, in any transaction that we may pursue may dilute the interests of our existing holders of Common Stock and cause the market price of our Common Stock to decline.

The Corporation has outstanding the Warrant held by Treasury to purchase 1,285,899 shares of Common Stock. The Warrant will remain outstanding after completion of this offering. If the Warrant is exercised, the issuance of shares of Common Stock would reduce our income per share, and further reduce the book value per share and voting power of our existing holders of Common Stock.

Additionally, THL, Oaktree and funds advised by Wellington Management Company, LLP (“Wellington”), which reported that it owned 20,411,721 shares of Common Stock as of December 31, 2012 in a filing with the SEC, have anti-dilution rights, which they acquired when they purchased shares of Common Stock in our $525 million capital raise, completed in October 2011, that will be triggered, subject to certain exceptions, if we issue additional shares of Common Stock. In such a case, THL, Oaktree and Wellington will have the right to acquire the amount of shares of Common Stock that will enable them to maintain their percentage ownership interest in us.

The market price of our Common Stock is subject to significant fluctuations and volatility.

The stock markets have experienced high levels of volatility during the last few years. These market fluctuations have adversely affected, and may continue to adversely affect, the trading price of our Common Stock. In addition, the market price of our Common Stock has been subject to significant fluctuations and volatility because of factors specifically related to our businesses.

Factors that could cause fluctuations, volatility or a decline in the market price of our Common Stock, many of which could be beyond our control, include the following:

•	our ability to comply with the Regulatory Agreements;

•	any additional regulatory actions against us;

•	changes or perceived changes in the condition, operations, results or prospects of our businesses and market assessments of these changes or perceived changes;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors, including any failures of banks;

•

changes in the fiscal and monetary policies and regulations of the U.S. federal government, including those determined by the Federal Reserve Board, the FDIC, government-sponsored housing agencies, and regulators in Puerto Rico and the USVI and BVI;

•

a decrease in demand for our products and services leading to lower revenues and earnings as a result of the continued recession in Puerto Rico, or the current fiscal problems of the Puerto Rico government, including the budget deficit and recent credit downgrades of the Puerto Rico government’s securities;

•	the departure of key employees;

•	general economic conditions and interest rate fluctuations as well as conditions or trends in the financial industry;

•	changes in the credit, mortgage and real estate markets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	operating and stock price performance of companies that investors deem comparable to us; and

•	the public perception of the banking industry and its safety and soundness.

In addition, the stock market in general, and the market for commercial banks and other financial services companies in particular, have experienced significant price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

The trading volume in our Common Stock is less than that of other larger financial services companies, which may adversely affect the price of our Common Stock.

Although our Common Stock is traded on the NYSE, the trading volume in our Common Stock is less than that of other larger publicly traded financial services companies. Given the lower trading volume of our Common Stock, significant sales of our Common Stock, including the underwritten offering pursuant to this prospectus, or the expectation of significant sales, could cause the market price of our Common Stock to decline.

Our suspension of dividends may have adversely affected and may further adversely affect our stock price and could result in the expansion of our Board of Directors.

In March 2009, the Federal Reserve Board issued a supervisory guidance letter intended to provide direction to bank holding companies (“BHCs”) on the declaration and payment of dividends, capital redemptions and capital repurchases by BHCs in the context of their capital planning process. The letter reiterates the long-standing Federal Reserve Board supervisory policies and guidance to the effect that BHCs should only pay dividends from current earnings. More specifically, the letter heightens expectations that BHCs will inform and consult with the Federal Reserve Board supervisory staff on the declaration and payment of dividends that exceed earnings for the period for which a dividend is being paid. In consideration of the financial results reported for the second quarter ended June 30, 2009, we decided, as a matter of prudent fiscal management and following the Federal Reserve Board guidance, to suspend the payment of dividends. Furthermore, our Written Agreement with the New York FED precludes us from declaring any dividends without the prior approval of the Federal Reserve Board and New York FED. We cannot anticipate if and when the payment of dividends might be reinstated.

This suspension may have adversely affected and may continue to adversely affect our stock price. Further, because dividends on our Preferred Stock have not been paid since we suspended dividend payments in August 2009, the holders of the Preferred Stock have the right to appoint two additional members to our Board of Directors, which has not been exercised. Any member of the Board of Directors appointed by the holders of Preferred Stock is required to vacate his or her office if the Corporation returns to payment of dividends in full for twelve consecutive monthly dividend periods.

Treasury is a federal agency and your ability to bring a claim against Treasury under the federal securities laws may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of

Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. The underwriters are not claiming to be agents of Treasury in this offering. Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying Prospectus are a part or resulting from any other act or omission in connection with the offering of the shares of Common Stock by Treasury would likely be barred.

Risks Relating to the Corporation’s Business

We are operating under agreements with our regulators.

We are subject to supervision and regulation by the Federal Reserve Board. We are a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). As such, we are permitted to engage in a broader spectrum of activities than those permitted to bank holding companies that are not financial holding companies. At this time, under the BHC Act, we may not be able to engage in new activities or acquire shares or control of other companies. In addition, we are subject to restrictions because of the Regulatory Agreements that our subsidiary FirstBank entered into with the FDIC and OCIF and that we entered into with the New York FED, as further described below.

On June 4, 2010, we announced that FirstBank agreed to the FDIC Order issued by the FDIC and OCIF, and we entered into the Written Agreement with the New York FED. These Regulatory Agreements stemmed from the FDIC’s examination as of the period ended June 30, 2009 conducted during the second half of 2009. Although our regulatory capital ratios exceeded the required established minimum capital ratios for a “well-capitalized” institution as of June 30, 2013 and complied with the capital ratios required by the FDIC Order, FirstBank cannot be regarded as “well-capitalized” as of June 30, 2013 because of the FDIC Order.

Under the FDIC Order, FirstBank agreed to address specific areas of concern to the FDIC and OCIF through the adoption and implementation of procedures, plans and policies designed to improve the safety and soundness of FirstBank. These actions include, among others: (1) having and retaining qualified management; (2) increased participation in the affairs of FirstBank by its Board of Directors; (3) development and implementation by FirstBank of a capital plan to attain a leverage ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 10% and a total risk-based capital ratio of at least 12%; (4) adoption and implementation of strategic, liquidity and fund management, and profit and budget plans and related projects within certain timetables set forth in the FDIC Order and on an ongoing basis; (5) adoption and implementation of plans for reducing FirstBank’s positions in certain classified assets and delinquent and non-accrual loans; (6) refraining from lending to delinquent or classified borrowers already obligated to FirstBank on any extensions of credit so long as such credit remains uncollected, except where FirstBank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of FirstBank, and any such additional credit is approved by FirstBank’s Board of Directors, or a designated committee thereof; (7) refraining from accepting, increasing, renewing or rolling over brokered CDs without the prior written approval of the FDIC; (8) establishment of a comprehensive policy and methodology for determining the allowance for loan and lease losses and the review and revision of FirstBank’s loan policies, including the non-accrual policy; and (9) adoption and implementation of adequate and effective programs of independent loan review, appraisal compliance and an effective policy for managing FirstBank’s sensitivity to interest rate risk.

The Written Agreement, which is designed to enhance our ability to act as a source of strength to FirstBank, requires that we obtain prior Federal Reserve Board and New York FED approval before declaring or paying dividends, receiving dividends from FirstBank, or making payments on subordinated debt or trust-preferred securities, and obtain prior approval of the New York FED prior to incurring, increasing or guaranteeing debt (whether such debt is incurred, increased or guaranteed, directly or indirectly, by us or any of our non-banking subsidiaries) or purchasing or redeeming any capital stock. The Written Agreement also requires us to submit to the New York FED a capital plan and progress reports, comply with certain notice provisions prior to appointing new directors or senior executive officers and comply with certain payment restrictions on severance payments and indemnification restrictions.

If we fail to comply with the Regulatory Agreements in the future, we may become subject to additional regulatory enforcement action up to and including the appointment of a conservator or receiver for FirstBank.

Our high level of non-performing loans and adversely classified assets may adversely affect our future results from operations and result in an increase in our deposit insurance premiums.

Even though, as of June 30, 2013, our level of non-performing loans has decreased for thirteen consecutive quarters, we have $506.2 million in non-performing loans held for investment, which represents approximately 5.4% of our $9.4 billion loan portfolio. As of June 30, 2013, we had $664.6 million in adversely classified commercial and construction loans held for investment, which represented 7% of our loans held for investment. Accordingly, our high level of non-performing loans may adversely affect our future profitability. Further, increases in our adversely classified assets may result in an increase in our deposit insurance premiums.

Certain funding sources may not be available to us and our funding sources may prove insufficient and/or costly to replace.

FirstBank relies primarily on customer deposits, issuance of brokered CDs, and advances from the Federal Home Loan Bank, to maintain its lending activities and to replace certain maturing liabilities. As of June 30, 2013, we had $3.3 billion in brokered CDs outstanding, representing approximately 33% of our total deposits, and a reduction of $91.8 million from the year ended December 31, 2012. Approximately $1.8 billion in brokered CDs mature over the next twelve months, and the average term to maturity of the retail brokered CDs outstanding as of June 30, 2013 was approximately 1.2 years. Approximately 0.13% or $4.3 million of the principal amount of these CDs is callable at the Bank’s option.

Although FirstBank has historically been able to replace maturing deposits and advances, we may not be able to replace these funds in the future if our financial condition or general market conditions were to change or the FDIC did not approve our request to issue brokered CDs, as required by the FDIC Order. The FDIC Order requires FirstBank to obtain FDIC approval prior to issuing, increasing, renewing or rolling over brokered CDs and to develop a plan to reduce its reliance on brokered CDs. Although the FDIC has issued temporary approvals permitting FirstBank to renew and/or roll over certain amounts of brokered CDs maturing in the past, and we have received approval from the FDIC to issue specified amounts of brokered CDs through September 30, 2013, the FDIC may not continue to issue such approvals, even if the requests are consistent with our plans to reduce reliance on brokered CDs, and, even if issued, such approvals may not be for amounts of brokered CDs sufficient for FirstBank to meet its funding needs. The use of brokered CDs has been particularly important for the funding of our operations. If we are unable to issue brokered CDs, or are unable to maintain access to our other funding sources, our results of operations and liquidity would be adversely affected.

Alternate sources of funding may carry higher costs than sources currently utilized. If we are required to rely more heavily on more expensive funding sources, profitability would be adversely affected. We may seek debt financing in the future to achieve our long-term business objectives. Any future debt financing requires the prior approval of the New York FED, and the New York FED may not approve such financing. Additional borrowings, if sought, may not be available to us, or, if available, may not be on acceptable terms. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit, our credit ratings and our credit capacity. If additional financing sources are unavailable or are not available on acceptable terms, our profitability and future prospects could be adversely affected.

We depend on cash dividends from FirstBank to meet our cash obligations.

As a holding company, dividends from FirstBank have provided a substantial portion of our cash flow used to service the interest payments on our trust-preferred securities and other obligations. As outlined in the Written Agreement, we cannot receive any cash dividends from FirstBank without prior written approval of the Federal Reserve Board and New York FED. In addition, FirstBank is limited by law in its ability to make dividend payments and other distributions to us based on its earnings and capital position. Our inability to receive approval from the Federal Reserve Board and the New York FED to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make dividend payments to us, may adversely affect our ability to meet all projected cash needs in the ordinary course of business and may have a detrimental impact on our financial condition.

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of FirstBank’s net income for the year be transferred to legal surplus until such surplus equals the total of paid-in-capital on Common Stock and Preferred Stock. Amounts transferred to the legal surplus account from the retained earnings account are not available for distribution to the Corporation without the prior consent of the OCIF. FirstBank’s net loss experienced in 2011 exhausted FirstBank’s statutory reserve fund. FirstBank cannot pay dividends to the Corporation until it can replenish the reserve fund to an amount of at least 20% of the original capital contributed.

If we do not obtain Federal Reserve Board and New York FED approval to pay interest, principal or other sums on subordinated debentures, a default under these obligations may occur.

The Written Agreement provides that we cannot declare or pay any dividends or make any distributions of interest, principal or other sums on subordinated debentures or trust-preferred securities without prior written approval of the Federal Reserve Board and New York FED. With respect to our $232 million of outstanding subordinated debentures, we elected to defer the interest payments that were due in March 2012, June 2012, September 2012, December 2012, March 2013, and June 2013. If we do not resume the payment of interest for longer than fourteen consecutive quarterly periods, the holders of the subordinated debentures may accelerate the payment of such subordinated debentures.

Under the indentures, we have the right, from time to time, and without causing an event of default, to defer payments of interest on the subordinated debentures by extending the interest payment period at any time and from time to time during the term of the subordinated debentures for up to twenty consecutive quarterly periods. We may continue to elect extension periods for future quarterly interest payments if the Federal Reserve Board or the New York FED advises us that it will not approve such future quarterly interest payments. Our inability to receive approval from the Federal Reserve Board and New York FED to make distributions of interest, principal or other sums on our subordinated debentures, which precludes distribution on our trust preferred securities, could result in a default under those obligations if we need to defer such payments for longer than twenty consecutive quarterly periods.

Credit quality may result in additional losses.

The quality of our credits has continued to be under pressure as a result of continued recessionary conditions in Puerto Rico that have led to, among other things, higher unemployment levels, much lower absorption rates for new residential construction projects and further declines in property values. Our business depends on the creditworthiness of our customers and counterparties and the value of the assets securing our loans or underlying our investments. When the credit quality of the customer base materially decreases or the risk profile of a market, industry or group of customers changes materially, our business, financial condition, allowance levels, asset impairments, liquidity, capital and results of operations are adversely affected.

Our allowance for loan losses may not be adequate to cover actual losses, and we may be required to materially increase our allowance, which may adversely affect our capital, financial condition and results of operations.

We are subject to the risk of loss from loan defaults and foreclosures with respect to the loans we originate and purchase. We establish a provision for loan losses, which leads to reductions in our income from operations, in order to maintain our allowance for inherent loan losses at a level that our management deems to be appropriate based upon an assessment of the quality of the loan portfolio. Management may fail to accurately estimate the level of inherent loan losses or may have to increase our provision for loan losses in the future as a result of new information regarding existing loans, future increases in non-performing loans, changes in economic and other conditions affecting borrowers or other reasons beyond our control. In addition, bank regulatory agencies periodically review the adequacy of our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of additional classified loans and loan charge-offs, based on judgments different from those of management.

We may have to increase our allowance for loan and lease losses in the future. The level of the allowance reflects management’s estimates based upon various assumptions and judgments as to specific credit risks, evaluation of industry concentrations, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan and lease losses inherently involves a high degree of subjectivity and requires management to make significant estimates and judgments regarding current credit risks and future trends, all of which may undergo material changes. If our estimates prove to be incorrect, our allowance for credit losses may not be sufficient to cover losses in our loan portfolio and our expense relating to the additional provision for credit losses could increase substantially.

Any such increases in our provision for loan losses or any loan losses in excess of our provision for loan losses would have an adverse effect on our future financial condition and results of operations. Given the difficulties facing some of our largest borrowers, these borrowers may fail to continue to repay their loans on a timely basis or we may not be able to assess accurately any risk of loss from the loans to these borrowers.

Changes in collateral values of properties located in stagnant or distressed economies may require increased reserves.

Further deterioration of the value of real estate collateral securing our construction, commercial and residential mortgage loan portfolios would result in increased credit losses. As of June 30, 2013, approximately 2.0%, 50.5% and 25.9% of our loan portfolio consisted of construction, commercial and residential real estate loans, respectively.

A substantial part of our loan portfolio is located within the boundaries of the U.S. economy. Whether the collateral is located in Puerto Rico, USVI, the BVI, or the U.S. mainland, the performance of our loan portfolio and the collateral value backing the transactions are dependent upon the performance of and conditions within each specific real estate market. Puerto Rico has been in an economic recession since 2006. Sustained weak economic conditions that have affected Puerto Rico and the United States since 2006 have resulted in declines in collateral values.

Construction and commercial loans, mostly secured by commercial and residential real estate properties, entail a higher level of credit risk than consumer and residential mortgage loans, since they are larger in size, may have less collateral coverage, concentrate more risk in a single borrower and are generally more sensitive to economic downturns. As of June 30, 2013, commercial and construction loans amounted to $4.9 billion or 52% of the total loans held for investment portfolio.

We measure the impairment of a loan based on the fair value of the collateral, if collateral dependent, which is generally obtained from appraisals. Updated appraisals are obtained when we determine that loans are impaired and are updated annually thereafter. In addition, appraisals are also obtained for certain residential mortgage loans on a spot basis based on specific characteristics such as delinquency levels, age of the appraisal and loan-to-value ratios. The appraised value of the collateral may decrease or we may not be able to recover collateral at its appraised value. A significant decline in collateral valuations for collateral dependent loans may require increases in our specific provision for loan losses and an increase in the general valuation allowance. Any such increase would have an adverse effect on our future financial condition and results of operations. During the six-month period ended June 30, 2013, net charge-offs related to the construction, commercial and residential mortgage loans portfolios totaled $40.9 million, $149.6 million and $115.0 million, respectively. These amounts include net charge-offs related to the bulk sale of assets and the transfer of certain loans to held for sale completed during the first and second quarters of 2013. Net charge-offs of construction, commercial and residential mortgage loans (excluding the impact of the bulk sale of assets and the transfer of loans) were $6.7 million, $50.4 million, and $16.0 million, respectively, for the first half of 2013.

Interest rate shifts may reduce net interest income.

Shifts in short-term interest rates may reduce net interest income, which is the principal component of our earnings. Net interest income is the difference between the amounts received by us on our interest-earning assets and the interest paid by us on our interest-bearing liabilities. Differences in the re-pricing structure of our assets and liabilities may result in changes in our profits when interest rates change.

Increases in interest rates may reduce the value of holdings of securities.

Fixed-rate securities acquired by us are generally subject to decreases in market value when interest rates rise, which may require recognition of a loss (e.g., the identification of an other-than-temporary impairment on our available-for-sale investment portfolio), thereby adversely affecting our results of operations. Market-related reductions in value also influence our ability to finance these securities. Furthermore, increases in interest rates may result in an extension of the expected average life of certain fixed-income securities, such as fixed-rate pass-through mortgage-backed securities. Such extension could exacerbate the drop in market value related to shifts in interest rates.

Increases in interest rates may reduce demand for mortgage and other loans.

Higher interest rates increase the cost of mortgage and other loans to consumers and businesses and may reduce demand for such loans, which may negatively impact our profits by reducing the amount of loan interest income.

Accelerated prepayments may adversely affect net interest income.

In general, fixed-income portfolio yields could decrease, as the re-investment of pre-payment amounts would most certainly be at lower rates. Net interest income could be affected by prepayments of mortgage-backed securities. Acceleration in the prepayments of mortgage-backed securities would lower yields on these securities, as the amortization of premiums paid upon the acquisition of these securities would accelerate. Conversely, acceleration in the prepayments of mortgage-backed securities would increase yields on securities purchased at a discount, as the accretion of the discount would accelerate. These risks are directly linked to future period market interest rate fluctuations. Also, net interest income in future periods might be affected by our investment in callable securities because declines in interest rates might prompt the early redemption of such securities.

Changes in interest rates on loans and borrowings may adversely affect net interest income.

Basis risk is the risk of adverse consequences resulting from unequal changes in the difference, also referred to as the “spread” or basis, between the rates for two or more different instruments with the same maturity and occurs when market rates for different financial instruments or the indices used to price assets and liabilities

If all or a significant portion of the unrealized losses in our investment securities portfolio on our consolidated balance sheet is determined to be other-than-temporarily impaired, we would recognize a material charge to our earnings and our capital ratios would be adversely affected.

For the years ended December 31, 2010, 2011, 2012, and the six months ended June 30, 2013, we recognized a total of $1.2 million, $2.0 million, $2.0 million, and $0.2 million, respectively, in other-than-temporary impairments. To the extent that any portion of the gross unrealized losses in our investment securities portfolio of $59.8 million as of June 30, 2013 is determined to be other-than-temporary and, in the case of debt securities, the loss is related to credit factors, we would recognize a charge to earnings in the quarter during which such determination is made and capital ratios could be adversely affected. Even if we do not determine that the unrealized losses associated with this portfolio require an impairment charge, increases in these unrealized losses adversely affect our tangible common equity ratio, which may adversely affect credit rating agency and investor sentiment towards us. Any negative perception also may adversely affect our ability to access the capital markets or might increase our cost of capital. Valuation and other-than-temporary impairment determinations will continue to be affected by external market factors including default rates, severity rates and macro-economic factors.

Realization of deferred tax assets is dependent upon the generation of future taxable income by the Bank, which has been in a cumulative loss position since 2009, and may be subject to limitations on the deductibility of certain losses if the sale of Shares in this offering plus any future additional sales in any three-year period are considered to effect a “change in ownership” under the Puerto Rico Tax Code.

As of June 30, 2013, we had a gross deferred tax asset of $542.5 million, including $376.9 million associated with net operating losses (“NOLs”). Under Puerto Rico law, the Corporation and our subsidiaries, including FirstBank, which incurred most of the NOLs, are treated as separate taxable entities and are not entitled to file consolidated tax returns. To obtain the full benefit of the applicable deferred tax asset attributable to NOLs, FirstBank must have sufficient taxable income within the applicable carry forward period (12 years for taxable years beginning after December 31, 2004 and before January 1, 2013, and 10 years for taxable years beginning after December 31, 2012). The Bank incurred all of the NOLs on or after 2009. Accounting for income taxes requires that companies assess whether a valuation allowance should be recorded against their deferred tax asset based on an assessment of the amount of the deferred tax asset that is “more likely than not” to be realized. In assessing the weight of positive and negative evidence, a significant negative factor that resulted in the recognition and maintenance of a significant valuation allowance against the deferred tax asset was that FirstBank was in a three-year cumulative loss position as of June 30, 2013. As of June 30, 2013, we have a recorded valuation allowance of $523.4 million. Due to significant estimates utilized in establishing the valuation allowance and the potential for changes in facts and circumstances, it is reasonably possible that we will not be able to reverse portions or the full valuation allowance in the future or that we will need to continue increasing the valuation allowance related to deferred tax assets created in connection with the operations of FirstBank.

Effective January 1, 2011, Section 1034.04(u) of the Puerto Rico Tax Code limits the use of NOLs if a company experiences an “ownership change.” An “ownership change” will occur if there is an increase in our ownership by “5-percent shareholders” (as defined in the Puerto Rico Tax Code) that exceeds 50 percentage points over a three-year period. Transactions occurring prior to 2011 will not be considered for the purpose of determining whether an “ownership change” has occurred even if such transactions are within the three-year period. Purchasers of shares from current “5-percent shareholders” or in a single public offering could be aggregated and treated as a “5-percent shareholder” even though none of the purchasers individually owns 5% or more of our Common Stock. Because of the complexity of Section 1034.04(u) of the Puerto Rico Tax Code and the limited knowledge any public company has about the ownership of its publicly-traded stock, it is difficult to conclude with certainty at any given point in time whether an “ownership change” has occurred. Because of its size, we expect that the sale of Shares in this offering will not result in an “ownership change.” However, an “ownership change” could occur in the future depending upon the amount of future sales of shares, including sales by our current stockholders, and, in particular, THL, Oaktree and Wellington, which own as of August 7, 2013, in the aggregate, approximately 59% of our outstanding shares of Common Stock, based on publicly disclosed information. We assume that sales of

Common Stock by Treasury will not affect the “ownership change” analysis. This is because we believe that the Puerto Rico taxing authorities will follow guidance issued by the U.S. government to the effect that sales of stock received by Treasury under the Troubled Asset Relief Program (“TARP”) will not affect the “change of ownership” test included in an analogous provision of the U.S. Internal Revenue Code. Although we are considering various actions to limit acquisitions of our Common Stock in amounts that exceed 5%, no assurance can be given that any such actions will be effective. If we do experience an “ownership change,” we will generally be subject to an annual limitation on the use of NOLs generated prior to the change. The annual limitation amount is equal to the equity value of FirstBank immediately before the ownership change multiplied by the statutorily prescribed interest rate. Our future results of operations could be materially and adversely affected by the need to recognize income taxes if this were to occur.

Downgrades in our credit ratings could further increase the cost of borrowing funds.

The Corporation’s ability to access new non-deposit sources of funding could be adversely affected by downgrades in our credit ratings. The Corporation’s liquidity is to a certain extent contingent upon its ability to obtain external sources of funding to finance its operations. The Corporation’s current credit ratings and any downgrades in such credit ratings can hinder the Corporation’s access to external funding and/or cause external funding to be more expensive, which could in turn adversely affect results of operations. Also, changes in credit ratings may further affect the fair value of certain unsecured derivatives that consider the Corporation’s own credit risk as part of the valuation.

Defective and repurchased loans may harm our business and financial condition.

In connection with the sale and securitization of loans, we are required to make a variety of customary representations and warranties regarding the Corporation on the loans sold or securitized. Our obligations with respect to these representations and warranties are generally outstanding for the life of the loan, and they relate to, among other things:

•	compliance with laws and regulations;

•	underwriting standards;

•	the accuracy of information in the loan documents and loan file; and

•	the characteristics and enforceability of the loan.

A loan that does not comply with these representations and warranties may take longer to sell, may impact our ability to obtain third-party financing for the loan, and may not be saleable or may be saleable only at a significant discount. If such a loan is sold before we detect non-compliance, we may be obligated to repurchase the loan and bear any associated loss directly, or we may be obligated to indemnify the purchaser against any loss, either of which could reduce our cash available for operations and liquidity. Management believes that it has established controls to ensure that loans are originated in accordance with the secondary market’s requirements, but mistakes may be made. We seek to minimize repurchases and losses from defective loans by correcting defects, if possible, and selling or re-selling such loans. Until now, losses incurred for repurchases of loans have been insignificant, but losses incurred from repurchases of loans in the future may have a material impact on our consolidated results of operations or financial condition.

Our controls and procedures may fail or be circumvented, our risk management policies and procedures may be inadequate and operational risk could adversely affect our consolidated results of operations.

We may fail to identify and manage risks related to a variety of aspects of our business, including, but not limited to, operational risk, interest-rate risk, trading risk, fiduciary risk, legal and compliance risk, liquidity risk and credit risk. We have adopted and periodically improved various controls, procedures, policies and systems to monitor and manage risk. Any improvements to our controls, procedures, policies and systems, however, may not be adequate to identify and manage the risks in our various businesses. If our risk framework is ineffective, either because it fails to keep pace with changes in the financial markets or our businesses or for other reasons, we could incur losses or suffer reputational damage or find ourselves out of compliance with applicable regulatory mandates or expectations.

We may also be subject to disruptions from external events that are wholly or partially beyond our control, which could cause delays or disruptions to operational functions, including information processing and financial market settlement functions. In addition, our customers, vendors and counterparties could suffer from such events. Should these events affect us, or the customers, vendors or counterparties with which we conduct business, our consolidated results of operations could be negatively affected. When we record balance sheet reserves for probable loss contingencies related to operational losses, we may be unable to accurately estimate our potential exposure, and any reserves we establish to cover operational losses may not be sufficient to cover our actual financial exposure, which may have a material impact on our consolidated results of operations or financial condition for the periods in which we recognize the losses.

Cyber-attacks, system risks and data protection breaches could present significant reputational, legal and regulatory costs.

We are under continuous threat of cyber-attacks, especially as we continue to expand customer services via the internet and other remote service channels. Two of the most significant cyber attack risks that we face are e-fraud and computer intrusion. Loss from e-fraud occurs when cybercriminals breach and extract funds from customer bank accounts. Computer intrusion attempts might result in the breach of sensitive customer data, such as account numbers and social security numbers, and could present significant reputational, legal and/or regulatory costs to us if successful. Our risk and exposure to these matters remain heightened because of the evolving nature and complexity of the threats from organized cybercriminals and hackers, and our plans to continue to provide electronic banking services to our customers.

As cyber threats continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. Disruptions or failures in the physical infrastructure or operating systems that support our businesses and customers, or cyber attacks or security breaches of the networks, systems or devices that our customers use to access our products and services, could result in customer attrition, regulatory fines, penalties or intervention, reputational damage, reimbursement or other compensation costs and/or additional compliance costs, any of which could materially adversely affect our business, results of operations or financial condition.

If personal, non-public, confidential or proprietary information of our customers in our possession were to be mishandled or misused, we could suffer significant regulatory consequences, reputational damage and financial loss. Such mishandling or misuse could include, for example, if such information were erroneously provided to parties who are not permitted to have the information, either by fault of our systems, employees, or counterparties, or where such information is intercepted or otherwise inappropriately taken by third parties.

We rely on other companies to perform key aspects of our business infrastructure.

Third parties perform key aspects of our business operations such as data processing, information security, recording and monitoring transactions, online banking interfaces and services, internet connections and network access and the servicing of the credit card portfolio. While we have selected these third party vendors carefully, we do not control their actions. Any operational breakdown or failure on the part of these third parties, including those resulting from disruptions in communication services provided by a vendor, failure of a vendor to handle current or higher volumes, failure of a vendor to provide services for any reason or poor performance of services, or failure of a vendor to notify us of a reportable event, could adversely affect our ability to deliver products and services to our customers and otherwise conduct our business. Financial or operational difficulties of a third party vendor could also hurt our operations if those difficulties interfere with the vendor’s ability to serve us. Replacing these third party vendors could also create significant delay and expense. Accordingly, use of such third parties creates an unavoidable inherent risk to our business operations.

Hurricanes and other weather-related events could cause a disruption in our operations or other consequences that could have an adverse impact on our results of operations.

A significant portion of our operations is located in a region susceptible to hurricanes. Such weather events can cause disruption to our operations and could have a material adverse effect on our overall results of operations. We maintain hurricane insurance, including coverage for lost profits and extra expense; however, there is no insurance against the disruption to the markets that we serve that a catastrophic hurricane could produce. Further, a hurricane in any of our market areas could adversely impact the ability of borrowers to timely repay their loans and may adversely impact the value of any collateral held by us. The severity and impact of future hurricanes and other weather-related events are difficult to predict and may be exacerbated by global climate change. The effects of future hurricanes and other weather-related events could have an adverse effect on our business, financial condition or results of operations.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled people we need to support our business.

Our success depends, in large part, on our ability to attract and retain key people. Competition for the best people in most activities in which we engage can be intense, and we may not be able to hire people or retain them, particularly in light of uncertainty concerning evolving compensation restrictions applicable to banks but not applicable to other financial services firms. The unexpected loss of services of one or more of our key personnel could adversely affect our business because of the loss of their skills, knowledge of our markets and years of industry experience and, in some cases, because of the difficulty of promptly finding qualified replacement employees. Similarly, the loss of key employees, either individually or as a group, could result in a loss of customer confidence in our ability to execute banking transactions on their behalf.

Further increases in the FDIC deposit insurance premium or in FDIC required reserves may have a significant financial impact on us.

The FDIC insures deposits at FDIC-insured depository institutions up to certain limits. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund (the “DIF”). Economic conditions during the last few years have resulted in higher bank failures. In the event of a bank failure, the FDIC takes control of a failed bank and ensures payment of deposits up to insured limits using the resources of the DIF. The FDIC is required by law to maintain adequate funding of the DIF, and the FDIC may increase premium assessments to maintain such funding.

The Dodd-Frank Act, signed into law on July 21, 2010, requires the FDIC to increase the DIF’s reserves against future losses, which will require institutions with assets greater than $10 billion to bear an increased responsibility for funding the prescribed reserve to support the DIF. Since then, the FDIC addressed plans to bolster the DIF by increasing the required reserve ratio for the industry to 1.35 percent (ratio of reserves to insured deposits) by September 30, 2020, as required by the Dodd-Frank Act. The FDIC has also adopted a final rule raising its industry target ratio of reserves to insured deposits to 2 percent, 65 basis points above the statutory minimum, but the FDIC does not project that goal to be met for several years.

In February 2011, the FDIC issued a final rule that amended its deposit insurance assessment regulations. The rule implements a provision in the Dodd-Frank Act that changes the assessment base for deposit insurance premiums from one based on domestic deposits to one based on average consolidated total assets minus average Tier 1 capital. The rule also changed the assessment rate schedules for insured depository institutions so that approximately the same amount of revenue would be collected under the new assessment base as would be collected under the previous rate schedule and the schedules previously proposed by the FDIC. The rule also revised the risk-based assessment system for all large insured depository institutions (generally, institutions with at least $10 billion in total assets, such as FirstBank). Under the rule, the FDIC uses a scorecard method to calculate assessment rates for all such institutions.

The FDIC may further increase FirstBank’s premiums or impose additional assessments or prepayment requirements in the future. The Dodd-Frank Act has removed the statutory cap for the reserve ratio, leaving the FDIC free to set this cap going forward.

Implementation of new regulations may result in regulatory actions and penalties.

The banking regulators may adopt new regulations that are complex and require development of internal work plans in order to implement the regulations. Although we develop work plans to implement regulations, any delay in our implementation of such work plans or mistakes in complying fully with those regulations could result in regulatory actions and penalties. Such risks may arise in connection with regulations intended to protect consumers, such as regulations related to residential mortgage products and other retail products.

Losses in the value of investments in entities that we do not control could have an adverse effect on our financial condition or results of operations.

We have investments in entities that we do not control, including a 35% subordinated ownership interest in CPG/GS PR NPL, LLC (“CPG/GS”), organized under the laws of the Commonwealth of Puerto Rico, which is majority owned by PRLP Ventures LLC (“PRLP”), a company created by Goldman Sachs and Co. and Caribbean Property Group. CPG/GS is seeking to maximize the recovery of its investment in loans that it acquired from FirstBank. Our 35% interest in CPG/GS is subordinated to the interest of the majority investor in CPG/GS, which is entitled to recover its investment and receive a priority 12% return on its invested capital. Our equity interest of $19.1 million is also subordinated to the aggregate amount of our loans to CPG/GS in the amount of $72.1 million as of June 30, 2013. Therefore, we will not receive any return on our $19.1 million investment until PRLP receives an aggregate amount equivalent to its initial investment and a priority return of at least 12%, resulting in FirstBank’s interest in CPG/GS being subordinated to PRLP’s interest.

Our interests in CPG/GS and other entities that we do not control preclude us from exercising control over the business strategy or other operational aspects of these entities. Our investment in CPG/GS is considered significant under Rule 3-09 of Regulation S-X requiring the inclusion of summarized income statement information in our quarterly financial statements filed with the SEC in 2013. We cannot provide assurance that these entities will operate in a manner that will increase the value of our investments, that our proportionate share of income or losses from these entities will continue at the current level in the future or that we will not incur losses from the holding of such investments. Losses in the values of such investments could adversely affect our results of operations. In addition, we cannot provide assurance of compliance with the timely filing of summarized income statement information in our quarterly financial statements filed with the SEC.

We may not be able to recover all assets pledged to Lehman Brothers Special Financing, Inc.

Lehman Brothers Special Financing, Inc. (“Lehman”) was the counterparty to us on certain interest rate swap agreements. During the third quarter of 2008, Lehman failed to pay the scheduled net cash settlement due to the Corporation, which constituted an event of default under those interest rate swap agreements. We terminated all interest rate swaps with Lehman and replaced them with other counterparties under similar terms and conditions. In connection with the unpaid net cash settlement under the swap agreements, we have an unsecured counterparty exposure with Lehman, which filed for bankruptcy on October 3, 2008, of approximately $1.4 million. This exposure was reserved in the third quarter of 2008. We had pledged collateral with a $63.6 million face value to guarantee its performance under the swap agreements in the event payment thereunder was required.

We believe that the securities pledged as collateral should not be part of the Lehman bankruptcy estate given the fact that the posted collateral constituted a performance guarantee under the swap agreements and was not part of a financing agreement, and that ownership of the securities was never transferred to Lehman. Upon termination of the interest rate swap agreements, Lehman’s obligation was to return the collateral to us. During the fourth quarter of 2009, we discovered that Lehman Brothers, Inc., acting as agent of Lehman, had deposited the securities in a custodial account at JP Morgan Chase, and that, shortly before the filing of the Lehman bankruptcy proceedings, it had provided instructions to have most of the securities transferred to Barclays Capital (“Barclays”) in New York. After Barclays’s refusal to turn over the securities, we filed a lawsuit against Barclays in federal court in New York demanding the return of the securities in December 2009. During February 2010,

Barclays filed a motion with the court requesting that our claim be dismissed on the grounds that the allegations of the complaint are not sufficient to justify the granting of the remedies therein sought. Shortly thereafter, we filed our opposition motion. A hearing on the motions was held in court on April 28, 2010. The court, on that date, after hearing the arguments by both sides, concluded that our equitable-based causes of action, upon which the return of the investment securities is being demanded, contain allegations that sufficiently plead facts warranting the denial of Barclays’ motion to dismiss the Corporation’s claim. Accordingly, the judge ordered the case to proceed to trial.

Subsequent to the court decision, the district court judge transferred the case to the Lehman Bankruptcy court for trial. On May 10, 2013, the Bankruptcy Court issued a decision denying the Bank’s Motion for Summary Judgment and granting the Motion for Summary Judgment of Barclay’s. The Bank has filed a notice of appeal of that decision, which appeal is now pending. We may not succeed in our litigation against Barclays to recover all or a substantial portion of the securities.

Barclays has filed a motion in the Bankruptcy Court in an effort to impose sanctions on the Bank for seeking the relief sought in the litigation, and the Bank has opposed that motion. Briefing on the sanctions motion is complete, and the parties are awaiting oral arguments and a decision.

Because of the Bankruptcy Court’s May 10, 2013 decision, we have determined that it is probable that the asset has been impaired and recognized in the second quarter of 2013 a non-cash charge of $66.6 million associated with the write-off of the carrying value of the pledged securities and related accrued interest. We do not anticipate that this impairment charge will result in future cash expenditures by us other than additional costs relating to the appeal of the Bankruptcy Court’s decision.

Additionally, the Corporation continues to pursue its claim filed in January 2009 in the proceedings under the Securities Protection Act with regard to Lehman Brothers Incorporated in the United States Bankruptcy Court for the Southern District of New York.

Our businesses may be adversely affected by litigation.

From time to time, our customers, or the government on their behalf, may make claims and take legal action relating to our performance of fiduciary or contractual responsibilities. We may also face employment lawsuits or other legal claims. In any such claims or actions, demands for substantial monetary damages may be asserted against us resulting in financial liability or an adverse effect on our reputation among investors or on customer demand for our products and services. We may be unable to accurately estimate our exposure to litigation risk when we record balance sheet reserves for probable loss contingencies. As a result, any reserves we establish to cover any settlements or judgments may not be sufficient to cover our actual financial exposure, which may have a material impact on our consolidated results of operations or financial condition.

In the ordinary course of our business, we are also subject to various regulatory, governmental and law enforcement inquiries, investigations and subpoenas. These may be directed generally to participants in the businesses in which we are involved or may be specifically directed at us. In regulatory enforcement matters, claims for disgorgement, the imposition of penalties and the imposition of other remedial sanctions are possible.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

The resolution of legal actions or regulatory matters, if unfavorable, could have a material adverse effect on our consolidated results of operations for the quarter in which such actions or matters are resolved or a reserve is established.

Our businesses may be negatively affected by adverse publicity or other reputational harm.

Our relationships with many of our customers are predicated upon our reputation as a fiduciary and a service provider that adheres to the highest standards of ethics, service quality and regulatory compliance. Adverse publicity, regulatory actions, like the Regulatory Agreements, litigation, operational failures, the failure to meet customer expectations and other issues with respect to one or more of our businesses could materially and adversely affect our reputation, or our ability to attract and retain customers or obtain sources of funding for the same or other businesses. Preserving and enhancing our reputation also depends on maintaining systems and procedures that address known risks and regulatory requirements, as well as our ability to identify and mitigate additional risks that arise due to changes in our businesses, the market places in which we operate, the regulatory environment and customer expectations. If any of these developments has a material adverse effect on our reputation, our business will suffer.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect our financial statements.

Our financial statements are subject to the application of U.S. Generally Accepted Accounting Principles (“GAAP”), which are periodically revised and expanded. Accordingly, from time to time, we are required to adopt new or revised accounting standards issued by the Financial Accounting Standards Board. Market conditions have prompted accounting standard setters to promulgate new requirements that further interpret or seek to revise accounting pronouncements related to financial instruments, structures or transactions as well as to revise standards to expand disclosures. The impact of accounting pronouncements that have been issued but not yet implemented is disclosed in footnotes to our financial statements, which are incorporated herein by reference. An assessment of proposed standards is not provided as such proposals are subject to change through the exposure process and, therefore, the effects on our financial statements cannot be meaningfully assessed. It is possible that future accounting standards that we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our financial condition and results of operations.

Any impairment of our goodwill or amortizable intangible assets may adversely affect our operating results.

If our goodwill or amortizable intangible assets become impaired, we may be required to record a significant charge to earnings. Under GAAP, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.

Goodwill is tested for impairment at least annually. Factors that may be considered a change in circumstances, indicating that the carrying value of the goodwill or amortizable intangible assets may not be recoverable, include reduced future cash flow estimates and slower growth rates in the industry.

The goodwill impairment evaluation process requires us to make estimates and assumptions with regards to the fair value of our reporting units. Actual values may differ significantly from these estimates. Such differences could result in future impairment of goodwill that would, in turn, negatively impact our results of operations and the reporting unit where the goodwill is recorded. If we are required to record a charge to earnings in our consolidated financial statements because an impairment of the goodwill or amortizable intangible assets is determined, our results of operations could be adversely affected.

Our judgment regarding accounting policies and the resolution of tax disputes may impact our earnings and cash flow.

Significant judgment is required in determining our effective tax rate and in evaluating our tax positions. We provide for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement criteria prescribed by applicable GAAP.

Fluctuations in federal, state, local and foreign taxes or a change to uncertain tax positions, including related interest and penalties, may impact our effective tax rate. When particular tax matters arise, a number of years may elapse before such matters are audited and finally resolved. In addition, tax positions may be challenged by the U.S. Internal Revenue Service (“IRS”) and the tax authorities in the jurisdictions in which we operate and we may estimate and provide for potential liabilities that may arise out of tax audits to the extent that uncertain tax positions fail to meet the recognition standard under applicable GAAP. Unfavorable resolution of any tax matter could increase the effective tax rate and could result in a material increase in our tax expense. Resolution of a tax issue may require the use of cash in the year of resolution. With respect to FirstBank, the years 2007 through 2009 have been examined by the IRS and disputed issues have been taken to administrative appeals. Although the timing of the resolution and/or closure of audits is highly uncertain, we believe it is reasonably possible that the IRS will conclude the audit of years 2007 through 2009 within the next twelve months. If any issues addressed in this audit are resolved in a manner not consistent with our expectations, we could be required to adjust our provision for income taxes in the period in which such resolution occurs. We currently cannot reasonably estimate a range of possible changes to existing reserves.

We must respond to rapid technological changes, and these changes may be more difficult or expensive than anticipated.

If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing product and service offerings, technology and systems may become obsolete. Further, if we fail to adopt or develop new technologies or to adapt our products and services to emerging industry standards, we may lose current and future customers, which could have a material adverse effect on our business, financial condition and results of operations. The financial services industry is changing rapidly. In order to remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies. These changes may be more difficult or expensive than we anticipate.

Risks Relating to the Business Environment and our Industry

Difficult market conditions have affected the financial industry and may adversely affect us in the future.

Given that most of our business is in Puerto Rico and the United States and given the degree of interrelation between Puerto Rico’s economy and that of the United States, we are exposed to downturns in the U.S. economy. Continued high levels of unemployment and underemployment in the United States and depressed real estate valuations have negatively impacted the credit performance of mortgage loans, credit default swaps and other derivatives, and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial banks and investment banks. These write-downs have caused many financial institutions to seek additional capital from private and government entities, merge with larger and stronger financial institutions and, in some cases, fail.

A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and other financial institutions. In particular, we may face the following risks in connection with these events:

•	Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage, and underwrite the loans become less predictive of future behaviors.

•

The models used to estimate losses inherent in the credit exposure require difficult, subjective, and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of the borrowers to repay their loans, which may no longer be capable of accurate estimation and which may, in turn, impact the reliability of the models.

•

Our ability to borrow from other financial institutions or to engage in sales of mortgage loans to third parties (including mortgage loan securitization transactions with government-sponsored entities and repurchase agreements) on favorable terms, or at all, could be adversely affected by further disruptions in the capital markets or other events, including deteriorating investor expectations.

•	Competitive dynamics in the industry could change as a result of consolidation of financial services companies in connection with current market conditions.

•	We may be unable to comply with the Regulatory Agreements, which could result in further regulatory enforcement actions.

•	We expect to face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

•	There may be downward pressure on our stock price.

•	There may be further deterioration of values in properties held as collateral in loans or other real estate owned properties, which could result in further losses.

If current levels of market disruption and volatility continue or worsen, our ability to access capital and our business, financial condition and results of operations may be materially and adversely affected.

Continuation of the economic slowdown and decline in the real estate market in the U.S. mainland and in Puerto Rico could continue to harm our results of operations.

The residential mortgage loan origination business has historically been cyclical, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. The market for residential mortgage loan originations has declined over the past few years and this trend may continue to reduce the level of mortgage loans we produce in the future and adversely affect our business. During periods of rising interest rates, the refinancing of many mortgage products tends to decrease as the economic incentives for borrowers to refinance their existing mortgage loans are reduced. In addition, the residential mortgage loan origination business is impacted by home values. Over the past few years, residential real estate values in many areas of the U.S. and Puerto Rico have decreased significantly, which led to higher losses across the industry, adversely impacting our mortgage business.

The actual rates of delinquencies, foreclosures and losses on loans have been higher during the economic slowdown. Rising unemployment, lower interest rates and declines in housing prices have had a negative effect on the ability of borrowers to repay their mortgage loans. Any sustained period of increased delinquencies, foreclosures or losses could continue to harm our ability to sell loans, the prices we receive for loans, the values of mortgage loans held for sale or residual interests in securitizations, which could continue to harm our financial condition and results of operations. In addition, any additional material decline in real estate values would further weaken the collateral loan-to-value ratios and increase the possibility of loss if a borrower defaults. In such event, we will be subject to the risk of loss on such real estate arising from borrower defaults to the extent not covered by third-party credit enhancement.

Our credit quality may be adversely affected by Puerto Rico’s current economic condition.

A significant portion of our financial activities and credit exposure is concentrated in the Commonwealth of Puerto Rico, which has been in a recession since March 2006. For fiscal years 2007, 2008, 2009, 2010 and 2011, Puerto Rico’s real gross national product decreased by 1.2%, 2.9%, 3.8%, 3.4% and 1.6%, respectively. According to the latest information issued by the Puerto Rico Planning Board in April 2013, real gross national product for fiscal year 2012 increased by only 0.1%.

The decline in Puerto Rico’s economy since 2006 has resulted in, among other things, a downturn in our loan originations, an increase in the level of our non-performing assets, loan loss provisions and charge-offs, an increase in the rate of foreclosure loss on mortgage loans, and a reduction in the value of our loan portfolio, all of which have adversely affected our profitability. The continuation of the economic slowdown would cause those adverse effects to continue impacting our profitability.

The government of the Commonwealth of Puerto Rico currently has a fiscal deficit. The government has been addressing the fiscal deficit by implementing a multi-year budget plan for reducing the deficit and has accessed the municipal bond market. Its credit ratings depend, in part, on achieving a balanced budget.

Moody’s Investors Service (“Moody’s”) announced a downgrade on July 18, 2012 with respect to the Puerto Rico Sales Tax Financing Corporation’s outstanding senior sales tax revenue bonds and outstanding subordinate tax revenue bonds, which were downgraded to Aa3 from Aa2 and A3 from A1, respectively. The downgrade responds to Moody’s concern regarding the escalating debt service and a lack of adequate sales tax revenue growth, which could ultimately lead to a decrease in coverage.

On December 13, 2012, Moody’s downgraded the general obligation rating of the Commonwealth of Puerto Rico to Baa3 from Baa1 with a negative outlook. Moody’s based its decision on the fact that economic growth prospects in Puerto Rico remain weak after six years of recession and could be further dampened by Puerto Rico’s efforts to control spending and reform its retirement system, debt levels are very high and continue to grow, financial performance has been weak and there is no clear timetable for pension reform.

On February 21, 2013, Fitch Ratings placed Puerto Rico’s BBB+ debt rating on Rating Watch Negative. Fitch also put on negative watch the Puerto Rico Building Authority government facilities revenue bonds guaranteed by the Commonwealth; the Puerto Rico Aqueduct and Sewer Authority Commonwealth guaranty revenue bonds; and Employees Retirement System of the Commonwealth of Puerto Rico pension funding bonds. The Rating Watch Negative reflects Fitch’s expectation of a significant increase in the Commonwealth’s estimated operating imbalance for the current and coming fiscal years, based on reported revenue results through the first half of the current fiscal year and public statements by the new administration.

On March 13, 2013, Standard and Poor’s (S&P) downgraded its general obligation rating of the Commonwealth of Puerto Rico to BBB-, one step from junk status, with a negative outlook. S&P based the decision on the result of an estimated fiscal 2013 budget gap, which S&P views as significantly larger than originally budgeted, and S&P concerns that the shortfalls against budget in fiscal 2013 will make it difficult for the Commonwealth to achieve structural balance in the next two years.

On April 25, 2013, the Governor of Puerto Rico submitted the Fiscal Year 2013-2014 budget to the Legislature (the “Budget”). The Budget contemplates the elimination of some exemptions and expansion of the tax base for the Sales and Use Tax. In addition, Puerto Rico Act 154 of 2010 (“Act 154”) was amended to increase and reinstate the tax rate to 4% as it was in the first year after enactment of Act 154. In summary, estimated expense budget is $10.345 billion, up 14% from the fiscal year 2013 budget and up 12% as compared with the fiscal year 2012 budget. General Fund revenues are projected to be $9.770 billion, or 12% over fiscal 2013 budget, with the shortfall being made up with debt service restructurings and other sources. Net revenues for fiscal year 2013 are expected to be $7.785 billion, below projections of $8.750 billion, as a result of the Commonwealth’s recent revision of its forecast for economic growth for fiscal year 2013 from 1.1% to -0.4%.

The failure of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by failures of other financial institutions and the actions and commercial soundness of other financial institutions. Financial institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to different industries and counterparties and routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, investment companies and other institutional clients. In certain of these transactions, we are required to post collateral to secure the obligations to the counterparties. In the event of a bankruptcy or insolvency proceeding involving one of such counterparties, we may experience delays in recovering the assets posted as collateral or we may incur a loss to the extent that the counterparty was holding collateral in excess of the obligation to such counterparty. Our need to recognize a loss as a result of the recent Bankruptcy Court decision in our case relating to the investment securities posted as collateral for a Lehman interest rate swap agreement illustrates these risks.

In addition, many of these transactions expose us to credit risk in the event of a default by our counterparty or client. In addition, the credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. Any losses resulting from our routine funding transactions may materially and adversely affect our financial condition and results of operations.

Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations.

We are subject to extensive regulation by multiple regulatory bodies. These regulations may affect the manner and terms of delivery of our services. If we do not comply with governmental regulations, we may be subject to fines, penalties, lawsuits or material restrictions on our businesses in the jurisdiction where the violation occurred, which may adversely affect our business operations. Changes in these regulations can significantly affect the services that we are asked to provide as well as our costs of compliance with such regulations. In addition, adverse publicity and damage to our reputation arising from the failure or perceived failure to comply with legal, regulatory or contractual requirements could affect our ability to attract and retain customers.

The financial crisis of 2008 resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. The U.S. government intervened on an unprecedented scale, responding by temporarily enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances and increasing insurance on bank deposits.

These programs have subjected financial institutions, particularly those participating in the TARP, to additional restrictions, oversight and costs. In addition, new proposals for legislation are periodically introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry, impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including in the areas of interest rates, financial product offerings and disclosures, and have an effect on bankruptcy proceedings with respect to consumer residential real estate mortgages, among other things. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied.

In recent years, regulatory oversight and enforcement have increased substantially, imposing additional costs and increasing the potential risks associated with our operations. If these regulatory trends continue, they could adversely affect our business and, in turn, our consolidated results of operations.

Compliance with stress testing requirements may be challenging.

We are currently subject to final supervisory guidance for stress testing practices issued by the federal banking agencies in May 2012. This guidance outlines general principles for a satisfactory stress testing framework and describes various stress testing approaches and how stress testing should be used at various levels within an organization. We are also subject to two new stress testing rules that implement provisions of the Dodd-Frank Act (the “DFA Stress Tests”), one issued by the Federal Reserve Board that applies to First BanCorp. on a consolidated basis and one issued by the FDIC that applies to the Bank. These DFA Stress Tests are designed to require banking organizations to assess the potential impact of different scenarios on their earnings, losses and capital over a set time period, with consideration given to certain relevant factors, including the organization’s condition, risks, exposures, strategies, and activities. These DFA Stress Tests require banking organizations with total consolidated assets of more than $10 billion but less than $50 billion, like the Corporation and the Bank, to conduct annual company-run stress tests using certain scenarios that the Federal Reserve Board will publish by November 15 of each year, report the results to their primary federal regulator and the Federal Reserve Board, and publish a summary of the results. On July 30, 2013, the federal banking agencies published for comment additional guidance describing their supervisory expectations for the DFA Stress Tests to be conducted by financial institutions, like First BanCorp. and the Bank. The proposed guidance provides flexibility to accommodate different approaches by different institutions in the $10 billion to $50 billion asset range, and provides examples of practices that would be consistent with supervisory expectations.

Under the DFA Stress Tests, we are required to conduct our first stress tests using financial statement data as of September 30, 2013, and to report the results to the Federal Reserve Board and the FDIC by March 31, 2014. In addition, we are required to begin publicly disclosing our stress test results in 2015 with respect to the stress test conducted in the fall of 2014. Such public disclosure of stress test results could result in reputational harm if our results are worse than those of our competitors. Furthermore, given that we will be subject to three different stress testing requirements and compliance with such requirements will be complicated, if we fail to fully comply, we may be subject to regulatory action.

Financial services legislation and regulatory reforms may have a significant impact on our business and results of operations and on our credit ratings.

We face increased regulation and regulatory scrutiny as a result of our participation in the TARP. Treasury acquired the shares of Common Stock that it is offering pursuant to this prospectus from us in October 2011 in exchange for shares of preferred stock that it owned because of our issuance of preferred stock to Treasury in January 2009 pursuant to the TARP. In July 2010, we issued to Treasury the Warrant, which amends, restates and replaces the original warrant that we issued to Treasury in January 2009 under the TARP. Our participation in the TARP also imposes limitations on the payments we may make to our senior leaders.

The Dodd-Frank Act significantly changed the regulation of financial institutions and the financial services industry. The Dodd-Frank Act includes, and the regulations developed and to be developed thereunder include or will include, provisions affecting large and small financial institutions alike.

The Dodd-Frank Act, among other things, imposes capital requirements on bank holding companies; changes the base for FDIC insurance assessments to a bank’s average consolidated total assets minus average tangible equity, rather than upon its deposit base, and permanently raises the current standard deposit insurance limit to $250,000; and expands the FDIC’s authority to raise insurance premiums. The legislation also calls for the FDIC to raise the ratio of reserves to deposits from 1.15% to 1.35% for deposit insurance purposes by September 30, 2020 and to “offset the effect” of increased assessments on insured depository institutions with assets of less than $10 billion.

The Dodd-Frank Act also limits interchange fees payable on debit card transactions, established the Consumer Financial Protection Bureau (the “CFPB”) as an independent entity within the Federal Reserve Board and contains provisions on mortgage-related matters such as steering incentives, determinations as to a borrower’s ability to repay and prepayment penalties. The CFPB has broad rulemaking, supervisory and enforcement authority over FirstBank and its affiliates with respect to consumer financial products and services, including deposit products, residential mortgages, home-equity loans and credit cards they offer.

In July 2011, the CFPB advised us and other banks deemed to be “large banks” under the Dodd-Frank Act as to the agency’s approach to supervision and examination, which began on July 21, 2011. The CFPB supervision and examination approach is guided toward protecting consumers and compliance with federal consumer financial protection laws.

On January 10, 2013, the CFPB issued a final rule which, among other things, sets forth criteria for defining a “qualified mortgage” for purposes of the Truth in Lending Act, as amended by the Dodd-Frank Act, and outlines certain minimum requirements for mortgage lenders to determine whether a consumer has the ability to repay the mortgage. This rule also affords safe harbor legal protections for lenders making qualified loans that are not “higher priced.” It is unclear how this rule, or this rule together with an anticipated final rule to be issued jointly by other regulators defining “qualified residential mortgage” and setting credit risk retention standards for loans that are to be packaged and sold as securities, will affect the mortgage lending market by potentially curbing competition, increasing costs or tightening credit availability.

On January 17, 2013, the CFPB issued final regulations containing new mortgage servicing rules that will take effect in January 2014 and be applicable to FirstBank. The announced goal of the CFPB is to bring greater consumer protection to the mortgage servicing market. These changes will affect notices to be given to consumers as to billing and payoff statements, delinquency, foreclosure alternatives, loss mitigation applications, interest rate adjustments and options for avoiding “force-placed” insurance. Servicers will be prohibited from processing foreclosures when a loan modification is pending, and must wait until a loan is more than 120 days delinquent before initiating a foreclosure action. The servicer must provide delinquent borrowers with direct and ongoing access to personnel, and provide prompt review of any loss mitigation application. Servicers must maintain accurate and accessible mortgage records for the life of a loan and until one year after the loan is paid off or transferred. Servicers will be required to establish servicing policies and procedures designed to achieve the objectives of the rules. These new standards are expected to add to the cost of conducting a mortgage servicing business.

The Dodd-Frank Act also includes provisions that affect corporate governance and executive compensation at all publicly-traded companies and allows financial institutions to pay interest on business checking accounts. The legislation also restricts proprietary trading, places restrictions on the owning or sponsoring of hedge and private equity funds, and regulates the derivatives activities of banks and their affiliates.

The Collins Amendment in the Dodd-Frank Act, among other things, requires the federal banking agencies to establish minimum leverage and risk-based capital requirements that will apply to both insured banks and their holding companies. The Collins Amendment requires the capital standards for insured banks to serve as a capital floor for all U.S. banking organizations.

The federal banking agencies issued a final rule in July 2013 to increase both the quantity and quality of capital held by banking organizations (“U.S. Basel III final rule”), including the Bank and the Corporation. The rule, with a mandatory compliance date of January 1, 2015 for the Bank and the Corporation, will implement in the United States the Basel III regulatory capital reforms agreed upon by the Basel Committee on Banking Supervision (“Basel Committee”) and certain changes required by the Dodd-Frank Act. Certain aspects of the rule, such as the new minimum capital ratios and the revised methodology for calculating risk-weighted assets, will become effective on January 1, 2015. Other aspects of the rule, such as the capital conservation buffer and the new regulatory deductions from and adjustments to capital, will be phased in over several years.

Consistent with the international Basel capital framework, the U.S. Basel III final rule includes a new minimum ratio of Common Equity Tier 1 capital to risk-weighted assets of 4.5 percent and a Common Equity Tier 1 capital conservation buffer of greater than 2.5 percent of risk-weighted assets that will apply to all U.S. banking organizations, including the Bank and the Corporation. Failure to maintain the capital conservation buffer would result in increasingly stringent restrictions on a banking organization’s ability to make capital distributions and pay discretionary bonuses to executive officers. The rule also increases the minimum ratio of Tier 1 capital to risk-weighted assets from 4 percent to 6 percent and imposes a minimum leverage ratio of 4 percent for all U.S. banking organizations. In addition, for the largest and most internationally active U.S. banking organizations, which do not include the Bank and the Corporation, the final rule includes a new minimum supplementary leverage ratio that takes into account certain off-balance sheet exposures.

The U.S. Basel III final rule focuses regulatory capital on Common Equity Tier 1 capital, the most loss-absorbing form of capital, and introduces stringent regulatory adjustments and deductions from capital as well as strict eligibility criteria for regulatory capital instruments. The final rule also revises the methodology for calculating risk-weighted assets to enhance risk-sensitivity with respect to certain types of assets and exposures. These changes to the calculation of risk-weighted assets will be effective on January 1, 2015 and likely will lead to an increase in our risk-weighted assets, which in some cases could be significant.

The U.S. Basel III final rule establishes more stringent eligibility criteria for regulatory capital instruments, which results in, among other things, trust preferred securities no longer qualifying as Tier 1 capital for bank holding companies such as the Corporation. Under the final rule, existing trust preferred securities issued by the

Corporation before May 19, 2010 will be phased out of Tier 1 capital by January 1, 2016, however, such instruments may generally remain in Tier 2 capital until they are redeemed or mature.

Based on our review of the U.S. Basel III final rule, we anticipate exceeding the new minimum capital ratios.

The federal banking agencies issued in June 2012 a final market risk capital rule that implements in the United States the Basel 2.5 capital framework agreed upon by the Basel Committee. The final rule, which went into effect on January 1, 2013, establishes new eligibility criteria for positions that receive market risk capital treatment, sets requirements for prudent valuations, robust stress testing and control, oversight and validation mechanisms for internal market risk capital models. The final market risk capital rule applies to a banking organization with aggregate trading assets and trading liabilities equal to 10% or more of quarter-end total assets, or aggregate trading assets and liabilities equal to $1 billion or more. Therefore, the rule does not apply to the Bank or the Corporation based on their current trading assets and liabilities.

The financial regulations described above, or any other aspects of current or proposed regulatory or legislative changes to laws applicable to the financial services industry, may impact the profitability of our business activities or change certain of our business practices, including the ability to offer new products, obtain financing, attract deposits, make loans, and achieve satisfactory interest spreads, and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations in order to comply, and could therefore also materially and adversely affect our business, financial condition, and results of operations. Many provisions of the Dodd-Frank Act are to be phased in over a period of time. The ultimate effect of the Dodd-Frank Act on the financial services industry in general, and us in particular, may be adverse.

The U.S. Congress has also adopted additional consumer protection laws such as the Credit Card Accountability Responsibility and Disclosure Act of 2009, and the Federal Reserve Board has adopted numerous new regulations addressing banks’ credit card, overdraft and mortgage lending practices. Additional consumer protection legislation and regulatory activity is anticipated in the near future.

On September 28, 2011, the Basel Committee announced plans to consider adjustments to the Basel III liquidity coverage ratio (“LCR”), which is scheduled to take effect on January 1, 2015. The LCR would require banks to maintain an adequate level of unencumbered high-quality liquid assets sufficient to meet liquidity needs for a 30 calendar day liquidity stress period. On January 6, 2013, the Basel Committee announced that the LCR would be phased-in beginning on January 1, 2015, when the minimum LCR requirement would be set at 60%, then increasing an additional 10% annually until fully implemented on January 1, 2019. The Basel Committee also announced that a broader pool of assets would count as high-quality liquid assets, the numerator of the LCR. It also announced important changes to the calculation of total net cash outflows, the denominator of the LCR. The federal banking agencies have indicated that they intend to issue a proposed rule to implement the Basel III LCR for large U.S. banking firms. At this time, it is unclear whether the federal banking agencies would apply to LCR to the Bank or the Corporation.

Monetary policies and regulations of the Federal Reserve Board could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve Board to implement these objectives are open market operations in U.S. government securities, adjustments of the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations may be adverse.

The imposition of additional taxes in Puerto Rico may further deteriorate the economy, impact our profitability and adversely impact the credit quality of our loan portfolios.

On June 30, 2013, the Government of Puerto Rico signed into law the Tax Burden Redistribution and Adjustment Act (“Act 40”), as one of the laws enacted to balance the budget for the general fund of the Government of Puerto Rico for fiscal year 2013-2014. Act 40 provides significant amendments to the Puerto Rico Internal Revenue Code of 2011, as amended (the “2011 PR Code”), and affects mainly, persons doing business in Puerto Rico. The main provisions of Act 40 that impact financial institutions include:

(i) A new national gross receipts tax that, in the case of financial institutions, is 1% of gross income, is not deductible for purposes of computing net taxable income and is not part of the alternative minimum tax (“AMT”). This provision is retroactive to January 1, 2013. As a result, an expense of $3.2 million was recorded in the second quarter of 2013 related to the national gross receipts tax to reflect six months of expenses. The impact of the gross national receipts tax corresponding to the first quarter of 2013 amounted to $1.7 million. This expense is included as part of “Taxes, other than income taxes” in the Consolidated Statements of (Loss) Income. Subject to certain limitations, a financial institution will be able to claim 0.5% of its gross income as a credit against its regular income tax or the AMT. A $1.6 million benefit related to this credit was recorded as a reduction to the provision for income taxes in the second quarter. Gross income of financial institutions for purposes of this determination was primarily composed of interest income and fees. The Corporation’s interpretation of what constitutes gross income of financial institutions for purposes of determination of the new national gross receipts tax is subject to any future clarification the Puerto Rico Department of Treasury might bring to this matter.

(ii) A decrease in the surtax deduction available to corporations to compute the additional surtax from $750,000 to $25,000 and a change in the surtax rate to rates that range from 5% to 19%, resulting in an increase in the maximum statutory tax rate from 30% to 39%. This provision is also retroactive to January 1, 2013. The effect on operating results in the second quarter of 2013 related to these changes was a net benefit of approximately $0.5 million, mainly due to the increase in the deferred tax asset of profitable subsidiaries. The deferred tax valuation allowance increased to $523.4 million as of June 30, 2013 from $384.4 million at the end of the previous quarter as a result of changes in tax rates and operating results for the second quarter.

(iii) A higher AMT rate (30% of the alternative minimum net income, as compared to 20% previously) and various parallel computations required to be made before determining whether an AMT liability exists. This change did not have an impact on the Corporation’s provision for income taxes recorded in the second quarter of 2013.

(iv) The Net Operating Loss (“NOL”) carryover period increased from 10 years to 12 years for losses incurred in taxable years that commenced after December 31, 2004 and ended before January 1, 2013. The carryover period for NOLs incurred during taxable years commencing after December 31, 2012 will be 10 years. The NOL deduction is now limited to 90% of taxable income for regular income tax purposes and 80% for AMT purposes.

Significant changes to the sales and use tax regime include adjustments to the business to business exclusion. The business to business exclusion applicable to services rendered from one registered business to another registered business remains in effect, except for certain services, which will be taxable including, among others, service charges imposed by financial institutions on other businesses (commercial clients), collection services, repairs and maintenance services of real and personal property, and computer programming including modifications to previously designed systems. The sales and use tax provisions were effective beginning on July 1, 2013.

Act 40 imposes various income tax provisions applicable to certain individual tax payers and non-financial institutions as well, including taxes on gross receipts and increases in statutory tax rates. The imposition of these taxes could adversely affect the Corporation’s profitability, and could affect the disposable income of borrowers causing increases in delinquencies and foreclosure rates.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock by the Selling Stockholders.

SELLING STOCKHOLDERS

The table below sets forth beneficial ownership information for the Selling Stockholders immediately prior to this offering and after giving effect to this offering. Except as described below, the Selling Stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. Currently, THL beneficially owns an aggregate of 50,684,485 shares of our Common Stock and Oaktree beneficially owns an aggregate of 50,684,485 shares of our Common Stock (which includes the Shares offered hereby) and have each designated one director to serve on our Board of Directors, and Treasury beneficially owns 34,227,696 shares of our Common Stock.

As noted in footnotes to the table below, two of the Selling Stockholders are affiliates of broker-dealers. Each Selling Stockholder that is an affiliate of a broker-dealer purchased the shares being registered for resale in the ordinary course of business and at the time of the purchase had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

The following is a description of key provisions of and actions taken pursuant to our investment agreements with THL and Oaktree, as amended:

•	In October 2011, we reimbursed THL and an affiliate of Oaktree Capital Management, L.P. $4 million each for expenses incurred in connection with the capital raise.

•

Each of THL and Oaktree has the right to designate a person to serve on our Board for as long as each of them owns at least 25% of the number of shares each acquired in connection with the capital raise. Consistent with our agreements with THL and Oaktree, we appointed Thomas M. Hagerty and Michael P. Harmon as directors in October 2011.

•

We agreed to use our best efforts to nominate two additional directors to the Board so that a majority of our directors will be either investor designees or independent directors with banking or related financial management expertise. In this regard, in October 2012, the Board elected Robert T. Gormley to serve as a director until the next annual meeting of stockholders.

•	THL and Oaktree have certain indemnification rights.

•

Each of THL and Oaktree may acquire additional shares of Common Stock in the following circumstances: (a) for as long as each of THL and Oaktree, as applicable, owns at least 25% of the number of shares of Common Stock that it acquired in connection with the capital raise, each such investor will have the right to acquire from us at such time as we sell (i) any Common Stock or securities that are convertible into or exchangeable for Common Stock, or include a Common Stock component, an amount of securities up to the amount of the new securities required to maintain its percentage Common Stock-equivalent interest in us at the same level as it was before the issuance of those securities and (ii) any Common Stock or securities that are convertible into or exchangeable for Common Stock, or include a Common Stock component, to any investor to which we sold Common Stock in the capital raise an amount of securities up to the amount of new securities equal to the aggregate amount of new securities that we offer to sell to such other investor or its affiliates for the same price and on the same terms as such other offer or sale to such other investor or its affiliates; and (b) for as long as each of THL and Oaktree, as applicable, owns in the aggregate at least as many shares of Common Stock as any other entity or group of affiliated entities, if we offer to sell to any entity or group of affiliated entities Common Stock or securities that are convertible into or exchangeable for Common Stock, or include a Common Stock component, that would cause that entity or group of affiliated entities to own more shares of Common Stock than THL or Oaktree, as applicable, we will offer to sell to each of THL and Oaktree, for the same price and on the same terms, a number of new securities such that THL or Oaktree, as applicable, will own an amount of shares of Common Stock, after giving effect to the conversion or exercise of such new securities into Common Stock, equal to the number of shares of Common Stock owned by such other entity or group of affiliated entities.

On January 16, 2009, the Corporation entered into a Letter Agreement with Treasury pursuant to which Treasury invested $400,000,000 in Series F Preferred Stock, of the Corporation and a warrant under the TARP. On July 20, 2010, the Corporation issued 424,174 shares of Series G Preferred Stock to Treasury in exchange for the Series F Preferred Stock it previously held. The Series G Preferred Stock was convertible into the Corporation’s Common Stock upon the satisfaction of certain conditions, including the completion of the capital raise. On October 7, 2011, simultaneous with the completion of the capital raise, the Corporation issued 32,941,797 shares of Common Stock to Treasury upon conversion of all of the Corporation’s outstanding Series G Preferred Stock.

	Beneficial Ownership Prior to the Offering		Number of Shares Registered	Number of Shares Being Offered	Beneficial Ownership After the Offering
Name of Selling Stockholder	Number of Shares(1)	Percent(2)	Number of Shares(1)	Number of Shares	Number of Shares(1)(3)	Percent (2)(3)
Thomas H. Lee (Alternative) Fund VI, L.P.(4)	27,873,153	13.47%	27,873,153	4,399,477	23,473,676	11.34%
Thomas H. Lee (Alternative) Parallel Fund VI, L.P.(4)	18,874,216	9.12%	18,874,216	2,979,092	15,895,124	7.68%
Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P.(4)	3,296,946	1.59%	3,296,946	520,387	2,776,559	1.34%
THL FBC Equity Investors, L.P.(4)	640,170	*	640,170	101,044	539,126	*
Oaktree Principal Fund V (Delaware), L.P.(5)	41,931,274	20.26%	41,931,274	6,618,400	35,312,874	17.06%
Oaktree FF Investment Fund AIF (Delaware), L.P.(5)	8,753,211	4.23%	8,753,211	1,381,600	7,371,611	3.56%
United States Department of the Treasury(6)	34,227,696	16.43%	34,227,696	12,000,000	22,227,696	10.67%

*	Less than 1 percent
(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any Common Stock over which such person has voting or investment power or of which such person has the right to acquire beneficial ownership within 60 days of August 6, 2013.
(2)	The percentage of shares beneficially owned is calculated based on the number of shares outstanding as of August 6, 2013, which was 206,991,155 shares. In computing the percentage of shares beneficially owned, any shares which the person has a right to acquire within 60 days after August 6, 2013 are deemed outstanding for the purpose of computing the percentage of Common Stock beneficially owned by that person but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.
(3)	If the underwriters exercise in full their option to purchase 4.2 million additional shares of Common Stock, Treasury will beneficially own 20,427,696 shares, 9.81% of our outstanding Common Stock, and each of THL and Oaktree will beneficially own 41,484,485 shares, 20.04% of our outstanding Common Stock.
(4)	Thomas H. Lee Advisors (Alternative) VI, Ltd. is the general partner of Thomas H. Lee Advisors (Alternative) VI, L.P., which is the general partner of each of: Thomas H. Lee (Alternative) Fund VI, L.P.; Thomas H. Lee (Alternative) Parallel Fund VI, L.P.; Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P.; and THL FBC Equity Investors, L.P. (collectively, the “THL Funds”). Voting and investment determinations with respect to the securities held by the THL Funds are made by a management committee consisting of Anthony J. DiNovi and Scott M. Sperling, and, as such, Messrs. DiNovi and Sperling may be deemed to share beneficial ownership of the securities held or controlled by the THL Funds. Thomas M. Hagerty, the Board representative for THL, may be deemed to share beneficial ownership of the securities held or controlled by the THL Funds. The THL Funds and Messrs. DiNovi, Sperling, and Hagerty, disclaim beneficial ownership of all shares reported herein except to the extent of their respective pecuniary interest therein.

(5)	Each of Oaktree Principal Fund V (Delaware), L.P. (the “PF V Fund”) and Oaktree FF Investment Fund AIF (Delaware), L.P. (the “AIF Fund”) has indicated that it is an affiliate of a broker-dealer. Each of the PF V Fund and the AIF Fund may be deemed to share voting and investment power with several other affiliated entities of Oaktree.
The PF V Fund may share voting and investment power with Oaktree Capital Group Holdings GP, LLC (“OCGH GP”), in its capacity as the manager of Oaktree Capital Group, LLC (“OCG”), OCG, in its capacity as managing member of Oaktree Holdings, LLC (“Oaktree Holdings”), Oaktree Holdings, in its capacity as managing member of OCM Holdings I, LLC (“Oaktree Holdings I”), Oaktree Holdings I, in its capacity as general partner of Oaktree Capital I, L.P. (“Oaktree Capital I”), Oaktree Capital I, in its capacity as general partner of Oaktree Fund GP I, L.P. (“Oaktree Fund GP I”), Oaktree Fund GP I, in its capacity as managing member of Oaktree Fund GP, LLC (“Oaktree Fund GP”), Oaktree Fund GP, in its capacity as general partner of the PF V Fund.
The AIF Fund may share voting and investment power with OCGH GP, in its capacity as the general partner of Oaktree Capital Group Holdings, L. P. (“OCGH LP”), OCGH LP in its capacity as the controlling shareholder of Oaktree AIF Holdings, Inc. (“Oaktree AIF Holdings”), Oaktree AIF Holdings, in its capacity as general partner of Oaktree AIF Investments, L.P. (“Oaktree AIF Investments”), Oaktree AIF Investments, in its capacity as general partner of Oaktree Fund GP III, L.P. (“Oaktree GP III”), Oaktree GP III, in its capacity as sole member of Oaktree Fund GP AIF, LLC (“Oaktree GP AIF”), Oaktree GP AIF, in its capacity as general partner of Oaktree Fund AIF Series, L.P. Series I (“Oaktree AIF” and, together with OCGH GP, OCGH LP, OCG, Oaktree Holdings, Oaktree Holdings I, Oaktree Capital I, Oaktree Fund GP I, Oaktree Fund GP, Oaktree AIF Holdings, Oaktree AIF Investments, Oaktree GP III and Oaktree GP AIF, collectively, the “Oaktree Entities”), and Oaktree AIF, in its capacity as general partner of the AIF Fund.
OCGH GP is managed by an executive committee, the members of which are Howard S. Marks, Bruce A. Karsh, John B. Frank, David M. Kirchheimer, Sheldon M. Stone, Larry W. Keele, Stephen A. Kaplan and Kevin L. Clayton (the “OCGH GP Members”). The OCGH GP Members make investment and voting decisions with respect to the shares reported herein. Michael P. Harmon, the Board representative for Oaktree, may be deemed to share voting and investment power with respect to the shares owned by the PF V Fund and the AIF Fund. Each Oaktree Entity, each OCGH GP Member, and Mr. Harmon disclaim beneficial ownership of all shares reported herein except to the extent of their respective pecuniary interest therein.
(6)	Includes 1,285,899 shares that may be acquired by Treasury upon the exercise of the Warrant, which it acquired from the Corporation on January 16, 2009 and which was amended and restated on July 20, 2010. Treasury has sole voting and investment power of all shares reported herein but may exercise voting power only in accordance with the terms of the Exchange Agreement.

The following description was provided by Treasury and is derived from the website of Treasury. Treasury is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under the Emergency Economic Stabilization Act of 2008, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti- fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. We do not expect any underwriter in an offering of securities by Treasury to claim to be an agent of Treasury in such offering. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus, any applicable prospectus supplement or the registration statement of which this prospectus and any applicable prospectus supplement are a part or resulting from any other act or omission in connection with the offering to which this prospectus relates likely would be barred.

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2013.

(In thousands, except share data)	As of June 30, 2013
Long term borrowings	$231,959
Stockholders’ equity
Preferred stock, $1.00 par value, authorized 50,000,000 shares; shares issued 22,004,000; shares outstanding 2,521,872; aggregate liquidation value $63,047	63,047
Common stock, $0.10 par value, authorized 2,000,000,000 shares; issued 207,514,167	20,751
Treasury stock (at par value)	(53)
Additional paid-in capital	886,775
Retained earnings	291,950
Accumulated other comprehensive loss-unrealized loss on securities available for sale net of tax	(40,142)

Total stockholders’ equity	$1,222,328

Total Capitalization	$1,454,287

MARKET PRICE OF AND DIVIDENDS ON THE COMMON STOCK

Our Common Stock is currently listed on the NYSE under the symbol “FBP.” As of August 6, 2013, we had 206,991,155 shares of our Common Stock outstanding, held by approximately 570 holders of record. On August 7, 2013, the closing sale price of our Common Stock on the NYSE was $7.49 per share.

The following table sets forth, for the periods indicated, the high and low sales prices per share of the Common Stock. Cash dividends on our Common Stock have been suspended since August 2009. The following table sets forth the quarterly high and low sales prices of our Common Stock on the NYSE for the periods indicated (amounts reflect the 1-for-15 reverse stock split that occurred on January 7, 2011):

	Share prices
	High	Low
2013
Third Quarter through August 7, 2013	$8.70	$6.91
Second Quarter ended June 30, 2013	$7.20	$5.63
First Quarter ended March 31, 2013	$6.40	$4.54
2012
Fourth Quarter ended December 31, 2012	$4.62	$3.58
Third Quarter ended September 30, 2012	$4.60	$3.34
Second Quarter ended June 30, 2012	$4.44	$3.20
First Quarter ended March 31, 2012	$4.99	$3.24
2011
Fourth Quarter ended December 31, 2011	$4.00	$2.50
Third Quarter ended September 30, 2011	$4.66	$2.76
Second Quarter ended June 30, 2011	$5.34	$3.62
First Quarter ended March 31, 2011	$7.65	$4.05

U.S. FEDERAL AND PUERTO RICO INCOME TAX CONSEQUENCES

The following discussion describes the material United States federal income and Puerto Rico tax consequences of the ownership and disposition of shares of our Common Stock.

U.S. Federal Income Tax Consequences

The following discussion describes the material United States federal income tax consequences to U.S. Holders (as defined below), Puerto Rico Holders (as defined below), and Puerto Rico corporations (as defined below), collectively, the “Holders” of the ownership and disposition of shares of Common Stock.

You are a U.S. Holder if you are a beneficial owner of shares of Common Stock and you are:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Code”), have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The term U.S. Holder does not include Puerto Rico Holders nor does it include Puerto Rico corporations. As used herein, the term “Puerto Rico Holder” means an individual holder who is a bona fide resident of Puerto Rico during the entire taxable year within the meaning of Sections 933 and 937 of the U.S. Code. “Puerto Rico corporations” are corporations created or organized in or under the laws of Puerto Rico.

The following discussion is based upon the provisions of the U.S. Code, regulations promulgated by Treasury thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. We believe that we are not a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes and we do not expect to become a PFIC in the foreseeable future, and the reminder of the discussion assumes this treatment. Further, this discussion also assumes that the shares of Common Stock are held as capital assets within the meaning of Section 1221 of the U.S. Code. In addition, this discussion does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. Holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or commodities;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	U.S. expatriates;

•	persons deemed to own 10% or more of our voting stock;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	tax-exempt organizations;

•	persons liable for alternative minimum tax;

•	persons that hold shares of Common Stock as part of a straddle or a hedging or conversion transaction; or

•	persons whose “functional currency” is not the United States dollar.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds shares of Common Stock, the United States federal tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the United States federal income tax consequences of the ownership of shares of Common Stock.

You are urged to consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the ownership of shares of Common Stock.

Common Stock

Dividends on Common Stock

General

Under the current source of income rules of the U.S. Code, dividends on shares of our Common Stock will constitute gross income from sources outside the United States if less than 25% of First BanCorp’s gross income for the previous three taxable years is effectively connected with a trade or business in the United States. First BanCorp does not believe that, for any of its taxable years beginning with its formation, 25% or more of its gross income has been effectively connected with a trade or business in the United States nor does it expect that 25% or more of its gross income will be effectively connected with a trade or business in the United States in any future taxable years. Accordingly, dividends paid on shares of our Common Stock will constitute gross income from sources outside the United States as long as First BanCorp continues to meet the gross income test described above. The following discussion regarding Holders of our Common Stock assumes that dividends will constitute income from sources outside the United States.

U.S. Holders

In general, distributions with respect to our Common Stock, including the amount of any Puerto Rico taxes withheld on the distribution, will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock. However, because the Corporation does not maintain calculations of its earnings and profits under U.S. federal income tax principles, the entire amount of any distribution generally will be reported as dividend income to U.S. Holders. A U.S. corporation cannot deduct dividends because the dividends-received deduction provided in Section 243 of the U.S. Code is not available. Dividends received by non-corporate U.S. Holders, including individuals, qualify for preferential rates of taxation (under current law, the maximum rate is 20%, depending on the U.S. Holder’s individual circumstances).

Subject to certain conditions and limitations contained in the U.S. Code, any Puerto Rico income tax imposed on dividends distributed by First BanCorp in accordance with Puerto Rico income tax law may be eligible for credit against the U.S. Holder’s U.S. federal income tax liability. For purposes of calculating a U.S. Holder’s U.S. foreign tax credit, dividends distributed by First BanCorp will be income from sources outside the United States, and, depending on your circumstances, will be either passive category income or general category income. The rules governing the foreign tax credit are complex. You are urged to consult your own tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Puerto Rico Holders

In general, distributions of dividends made by First BanCorp on the shares of our Common Stock to a Puerto Rico Holder will constitute gross income from sources within Puerto Rico and will not be includible in the Puerto Rico Holder’s gross income for, and will be exempt from, U.S. federal income taxation. In addition, for U.S. federal income tax purposes, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico Holder’s gross income.

Puerto Rico corporations

In general, distributions of dividends made by First BanCorp on the shares of our Common Stock to a Puerto Rico corporation will not, in the hands of the Puerto Rico corporation, be subject to U.S. federal income tax if the dividends are not effectively connected with a United States trade or business of the Puerto Rico corporation. The U.S. Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purposes.

Gain on Disposition of Common Stock

General

Upon the sale or other disposition of Common Stock, you will generally realize capital gain or loss for United States federal income tax purposes equal to the difference between the value of the amount that you realize and your tax basis in the particular shares of Common Stock.

U.S. Holders

The capital gain realized by a non-corporate U.S. Holder upon a sale or other disposition of the Common Stock is generally taxed at preferential rates where the holder has a holding period greater than one year (under current law, the maximum rate is 20%). The gain or loss will generally be income or loss from sources within the United States for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

Puerto Rico Holders

In general, gain from the sale or other disposition of shares of our Common Stock by a Puerto Rico Holder will constitute income from sources within Puerto Rico, and will not be includible in such stockholder’s gross income for, and will be exempt from, U.S. federal income taxation. Also, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico Holder’s gross income. Note, special rules apply to individuals who become Puerto Rico Holders after purchasing our Common Stock for U.S. federal income tax purposes.

Puerto Rico corporations

In general, any gain derived by a Puerto Rico corporation from the sale or exchange of Common Stock will not be subject to U.S. federal income tax if the gain is not effectively connected with a United States trade or business of the Puerto Rico corporation. The U.S. Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purpose.

Information Reporting

For non-corporate U.S. Holders, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to (a) dividend payments and (b) the receipt of proceeds from the sale of shares of our Common Stock, when either the dividend payments or sales are considered effected at a United States office of a broker or by a United States payer or middleman.

Under recently enacted legislation, U.S. Holders or Puerto Rico Holders that are individuals who own “specified foreign financial assets,” within the meaning of Section 6038D of the U.S. Code, may be required to report information with respect to such assets with their tax returns on Form 8938 for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000, subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a United States financial institution). Failure to report information required under this legislation could result in substantial penalties. Such individuals are urged to consult their tax advisors as to the application of this legislation to their ownership of the Common Stock.

Backup Withholding

Backup withholding may apply to a payment subject to information reporting to a non-corporate U.S. Holder if such holder fails to provide an accurate taxpayer identification number, or if First BanCorp or another paying agent is notified by the IRS that the holder has failed to report all interest and dividends required to be shown on federal income tax returns, or in certain circumstances, if the holder fails to comply with applicable certification requirements. Backup withholding is not an additional tax and amounts withheld under the backup withholding rules will be allowed as a refund or credit against such holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Tax

Further, an additional 3.8% Medicare tax is imposed on certain net investment income, including ordinary dividends and capital gains of certain non-corporate taxpayers whose modified adjusted gross income exceeds a threshold amount.

Certain Puerto Rico Tax Considerations

This discussion is based on the provisions of the 2011 PR Code, and other tax laws of Puerto Rico as in effect on the date of this prospectus, as well as regulations, administrative pronouncements and judicial decisions available on or before such date and now in effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this discussion.

You are urged to consult your own tax advisor as to the application to your particular situation of the tax considerations discussed below, as well as the application of any state, local, foreign or other tax. In addition, the following discussion does not intend to address all aspects of Puerto Rico taxation that may be applicable to your particular situation or if you are subject to special rules of taxation, such as financial institutions, registered investment companies, life insurance companies, partnerships, “special partnerships,” “corporations of individuals,” and estates and trusts.

For purposes of the following discussion, the term “Puerto Rico corporation” is used to refer to a corporation organized under the laws of Puerto Rico and the term “Foreign Corporation” is used to refer to a corporation organized under the laws of a jurisdiction other than Puerto Rico.

If a partnership (including any entity treated as a partnership for Puerto Rico income tax purposes) holds shares of Common Stock, the Puerto Rico tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such partner or partnership is urged to consult its own tax advisor as to the Puerto Rico income tax consequences of the ownership of the shares of Common Stock.

Common Stock

Dividends on Common Stock

General

Distributions of cash or other property made by First BanCorp on the shares of our Common Stock will be treated as dividends to the extent that First BanCorp has current or accumulated earnings and profits. To the extent that a distribution exceeds First BanCorp’s current and accumulated earnings and profits, the distribution will be applied against and reduce the adjusted Puerto Rico income tax basis of the shares of our Common Stock in the hands of the holder. The excess of any distribution of this type over the adjusted Puerto Rico income tax basis will be treated as gain on the sale or exchange of the shares of our Common Stock and will be subject to income tax as described below.

The following discussion regarding the income taxation of dividends on shares of our Common Stock received by individuals not residents of Puerto Rico and foreign corporations assumes that dividends will constitute income from sources within Puerto Rico. Generally, a dividend declared by a Puerto Rico corporation will constitute income from sources within Puerto Rico unless the corporation derived less than 20% of its gross income from sources within Puerto Rico for the three taxable years preceding the year of the declaration. First BanCorp. has represented that it has derived more than 20% of its gross income from Puerto Rico sources on an annual basis since inception.

Individuals Resident of Puerto Rico and Puerto Rico corporations

In general, individuals who are residents of Puerto Rico will be subject to a 10% Puerto Rico income tax on dividends paid on the shares of our Common Stock. This tax is generally required to be withheld by First BanCorp. Such individuals may elect for this withholding not to apply by providing us a written statement opting-out of such withholding provided the shares of our Common Stock are held in their names. If such individual holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, the procedures described in “—Special Withholding Tax Considerations” below should be followed for purposes of opting-out of the 10% Puerto Rico withholding tax. If the individual Puerto Rico resident opts-out of the 10% Puerto Rico withholding tax, he or she will be required to include the amount of the dividend as ordinary income and will be subject to Puerto Rico income tax thereon at the normal income tax rates, which may be up to 33%. Even if the withholding is actually made, the individual may elect, upon filing his Puerto Rico income tax return for the year the dividend is paid, for the dividends to be taxed at the normal income tax rates applicable to individuals. In this case, the 10% Puerto Rico income tax withheld is creditable against the normal tax so determined.

Individuals resident of Puerto Rico are subject to AMT on the AMT Net Income if their regular tax liability is less than the alternative minimum tax liability. The AMT rates range from 10% to 24% depending on the AMT Net Income. At present, AMT applies with respect to individual taxpayers that have AMT Net Income of $150,000 or more. The AMT Net Income includes various categories of tax-exempt income and income subject to preferential tax rates as provided in the PR Code, such as dividends on our Common Stock and long-term capital gains recognized on the disposition of our Common Stock.

Puerto Rico corporations will be subject to Puerto Rico income tax on dividends paid on the shares of our Common Stock at the normal corporate income tax rates, subject to the dividend received deduction. The dividend received deduction will be equal to 85% of the dividend received, but the deduction may not exceed 85% of the corporation’s net taxable income. Based on the applicable maximum Puerto Rico normal corporate income tax rate of 39%, the maximum effective income tax rate on these dividends will be 5.85% after accounting for the dividend received deduction. In the case of Puerto Rico corporations, no Puerto Rico income tax withholding will be imposed on dividends paid on the shares of our Common Stock provided such shares are held in the name of the Puerto Rico corporation. If such Puerto Rico corporation holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, then, a 10% Puerto Rico income tax withheld at source will be made on dividends paid on the shares of our Common Stock held on behalf of such Puerto Rico corporation unless the procedures described in “—Special Withholding Tax Considerations” below are followed to certify to us through DTC that the beneficial owner of our Common Stock is a Puerto Rico corporation. If the withholding is actually made, the 10% Puerto Rico income tax withheld is creditable against the Puerto Rico income tax liability of the Puerto Rico corporation.

For taxable years commencing after December 31, 2012, the AMT of Puerto Rico corporations having gross revenues of $1,000,000 or more includes a tax component based on gross revenues. Dividends, including dividends paid on the shares of our Common Stock, are included as gross revenues for such purposes. The applicable rate on the gross income component of the AMT ranges from .2% to .85%.

United States Citizens Not Residents of Puerto Rico

Dividends paid on the shares of our Common Stock to a United States citizen who is not a resident of Puerto Rico will be subject to a 10% Puerto Rico income tax that will be withheld by First BanCorp. These individuals may also elect for the dividends to be taxed in Puerto Rico at the normal income tax rates applicable to individuals in the same way as Puerto Rico resident individuals. The 10% Puerto Rico income tax withheld is creditable against the normal income tax so determined by said individual stockholder. Provided the shares of our Common Stock are held in the name of these individual stockholders, no 10% Puerto Rico income tax withholding will be made if such individual stockholder opts out of the 10% withholding tax by providing us: (i) a written statement opting-out of such withholding; and (ii) a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $3,500 if single or $7,000 if married filing a joint return. If such United States citizen non-resident of Puerto Rico holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, the procedures described in “—Special Withholding Tax Considerations” below should be followed for purposes of opting-out of the 10% Puerto Rico withholding tax. If the United States citizen non-resident of Puerto Rico opts-out of the 10% Puerto Rico withholding tax, he or she will be required to include the amount of the dividend as ordinary income and will be subject to Puerto Rico income tax thereon at the normal income tax rates applicable to Puerto Rico resident individuals.

A United States citizen who is not a resident of Puerto Rico will be subject to Puerto Rico AMT as provided in the rules described under the heading “Individuals Resident of Puerto Rico and Puerto Rico Corporations.”

Individuals Not Citizens of the United States and Not Residents of Puerto Rico

Dividends paid on the shares of our Common Stock to any individual who is not a citizen of the United States and who is not a resident of Puerto Rico will generally be subject to a 10% Puerto Rico income tax which will be withheld at source by First BanCorp.

Foreign Corporations

The Puerto Rico income taxation of dividends paid on the shares of our Common Stock to a foreign corporation will depend on whether or not the corporation is engaged in a trade or business in Puerto Rico. A foreign corporation that is engaged in a trade or business in Puerto Rico will be subject to the normal corporate income tax rates and AMT applicable to Puerto Rico corporations on its net income that is effectively connected with the trade or business in Puerto Rico. This income will include net income from sources within Puerto Rico and certain items of net income from sources outside Puerto Rico that are effectively connected with the trade or business in Puerto Rico. Net income from sources within Puerto Rico will include dividends on the shares of our Common Stock. A foreign corporation that is engaged in a trade or business in Puerto Rico will be entitled to claim the 85% dividend received deduction discussed above in connection with dividends received from Puerto Rico corporations. No Puerto Rico income tax withholding will be imposed on dividends paid to foreign corporations engaged in a trade or business in Puerto Rico on the shares of our Common Stock provided such shares are held in the name of such foreign corporation. If such foreign corporation holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, then, a 10% Puerto Rico income tax withheld at source will be made on dividends paid on the shares of our Common Stock held on behalf of such foreign corporation unless the procedures described in “—Special Withholding Tax Considerations” below are followed to certify to us through DTC that the beneficial owner of our Common Stock is a foreign corporation engaged in a trade or business in Puerto Rico. If the withholding is actually made, the 10% Puerto Rico income tax withheld is creditable against the Puerto Rico income tax liability of the foreign corporation.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico are also subject to a 10% branch profits tax. However, dividends on the shares of our Common Stock received by these corporations will be excluded from the computation of the branch profits tax liability of these corporations.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will be subject to a 10% Puerto Rico withholding tax on dividends received on the shares of our Common Stock.

Special Withholding Tax Considerations

Payments of dividends to investors that hold their shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC will be subject to a 10% Puerto Rico income tax withheld at source unless such investor, under the rules described above, is entitled to opt-out of such withholding if the shares would have been held in his name (such as individuals residents of Puerto Rico, Puerto Rico corporations, United States citizens not residents of Puerto Rico and foreign corporations engaged in a trade or business in Puerto Rico) and his broker or other direct or indirect participant of DTC certifies to First BanCorp through DTC that either (i) the holder of the shares of our Common Stock is a Puerto Rico corporation or a foreign corporation engaged in a trade or business in Puerto Rico, or (ii) the holder of the shares of our Common Stock is an individual, estate or trust resident of Puerto Rico or a United States citizen not resident of Puerto Rico that has provided a written statement to the broker/dealer opting-out of such withholding. A United States citizen non-resident of Puerto Rico must also timely file with the broker/dealer a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $3,500 if single or $7,000 if married filing jointly.

Gains on Disposition of Common Stock

General

The sale or exchange of shares of our Common Stock will give rise to gain or loss for Puerto Rico income tax purposes equal to the difference between the amount realized on the sale or exchange and the Puerto Rico income tax basis of the shares of our Common Stock in the hands of the holder. Any gain or loss that is required to be recognized will be a capital gain or loss if the shares of our Common Stock are held as a capital asset by the holder and will be a long-term capital gain or loss if the stockholder’s holding period of the shares of our Common Stock exceeds six months.

Individuals Resident of Puerto Rico and Puerto Rico corporations

Gain on the sale or exchange of shares of our Common Stock by an individual resident of Puerto Rico or a Puerto Rico corporation will generally be required to be recognized as gross income and will be subject to income tax. If the stockholder is an individual and the gain is a long-term capital gain, the gain will be taxable at a maximum rate of 10%. If the stockholder is a Puerto Rico corporation and the gain is a long-term capital gain, the gain will qualify for an alternative tax rate of 15%.

Individuals resident of Puerto Rico are subject to AMT on the AMT Net Income if their regular tax liability is less than the alternative minimum tax liability. The AMT rates range from 10% to 24% depending on the AMT

Net Income. At present, AMT applies with respect to individual taxpayers that have AMT Net Income of $150,000 or more. The AMT Net Income includes various categories of tax-exempt income and income subject to preferential tax rates as provided in the 2011 PR Code, such as dividends on our Common Stock and long-term capital gains recognized on the disposition of our Common Stock.

For taxable years commencing after December 31, 2012, the AMT of Puerto Rico corporations having gross revenues of $1,000,000 or more includes a tax component based on gross revenues. Capital gains, including capital gains on the disposition of shares of our Common Stock, are included as gross revenues for such purposes. The applicable rate on the gross income component of the AMT ranges from .2% to .85%.

Individuals Not Residents of Puerto Rico

Individuals who are not residents of Puerto Rico will not be subject to Puerto Rico income tax on the sale or exchange of shares of our Common Stock if the gain resulting therefrom constitutes income from sources outside Puerto Rico. Generally, the gain from the sale or exchange of shares of our Common Stock by individuals not residing in Puerto Rico constitutes income from sources outside Puerto Rico and, therefore, such gain is not subject to Puerto Rico income tax in the case of such individuals.

Foreign Corporations

A foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any gain realized on the sale or exchange of shares of our Common Stock if the gain is (1) from sources within Puerto Rico, or (2) from sources outside Puerto Rico and effectively connected with a trade or business in Puerto Rico. Any such gain will qualify for an alternative tax of 15% if it qualifies as a long-term capital gain and will be included as gross revenues for purposes of the tax on the gross income component of the AMT.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax. In the computation of this tax, any gain realized by these corporations on the sale or exchange of shares of our Common Stock and that is subject to Puerto Rico income tax will be taken into account. However, a deduction will be allowed in the computation for any income tax paid on the gain realized on the sale or exchange.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico income tax on any capital gain realized on the sale or exchange of our Common Stock since the gain from the sale or exchange of the Common Stock by such foreign corporation constitutes income from sources outside Puerto Rico.

Estate and Gift Taxation

The transfer of shares of our Common Stock by inheritance by a decedent who was a resident of Puerto Rico at the time of his or her death and did not own more than 10% of our stock (by value or vote) will not be subject to Puerto Rico estate tax if the decedent was not a citizen of the United States or a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. Likewise, the transfer of shares of our Common Stock by gift by an individual who is a resident of Puerto Rico at the time of the gift and did not own more than 10% of our stock (by value or vote) will not be subject to Puerto Rico gift tax. Other individuals are urged to consult their own tax advisors in order to determine the appropriate treatment for Puerto Rico estate and gift tax purposes of the transfer of the shares of our Common Stock by death or gift.

Municipal License Taxation

Individuals and corporations that are not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico municipal license tax on dividends paid on the shares of our Common Stock or on any gain realized on the sale, exchange or redemption of the shares of our Common Stock.

Individuals, residents or non-residents, and corporations, Puerto Rico or foreign, that are engaged in a trade or business in Puerto Rico will generally be subject to municipal license tax on dividends paid on the shares of our Common Stock and on the gain realized on the sale, exchange or redemption of the shares of our Common Stock if the dividends or gain are attributable to that trade or business. The municipal license tax is imposed on the volume of business of the taxpayer, and the tax rates vary by municipalities with the maximum rate being 1.5% in the case of financial businesses and 0.5% for other businesses.

Property Taxation

The shares of our Common Stock will not be subject to Puerto Rico property tax.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated August     , 2013, the Selling Stockholders have agreed to sell to the underwriters named below, for whom Credit Suisse Securities (USA) LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Sandler O’Neill & Partners, L.P. (the “Representatives”) are acting as representatives, the following respective numbers of Shares:

Underwriter	Number of Shares
Credit Suisse Securities (USA) LLC
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Sandler O’Neill & Partners, L.P.
Keefe, Bruyette & Woods, Inc.
Sterne Agee & Leach, Inc.
Guzman & Company
Samuel A. Ramirez & Company, Inc.

Total	28,000,000

The underwriting agreement provides that the underwriters are obligated to purchase all the Shares of Common Stock in the offering if any are purchased, other than those shares covered by the option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

The Selling Stockholders have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 4.2 million additional outstanding shares at the initial public offering price less the underwriting discounts and commissions.

The underwriters propose to offer the Shares initially at the public offering price on the cover page of this prospectus supplement and to offer the Shares to selling group members at that price less a selling concession of $         per share. The underwriters and selling group members may allow a discount of $         per share on sales to other broker/dealers. After the initial public offering, the underwriters may change the public offering price and concession and discount to broker/dealers.

The following table summarizes the compensation and estimated expenses we and the Selling Stockholders will pay:

	Per Share		Total
	Without Option	With Option	Without Option	With Option
Underwriting Discounts and Commissions paid by us (1)	$	$	$	$
Expenses payable by us	$	$	$	$
Underwriting Discounts and Commissions paid by the Selling Stockholders	$	$	$	$
Expenses payable by the Selling Stockholders	$	$	$	$

(1)	We have agreed to pay the underwriting discounts and commissions on behalf of Treasury.

We have agreed that we will not offer, sell, issue, contract to sell, pledge, grant any option, warrant or right to purchase or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our Common Stock or securities convertible into or exchangeable or exercisable for any shares of our Common Stock, or enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Common Stock, whether any of these transactions are to be settled by delivery of our Common Stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, issuance, pledge, disposition or filing, without the prior written consent of the Representatives for a period of 60 days after the date of this prospectus, subject to certain customary exceptions, including the exercise of the Warrant held by Treasury.

Our officers and directors and the Selling Stockholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our Common Stock or securities convertible into or exchangeable or exercisable for any shares of our Common Stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our Common Stock, whether any of these transactions are to be settled by delivery of our Common Stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the Representatives for a period of 60 days after the date of this prospectus, subject to certain customary exceptions.

We, Oaktree and THL have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments that the underwriters may be required to make in that respect.

Our Common Stock is traded on The New York Stock Exchange under the symbol “FBP”.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the Shares is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing our Common Stock. However, the representatives may engage in transactions that stabilize the price of the Common Stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our Common Stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our Common Stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our Common Stock or preventing or retarding a decline in the market price of our Common Stock. As a result, the price of our Common Stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our Common Stock. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

A prospectus in electronic format may be made available on the web sites maintained by one or more of the underwriters, or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.

From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have performed and may in the future perform investment banking, commercial banking, dealer and advisory services for us or our affiliates for which they have received or will receive customary fees and expenses.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

European Economic Area

In relation to each member state of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of Shares which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

(a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of Shares to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression 2010 PD Amending Directive means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented, warranted and agreed as follows:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section

21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the Shares in circumstances in which section 21(l) of FSMA does not apply to the company; and

(b) it has complied with and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom.

Switzerland

The Shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the Shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, the Company, or the Shares has been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of Shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of Shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of Shares.

Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for the prospectus supplement. The Shares to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Shares offered should conduct their own due diligence on the Shares. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”) in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Shares without disclosure to investors under Chapter 6D of the Corporations Act.

The Shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring Shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

Hong Kong

The Shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the Shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Japan

The Shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of Shares may not be circulated or distributed, nor may the Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Shares pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law;

(d)	as specified in Section 276(7) of the SFA; or

(e)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

LEGAL MATTERS

The validity of the Common Stock being offered by this prospectus supplement was passed upon for us by Lawrence Odell, Esq., Executive Vice President and General Counsel. As of the date of this prospectus supplement, Lawrence Odell, Esq., beneficially owns, directly or indirectly, 132,057 shares of our Common Stock, as determined in accordance with Rule 13d-3 of the Exchange Act. Davis Polk & Wardwell LLP, New York, New York has represented the underwriters in connection with the resale offering pursuant to this prospectus supplement.

Certain U.S. federal income tax matters relating to the Common Stock being offered were passed upon for us by Morgan, Lewis & Bockius LLP and Puerto Rico tax matters relating to the Common Stock being offered were passed upon for us by our special Puerto Rico tax counsel Pietrantoni Méndez & Alvarez LLP, San Juan, Puerto Rico. Certain U.S. federal income tax matters relating to the Common Stock being offered were passed upon for the underwriters by Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of First BanCorp. as of and for the year ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The financial statements as of December 31, 2011 and for each of the two years in the period ended December 31, 2011 incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2012 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Up to 135,877,453 Shares of Common Stock

Warrant to Purchase up to 1,285,899 Shares of Common Stock

This prospectus relates to the offer and sale of up to 135,877,453 shares (the “Shares”) of the common stock, $0.10 par value per share (the “Common Stock”), which includes 1,285,899 Shares issuable upon exercise of a warrant to purchase shares (the “Warrant,” and together with the Shares, the “Securities”), of First BanCorp. (the “Corporation”) by the selling stockholders identified herein (the “Selling Stockholders”). In addition, this prospectus relates to the potential offer and sale of the Warrant, which is held by the U.S. Department of the Treasury (“Treasury”). This resale prospectus, after declared effective by the U.S. Securities and Exchange Commission (the “SEC”), will supersede the prospectus included in the resale registration statement that was declared effective by the SEC on February 14, 2012, which related to the sale of shares by the Selling Stockholders.

The Shares registered pursuant to this Registration Statement represent approximately 66% of the number of shares of Common Stock currently outstanding. Of the Shares being registered, 101,368,970 shares are beneficially owned by funds that have designated two directors to serve on our Board of Directors and 165,000 shares are owned by Roberto R. Herencia, Chairman of the Corporation’s Board of Directors.

The Selling Stockholders may sell all or a portion of the Securities from time to time, in amounts, at prices and on terms determined at the time of the offering. We will not receive any proceeds from the sale of the Securities by the Selling Stockholders under this prospectus. If the Warrant is exercised for cash by a purchaser of the Warrant under this prospectus, the net proceeds to the Corporation from the sale of the shares of common stock issued upon such exercise will be used for general corporate purposes, including the repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. However, we will receive no cash if and to the extent the Warrant is exercised pursuant to the net, or “cashless,” exercise feature of the Warrant.

Investing in the Securities involves risks. See “Risk Factors” beginning on page 6 to read about factors you should consider before you make your investment decision.

Our Common Stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “FBP.” On November 2, 2012, the closing price of our Common Stock on the NYSE was $4.28 per share. The Warrant is not listed on an exchange, and we do not intend to list the Warrant on any exchange.

Neither the SEC nor any securities commission of any state or other jurisdiction has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The Securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency, and are subject to investment risks, including the possible loss of the principal amount invested.

The date of this prospectus is November 8, 2012.

We have not authorized, and the selling stockholders have not authorized, anyone to provide any information other than that contained or incorporated by reference in this prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus and any applicable prospectus supplement are not offers to sell nor are they seeking an offer to buy the Securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus and any applicable prospectus supplement is complete and correct only as of the date on the front cover of such documents, regardless of the time of the delivery of such documents or any sale of the Securities. In this prospectus, “First BanCorp,” the “Corporation,” “we,” “us,” and “our” refer to the consolidated operations of First BanCorp.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the SEC. When required, we will amend the registration statement or file prospectus supplements to update or change information contained in this prospectus. You should read both this prospectus or any amended prospectus and any prospectus supplement together with additional information described under the headings “Additional Information” and “Incorporation By Reference.”

ADDITIONAL INFORMATION

As permitted by SEC rules, this prospectus omits certain information that is included in the registration statement and its exhibits. Since the prospectus may not contain all of the information that you may find important, you should review the full text of these documents. If we have filed a contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement in this prospectus, including statements incorporated by reference as discussed below, regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We file annual, quarterly and current reports, proxy statements, and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 to obtain information on the operation of the public reference room. The SEC’s website at http://www.sec.gov contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Any statement contained in a document incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, or in any subsequently filed document, which also is incorporated by reference herein, modifies or supersedes such earlier statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

We hereby incorporate by reference into this prospectus the following documents that we have filed with the SEC under the Securities Exchange Act File No. 001-14793:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 filed with the SEC on March 13, 2012;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012 and June 30, 2012 filed with the SEC on May 11, 2012 and August 9, 2012 as amended on September 6, 2012, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on February 24, 2012, March 16, 2012, March 27, 2012, May 11, 2012 (pursuant to Item 8.01 only), May 29, 2012, and November 2, 2012; and

•	The description of our capital stock as set forth in our Registration Statement on Form 8-A/A filed with the SEC on May 4, 2012.

All documents that we file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (i) after the initial filing date of the registration statement of which this prospectus forms a part and prior to the effectiveness of such registration statement and (ii) after the date of this prospectus and prior to the termination of the offering are incorporated by reference in this prospectus from the date of filing of the documents, unless we specifically provide otherwise. Information that we file with the SEC will automatically update and may replace information previously filed with the SEC.

You may request a copy of these filings, other than an exhibit to a filing (unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address: First BanCorp., Attention: Lawrence Odell, Secretary, P.O. Box 9146, San Juan, Puerto Rico, 00908-0146. Telephone requests may be directed to (787) 729-8109. E-mail requests may be directed to lawrence.odell@firstbankpr.com. You may also access this information on our website at www.firstbankpr.com by viewing the “SEC Filings” subsection of the “Investor Relations” menu. No additional information on our website is deemed to be part of or incorporated by reference into this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

SUMMARY

The following summary highlights material information contained in this prospectus. It may not contain all of the information that is important to you and is qualified in its entirety by the more detailed information included or incorporated by reference into this prospectus. Before deciding to acquire any of the shares of our Common Stock that are being offered for resale by the selling stockholders, you should carefully consider the information contained in or incorporated by reference into this prospectus, including the information set forth under the heading “Risk Factors” beginning on page 6 in this prospectus.

OUR COMPANY

Founded in 1948, First BanCorp. is a diversified financial holding company headquartered in San Juan, Puerto Rico offering a full range of financial products to consumers and commercial customers through various subsidiaries. We are subject to regulation, supervision and examination by the Federal Reserve Bank of New York (the “FED” or “Federal Reserve”) and the Board of Governors of the Federal Reserve System. First BanCorp. was incorporated under the laws of the Commonwealth of Puerto Rico to serve as the bank holding company for FirstBank Puerto Rico (“FirstBank” or “the Bank”). We are a full-service provider of financial services and products with operations in Puerto Rico, the mainland United States (the “U.S.”), the United States Virgin Islands and the British Virgin Islands. Our principal executive offices are located at 1519 Ponce de León Avenue, Stop 23, Santurce, Puerto Rico 00908. Our telephone number is (787) 729-8200.

As of June 30, 2012, the Corporation had total assets of $12.9 billion, total deposits of $9.9 billion and total stockholders’ equity of $1.45 billion.

We provide a wide range of financial services for retail, commercial and institutional clients. We control two wholly owned subsidiaries: FirstBank, a Puerto Rico-chartered commercial bank, and FirstBank Insurance Agency, Inc., a Puerto Rico-chartered insurance agency (“FirstBank Insurance Agency”).

FirstBank conducts its business through its main office located in San Juan, Puerto Rico and, as of October 1, 2012, forty-eight branches in Puerto Rico, fourteen branches in the United States Virgin Islands and British Virgin Islands and ten branches in the state of Florida (USA). As of October 1, 2012, FirstBank had five wholly-owned subsidiaries with operations in Puerto Rico: First Federal Finance Corp. (d/b/a Money Express La Financiera), a finance company specializing in the origination of small loans with twenty-six offices in Puerto Rico; First Mortgage, Inc., a residential mortgage loan origination company with thirty-six offices in FirstBank branches and at stand alone sites; First Management of Puerto Rico, a domestic corporation that holds tax-exempt assets; FirstBank Puerto Rico Securities Corp, a broker-dealer subsidiary engaged in municipal bond underwriting and financial advisory services on structured financings principally provided to government entities in the Commonwealth of Puerto Rico; and FirstBank Overseas Corporation, an international banking entity organized under the International Banking Entity Act of Puerto Rico. As of October 1, 2012, FirstBank had one subsidiary with operations outside of Puerto Rico: First Express, a finance company specializing in the origination of small loans with three offices in the United States Virgin Islands.

FirstBank is subject to the supervision, examination and regulation of the Office of the Commissioner of Financial Institutions of the Commonwealth of Puerto Rico (the “OCIF”) and the FDIC. Deposits are insured through the FDIC Deposit Insurance Fund. In addition, within FirstBank, the Bank’s United States Virgin Islands operations are subject to regulation and examination by the United States Virgin Islands Banking Board; its British Virgin Islands operations are subject to regulation by the British Virgin Islands Financial Services Commission. FirstBank Insurance Agency, which operates six offices in Puerto Rico, is subject to the supervision, examination and regulation of the Office of the Insurance Commissioner of the Commonwealth of Puerto Rico.

The Corporation entered into an agreement with the FED dated June 3, 2010 (the “Written Agreement”), and FirstBank agreed to an order issued by the FDIC and the OCIF dated June 2, 2010 (the “FDIC Order,” and together with the Written Agreement, the “Regulatory Agreements”). Pursuant to the Regulatory Agreements, the Corporation and FirstBank agreed to take certain actions designed to improve our financial condition. These actions include the adoption and implementation of various plans, procedures and policies related to our capital, lending activities, liquidity and funds management and strategy. In addition, the FDIC Order required FirstBank to develop and adopt a plan to attain and maintain a leverage ratio of at least 8%, a Tier 1 capital to risk-weighted assets ratio of at least 10%, and a total capital to risk-weighted assets ratio of at least 12%, and obtain FDIC approval prior to issuing, increasing, renewing or rolling over brokered deposits. The Written Agreement also requires the Corporation to obtain the approval of the FED prior to paying dividends, receiving dividends from FirstBank, incurring, increasing or guaranteeing any debt, or purchasing or redeeming any stock, to comply with certain notice provisions prior to appointing any new directors or senior executive officers, and to comply with certain restrictions on severance payments and indemnification. As of June 30, 2012, the Corporation and FirstBank were in compliance with the provisions of the Regulatory Agreements.

We have taken the following actions to comply with the Regulatory Agreements:

•

In July 2010, the Corporation and FirstBank jointly submitted to the FDIC, the OCIF and the Federal Reserve, a capital plan, which was revised in March 2011, regarding our strategies to improve our capital positions to comply with the Regulatory Agreements. Our issuance of Common Stock in exchange for shares of the Corporation’s preferred stock that were held by Treasury and by public investors in 2011 and 2010, and our issuance of approximately 184 million shares of Common Stock in 2011 (the “capital raise”), which implemented our capital plan, have significantly improved our capital position. These actions allow us to continue to pursue strategic initiatives and business objectives that will further improve our financial condition.

•

We have deleveraged our balance sheet to preserve capital, principally by selling investments and loans and reducing the size of the loan portfolio through the non-renewal of matured commercial loans (mostly temporary loan facilities to the Puerto Rico government), the charge-off of portions of loans deemed uncollectible, and a decrease in loan originations (mainly in construction loans). We believe these steps have improved the quality of our loan portfolio, thereby improving our financial condition by reducing the level of problem loans that could require additional provisions for loan losses and affect the Corporation’s results of operations.

THE OFFERING

The Selling Stockholders will offer the Securities for resale as follows: (i) 165,000 shares of Common Stock by Mr. Herencia; (ii) 101,484,757 shares of Common Stock by institutional investors; (iii) 32,941,797 shares of Common Stock, the Warrant, and the 1,285,899 shares of Common Stock issuable upon exercise of the Warrant, as adjusted in the future pursuant to the terms of the Warrant, by Treasury.

RECENT DEVELOPMENTS

There follows certain unaudited financial information as of and for the quarter ended September 30, 2012:

•	Net income of $19.1 million;

•	Net interest income of $125.5 million, resulting in net interest margin of 3.98%;

•	Total assets of approximately $13.1 billion;

•	Total loans of $9.8 billion net of an allowance for loan and leases losses of $445.5 million;

•	Total liabilities of $11.7 billion; and

•	Total deposits of $9.9 billion.

The Corporation’s total common equity increased to $1.38 billion as of September 30, 2012. The Corporation’s leverage, Tier 1 capital to risk-weighted assets, and total capital to risk-weighted assets ratios as of September 30, 2012 were 12.71%, 16.20% and 17.52%, respectively.

RISK FACTORS

You should carefully consider the risks described below and all of the information contained in or incorporated by reference into this prospectus before you decide to acquire any of the shares being offered by the selling stockholders. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of such risks actually occur, our business, financial condition, results of operations and future growth prospects would likely be materially and adversely affected. In these circumstances, the market price of our Common Stock could decline, and you could lose all or part of your investment.

RISK RELATING TO THE OFFERING

Sales in the public market of the approximately 66% of our outstanding shares of Common Stock that are covered by this prospectus, including any sales by the small group of large stockholders that hold in the aggregate approximately 75.6% of our outstanding shares, could adversely affect the trading price of our Common Stock.

We are registering for resale an aggregate of 135,877,453 shares of Common Stock, which represents approximately 66% of our outstanding shares of Common Stock. As of September 30, 2012, the following stockholders individually owned more than 9% of our outstanding shares of Common Stock, or an aggregate of approximately 75.6% of our outstanding shares of Common Stock: funds affiliated with Thomas H. Lee Partners, L.P. (“THL”), which own approximately 24.59%; funds managed by Oaktree Capital Management, L.P. (“Oaktree”), which own approximately 24.59%; Treasury, which owns approximately 16.6%, including the shares of Common Stock issuable upon exercise of the Warrant; and funds advised by Wellington Management Company, LLP (“Wellington”), which own approximately 9.87%. We are obligated to keep this prospectus current so that the Securities can be sold in the public market at any time. The resale of the Securities in the public market, or the perception that these sales might occur, could cause the market price of our Common Stock to decline.

RISKS RELATING TO THE CORPORATION’S BUSINESS

FirstBank is operating under the FDIC Order and we are operating under the FED Agreement with the Federal Reserve.

On June 4, 2010, we announced that FirstBank agreed to the FDIC Order issued by the FDIC and OCIF, and we entered into the FED Agreement with the Federal Reserve. These Regulatory Agreements stemmed from the FDIC’s examination as of the period ended June 30, 2009 conducted during the second half of 2009. Although our regulatory capital ratios exceeded the required established minimum capital ratios for a “well-capitalized” institution as of June 30, 2012 and complied with the capital ratios required by the FDIC Order and we raised $525 million in the capital raise, FirstBank cannot be regarded as “well-capitalized” as of June 30, 2012 because of the FDIC Order.

Under the FDIC Order, FirstBank agreed to address specific areas of concern to the FDIC and OCIF through the adoption and implementation of procedures, plans and policies designed to improve the safety and soundness of FirstBank. These actions include, among others: (1) having and retaining qualified management; (2) increased participation in the affairs of FirstBank by its Board of Directors; (3) development and implementation by FirstBank of a capital plan to attain a leverage ratio of at least 8%, a Tier 1 risk-based capital ratio of at least 10%, and a total risk-based capital ratio of at least 12%; (4) adoption and implementation of strategic, liquidity and fund management, and profit and budget plans and related projects within certain timetables set forth in the FDIC Order and on an ongoing basis; (5) adoption and implementation of plans for reducing FirstBank’s positions in certain classified assets and delinquent and non-accrual loans; (6) refraining from lending to delinquent or classified borrowers already obligated to FirstBank on any extensions of credit so long as such credit remains uncollected, except where FirstBank’s failure to extend further credit to a particular borrower would be detrimental to the best interests of FirstBank, and any such additional credit is approved by FirstBank’s

Board of Directors; (7) refraining from accepting, increasing, renewing or rolling over brokered certificates of deposit (“CDs”) without the prior written approval of the FDIC; (8) establishment of a comprehensive policy and methodology for determining the allowance for loan and lease losses and the review and revision of FirstBank’s loan policies, including the non-accrual policy; and (9) adoption and implementation of adequate and effective programs of independent loan review, appraisal compliance and an effective policy for managing FirstBank’s sensitivity to interest rate risk.

The FED Agreement, which is designed to enhance our ability to act as a source of strength to FirstBank, requires that we obtain prior Federal Reserve approval before declaring or paying dividends, receiving dividends from FirstBank, making payments on subordinated debt or trust preferred securities, incurring, increasing or guaranteeing debt (whether such debt is incurred, increased or guaranteed, directly or indirectly, by us or any of our non-banking subsidiaries) or purchasing or redeeming any capital stock. The FED Agreement also requires us to submit to the Federal Reserve a capital plan and progress reports, comply with certain notice provisions prior to appointing new directors or senior executive officers and comply with certain payment restrictions on severance payments and indemnification restrictions.

We anticipate that we will need to continue to dedicate significant resources to our efforts to comply with the Regulatory Agreements, which may increase operational costs or adversely affect the amount of time our management has to conduct our operations. If we need to continue to recognize significant reserves, we and FirstBank may not be able to continue to comply with the minimum capital requirements included in the capital plans required by the Regulatory Agreements.

If we fail to comply with the Regulatory Agreements in the future, we may become subject to additional regulatory enforcement action up to and including the appointment of a conservator or receiver for FirstBank.

Our net income for the quarter ended June 30, 2012 resulted in our first profitable quarter since the first quarter of 2009 and our high level of non-performing loans may adversely affect our future results from operations.

Even though, as of June 30, 2012, our level of non-performing loans has decreased for eight consecutive quarters and we had net income for our quarter ended June 30, 2012, we have $1.1 billion in non-performing loans, which represents approximately 10.3% of our $9.9 billion loan portfolio held for investment. We may not continue to be profitable given this high level of non-performing loans.

Certain funding sources may not be available to us and our funding sources may prove insufficient and/or costly to replace.

FirstBank relies primarily on customer deposits, its issuance of brokered CDs, and advances from the Federal Home Loan Bank to maintain its lending activities and to replace certain maturing liabilities. As of June 30, 2012, we had $3.5 billion in brokered CDs outstanding, representing approximately 35.0% of our total deposits, and a reduction of $265 million from the year ended December 31, 2011. Approximately $2.3 billion in brokered CDs mature over the next twelve months, and the average term to maturity of the retail brokered CDs outstanding as of June 30, 2012 was approximately .86 years. Approximately 0.5% of the principal value of these CDs is callable at our option.

Although FirstBank has historically been able to replace maturing deposits and advances, we may not be able to replace these funds in the future if our financial condition or general market conditions were to change or the FDIC did not approve our request to issue brokered CDs as required by the FDIC Order. The FDIC Order requires FirstBank to obtain FDIC approval prior to issuing, increasing, renewing or rolling over brokered CDs and to develop a plan to reduce its reliance on brokered CDs. Although the FDIC has issued temporary approvals permitting FirstBank to renew and/or roll over certain amounts of brokered CDs maturing in the past and we have received approval from the FDIC to renew and/or roll over certain amounts of brokered CDs through

September 30, 2012, the FDIC may not continue to issue such approvals, even if the requests are consistent with our plans to reduce the reliance on brokered CDs and, even if issued, such approvals may not be for amounts of brokered CDs sufficient for FirstBank to meet its funding needs. The use of brokered CDs has been particularly important for the funding of our operations. If we are unable to issue brokered CDs, or are unable to maintain access to our other funding sources, our results of operations and liquidity would be adversely affected.

Alternate sources of funding may carry higher costs than sources currently utilized. If we are required to rely more heavily on more expensive funding sources, profitability would be adversely affected. We may seek debt financing in the future to achieve our long-term business objectives. Any future debt financing requires the prior approval of the Federal Reserve, and the Federal Reserve may not approve such financing. Additional borrowings, if sought, may not be available to us or, if available, may not be on acceptable terms. The availability of additional financing will depend on a variety of factors such as market conditions, the general availability of credit, our credit ratings and our credit capacity. If additional financing sources are unavailable or are not available on acceptable terms, our profitability and future prospects could be adversely affected.

We depend on cash dividends from FirstBank to meet our cash obligations.

As a holding company, dividends from FirstBank have provided a substantial portion of our cash flow used to service the interest payments on our trust preferred securities and other obligations. As outlined in the FED Agreement, we cannot receive any cash dividends from FirstBank without prior written approval of the Federal Reserve. In addition, FirstBank is limited by law in its ability to make dividend payments and other distributions to us based on its earnings and capital position. Our inability to receive approval from the Federal Reserve to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make dividend payments to us, may adversely affect our ability to meet all projected cash needs in the ordinary course of business and may have a detrimental impact on our financial condition.

The Banking Act of the Commonwealth of Puerto Rico requires that a minimum of 10% of FirstBank’s net income for the year be transferred to legal surplus until such surplus equals the total of paid-in-capital on common and preferred stock. Amounts transferred to the legal surplus account from the retained earnings account are not available for distribution to the Corporation without the prior consent of the OCIF. FirstBank’s net loss experienced in 2011 exhausted FirstBank’s statutory reserve fund. FirstBank cannot pay dividends to the Corporation until it can replenish the reserve fund to an amount of at least 20% of the original capital contributed.

If we do not obtain Federal Reserve approval to pay interest, principal or other sums on subordinated debentures or trust preferred securities, a default under certain obligations may occur.

The FED Agreement provides that we cannot declare or pay any dividends or make any distributions of interest, principal or other sums on subordinated debentures or trust preferred securities without prior written approval of the Federal Reserve. With respect to our $232 million of outstanding subordinated debentures, we elected to defer the interest payments that were due in March 2012, June 2012 and September 2012.

Under the indentures, we have the right, from time to time, and without causing an event of default, to defer payments of interest on the subordinated debentures by extending the interest payment period at any time and from time to time during the term of the subordinated debentures for up to twenty consecutive quarterly periods. We may continue to elect extension periods for future quarterly interest payments if the Federal Reserve advises us that it will not approve such future quarterly interest payments. Our inability to receive approval from the Federal Reserve to make distributions of interest, principal or other sums on our trust preferred securities and subordinated debentures could result in a default under those obligations if we need to defer such payments for longer than twenty consecutive quarterly periods.

Credit quality may result in additional losses.

The quality of our credits has continued to be under pressure as a result of continued recessionary conditions in the markets we serve that have led to, among other things, higher unemployment levels, much lower absorption rates for new residential construction projects and further declines in property values. Our business depends on the creditworthiness of our customers and counterparties and the value of the assets securing our loans or underlying our investments. When the credit quality of the customer base materially decreases or the risk profile of a market, industry or group of customers changes materially, our business, financial condition, allowance levels, asset impairments, liquidity, capital and results of operations are adversely affected.

We have a significant construction loan portfolio held for investment, in the amount of $364.9 million as of June 30, 2012, mostly secured by commercial and residential real estate properties. Due to their nature, these loans entail a higher credit risk than consumer and residential mortgage loans, since they are larger in size, concentrate more risk in a single borrower and are generally more sensitive to economic downturns. Although we previously ceased new originations of construction loans, decreasing collateral values, difficult economic conditions and numerous other factors continue to create volatility in the housing markets and have increased the possibility that additional losses may have to be recognized with respect to our current non-performing assets. Furthermore, given the slowdown in the real estate market, the properties securing these loans may be difficult to dispose of if they are foreclosed. Although we have taken a number of steps to reduce our credit exposure, as of June 30, 2012, we still had $202.1 million in non-performing construction loans held for investment and it is possible that we will continue to incur credit losses over the near term, which would adversely impact our overall financial performance and results of operations.

Our allowance for loan losses may not be adequate to cover actual losses, and we may be required to materially increase our allowance, which may adversely affect our capital, financial condition and results of operations.

We are subject to the risk of loss from loan defaults and foreclosures with respect to the loans we originate and purchase. We establish a provision for loan losses, which leads to reductions in our income from operations, in order to maintain our allowance for inherent loan losses at a level that our management deems to be appropriate based upon an assessment of the quality of the loan portfolio. Management may fail to accurately estimate the level of inherent loan losses or may have to increase our provision for loan losses in the future as a result of new information regarding existing loans, future increases in non-performing loans, changes in economic and other conditions affecting borrowers or for other reasons beyond our control. In addition, bank regulatory agencies periodically review the adequacy of our allowance for loan losses and may require an increase in the provision for loan losses or the recognition of additional classified loans and loan charge-offs, based on judgments different than those of management.

We may have to increase our allowance for loan and lease losses in the future. The level of the allowance reflects management’s estimates based upon various assumptions and judgments as to specific credit risks, evaluation of industry concentrations, loan loss experience, current loan portfolio quality, present economic, political and regulatory conditions and unidentified losses inherent in the current loan portfolio. The determination of the appropriate level of the allowance for loan and lease losses inherently involves a high degree of subjectivity and requires management to make significant estimates and judgments regarding current credit risks and future trends, all of which may undergo material changes. If our estimates prove to be incorrect, our allowance for credit losses may not be sufficient to cover losses in our loan portfolio and our expense relating to the additional provision for credit losses could increase substantially.

Any such increases in our provision for loan losses or any loan losses in excess of our provision for loan losses would have an adverse effect on our future financial condition and results of operations. Given the difficulties facing some of our largest borrowers, these borrowers may fail to continue to repay their loans on a timely basis or we may not be able to assess accurately any risk of loss from the loans to these borrowers.

Changes in collateral values of properties located in stagnant or distressed economies may require increased reserves.

A substantial part of our loan portfolio is located within the boundaries of the U.S. economy. Whether the collateral is located in Puerto Rico, the United States or British Virgin Islands or the U.S. mainland, the performance of our loan portfolio and the collateral value backing the transactions are dependent upon the performance of and conditions within each specific real estate market. Puerto Rico has been in an economic recession since 2006. Sustained weak economic conditions that have affected Puerto Rico and the United States over the last several years have resulted in declines in collateral values. We measure the impairment based on the fair value of the collateral, if collateral dependent, which is generally obtained from appraisals. Updated appraisals are obtained when we determine that loans are impaired and are updated annually thereafter. In addition, appraisals are also obtained for certain residential mortgage loans on a spot basis based on specific characteristics such as delinquency levels, age of the appraisal and loan-to-value ratios. The appraised value of the collateral may decrease or we may not be able to recover collateral at its appraised value. A significant decline in collateral valuations for collateral dependent loans may require increases in our specific provision for loan losses and an increase in the general valuation allowance. Any such increase would have an adverse effect on our future financial condition and results of operations.

Interest rate shifts may reduce net interest income.

Shifts in short-term interest rates may reduce net interest income, which is the principal component of our earnings. Net interest income is the difference between the amounts received by us on our interest-earning assets and the interest paid by us on our interest-bearing liabilities. Differences in the re-pricing structure of our assets and liabilities may result in changes in our profits when interest rates change.

Increases in interest rates may reduce the value of holdings of securities.

Fixed-rate securities acquired by us are generally subject to decreases in market value when interest rates rise, which may require recognition of a loss (e.g., the identification of an other-than-temporary impairment on our available-for-sale investments portfolio), thereby adversely affecting our results of operations. Market-related reductions in value also influence our ability to finance these securities.

Increases in interest rates may reduce demand for mortgage and other loans.

Higher interest rates increase the cost of mortgage and other loans to consumers and businesses and may reduce demand for such loans, which may negatively impact our profits by reducing the amount of loan interest income.

Accelerated prepayments may adversely affect net interest income.

Net interest income could be affected by prepayments of mortgage-backed securities. Acceleration in the prepayments of mortgage-backed securities would lower yields on these securities, as the amortization of premiums paid upon acquisition of these securities would accelerate. Conversely, acceleration in the prepayments of mortgage-backed securities would increase yields on securities purchased at a discount, as the accretion of the discount would accelerate. These risks are directly linked to future period market interest rate fluctuations. Also, net interest income in future periods might be affected by our investment in callable securities because future lower rate scenarios might prompt the early redemption of such securities.

Changes in interest rates on loans and borrowings may adversely affect net interest income.

Basis risk is the risk of adverse consequences resulting from unequal changes in the difference, also referred to as the “spread,” between two or more rates for different instruments with the same maturity and occurs when market rates for different financial instruments or the indices used to price assets and liabilities change at different times or by different amounts. The interest expense for liability instruments, such as brokered CDs, may change by the same amount as interest income received from loans or investments. To the extent that the interest rates on loans and borrowings change at different speeds and by different amounts, the margin between our LIBOR-based assets and the higher cost of the brokered CDs may compress and adversely affect net interest income.

If all or a significant portion of the unrealized losses in our investment securities portfolio on our consolidated balance sheet is determined to be other-than-temporarily impaired, we would recognize a material charge to our earnings and our capital ratios would be adversely affected.

For the years ended December 31, 2009, 2010, and 2011, we recognized a total of $1.7 million, $1.2 million, and $2.0 million, respectively, in other-than-temporary impairments. Since December 31, 2011, we have recognized a total of $1.4 million in other-than-temporary impairments. To the extent that any portion of the unrealized losses in our investment securities portfolio is determined to be other-than-temporary and, in the case of debt securities, the loss is related to credit factors, we would recognize a charge to earnings in the quarter during which such determination is made and capital ratios could be adversely affected. Even if we do not determine that the unrealized losses associated with this portfolio require an impairment charge, increases in these unrealized losses adversely affect our tangible common equity ratio, which may adversely affect credit rating agency and investor sentiment towards us. Any negative perception also may adversely affect our ability to access the capital markets or might increase our cost of capital. Valuation and other-than-temporary impairment determinations will continue to be affected by external market factors including default rates, severity rates and macro-economic factors.

Downgrades in our credit ratings could further increase the cost of borrowing funds.

The Corporation’s ability to access new non-deposit sources of funding could be adversely affected by downgrades in our credit ratings. The Corporation’s liquidity is contingent upon its ability to obtain external sources of funding to finance its operations. The Corporation’s current credit ratings and any downgrades in such credit ratings can hinder the Corporation’s access to external funding and/or cause external funding to be more expensive, which could in turn adversely affect results of operations. Also, changes in credit ratings may further affect the fair value of certain unsecured derivatives that consider the Corporation’s own credit risk as part of the valuation.

Our controls and procedures may fail or be circumvented, our risk management policies and procedures may be inadequate and operational risk could adversely affect our consolidated results of operations.

We may fail to identify and manage risks related to a variety of aspects of our business, including, but not limited to, operational risk, interest-rate risk, trading risk, fiduciary risk, legal and compliance risk, liquidity risk and credit risk. We have adopted and periodically improved various controls, procedures, policies and systems to monitor and manage risk. Any improvements to our controls, procedures, policies and systems, however, may not be adequate to identify and manage the risks in our various businesses. If our risk framework is ineffective, either because it fails to keep pace with changes in the financial markets or our businesses or for other reasons, we could incur losses or suffer reputational damage or find ourselves out of compliance with applicable regulatory mandates or expectations.

We may also be subject to disruptions from external events that are wholly or partially beyond our control, which could cause delays or disruptions to operational functions, including information processing and financial market settlement functions. In addition, our customers, vendors and counterparties could suffer from such events. Should these events affect us, or the customers, vendors or counterparties with which we conduct business, our consolidated results of operations could be negatively affected. When we record balance sheet reserves for probable loss contingencies related to operational losses, we may be unable to accurately estimate our potential exposure, and any reserves we establish to cover operational losses may not be sufficient to cover our actual financial exposure, which may have a material adverse impact on our consolidated results of operations or financial condition for the periods in which we recognize the losses.

Competition for our employees is intense, and we may not be able to attract and retain the highly skilled people we need to support our business.

Our success depends, in large part, on our ability to attract and retain key people. Competition for the best people in most activities in which we engage can be intense, and we may not be able to hire people or retain them, particularly in light of uncertainty concerning evolving compensation restrictions applicable to banks but not applicable to other financial services firms. The unexpected loss of services of one or more of our key employees could adversely affect our business because of the loss of their skills, knowledge of our markets and years of industry experience and, in some cases, because of the difficulty of promptly finding qualified replacement personnel. Similarly, the loss of key employees, either individually or as a group, could result in a loss of customer confidence in our ability to execute banking transactions on their behalf.

Further increases in the FDIC deposit insurance premium or in FDIC required reserves may have a significant financial impact on us.

The FDIC insures deposits at FDIC-insured depository institutions up to certain limits. The FDIC charges insured depository institutions premiums to maintain the Deposit Insurance Fund (the “DIF”). Current economic conditions during the last few years have resulted in higher bank failures and expectations of future bank failures. In the event of a bank failure, the FDIC takes control of a failed bank and ensures payment of deposits up to insured limits using the resources of the DIF. The FDIC is required by law to maintain adequate funding of the DIF, and the FDIC may increase premium assessments to maintain such funding.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) (signed into law on July 21, 2010 requires the FDIC to increase the DIF’s reserves against future losses, which will require institutions with assets greater than $10 billion to bear an increased responsibility for funding the prescribed reserve to support the depository insurance fund. On October 19, 2010, the FDIC addressed plans to bolster the DIF by increasing the required reserve ratio for the industry to 1.35 percent (ratio of reserves to insured deposits) by September 30, 2020, as required by the Dodd-Frank Act. The FDIC also proposed to raise its industry target ratio of reserves to insured deposits to 2 percent, 65 basis points above the statutory minimum, but the FDIC does not project that goal to be met until 2027.

The FDIC has approved two rules that amend its deposit insurance assessment regulations. The first rule implements a provision in the Dodd-Frank Act that changes the assessment base for deposit insurance premiums from one based on domestic deposits to one based on average consolidated total assets minus average Tier 1 capital. The rule also changes the assessment rate schedules for insured depository institutions so that approximately the same amount of revenue would be collected under the new assessment base as would be collected under the current rate schedule and the schedules previously proposed by the FDIC. The second rule revises the risk-based assessment system for all large insured depository institutions (generally, institutions with at least $10 billion in total assets, such as FirstBank). Under the rule, the FDIC uses a scorecard method to calculate assessment rates for all such institutions.

The FDIC may further increase FirstBank’s premiums or impose additional assessments or prepayment requirements in the future. The Dodd-Frank Act has removed the statutory cap for the reserve ratio, leaving the FDIC free to set this cap going forward.

Losses in the value of investments in entities that the Corporation does not control could have an adverse effect on the Corporation’s financial condition or results of operations.

The corporation has investments in entities that it does not control, including a 35% subordinated ownership interest in CPG/GS PR NPL, LLC (“CPG/GS”), organized under the laws of the Commonwealth of Puerto Rico, which is majority owned by PRLP Ventures LLC (“PRLP”), a company created by Goldman Sachs and Co. and Caribbean Property Group. CPG/GS is seeking to maximize the recovery of its investment in loans that it acquired from FirstBank. The Corporation’s 35% interest in CPG/GS is subordinated to the interest of the majority investor in CPG/GS, which is entitled to recover its investment and receive a priority 12% return on its invested capital. The Corporation’s equity interest of $37.0 million is also subordinated to the aggregate amount of its loans to CPG/GS in the amount of $104.8 million as of June 30, 2012. Therefore, the Corporation will not receive any return on its $37.0 million investment until PRLP receives an aggregate amount equivalent to its initial investment and a priority return of at least 12%, resulting in FirstBank’s interest in CPG/GS being subordinated to PRLP’s interest.

The Corporation’s interests in CPG/GS and other entities that it does not control preclude it from exercising control over the business strategy or other operational aspects of these entities. The Corporation cannot provide assurance that these entities will operate in a manner that will increase the value of the Corporation’s investments, that the Corporation’s proportionate share of income or losses from these entities will continue at the current level in the future or that the Corporation will not incur losses from the holding of such investments. Losses in the values of such investments could adversely affect the Corporation’s results of operations.

We may not be able to recover all assets pledged to Lehman Brothers Special Financing, Inc.

Lehman Brothers Special Financing, Inc. (“Lehman”) was the counterparty to First BanCorp on certain interest rate swap agreements. During the third quarter of 2008, Lehman failed to pay the scheduled net cash settlement due to us, which constituted an event of default under those interest rate swap agreements. We terminated all interest rate swaps with Lehman and replaced them with other counterparties under similar terms and conditions. In connection with the unpaid net cash settlement under the swap agreements, we have an unsecured counterparty exposure with Lehman, which filed for bankruptcy on October 3, 2008, of approximately $1.4 million. This exposure was reserved in the third quarter of 2008. We had securities pledged as collateral with a $63.6 million face value to guarantee our performance under the swap agreements in the event payment thereunder was required.

Since the second quarter of 2009, the Corporation has maintained a non-performing asset with a book value of $64.5 million in addition to accrued interest of $2.1 million related to the collateral pledged with Lehman. We believe that the securities pledged as collateral should not be part of the Lehman bankruptcy estate given the facts that the posted collateral constituted a performance guarantee under the swap agreements and was not part of a financing agreement, and that ownership of the securities was never transferred to Lehman. Upon termination of the interest rate swap agreements, Lehman’s obligation was to return the collateral to us. During the fourth quarter of 2009, we discovered that Lehman Brothers, Inc., acting as agent of Lehman, had deposited the securities in a custodial account at JP Morgan Chase, and that, shortly before the filing of the Lehman bankruptcy proceedings, it had provided instructions to have most of the securities transferred to Barclays Capital (“Barclays”) in New York. After Barclays’ refusal to turn over the securities, we filed a lawsuit against Barclays in federal court in New York demanding the return of the securities in December 2009. During February 2010, Barclays filed a motion with the court requesting that our claim be dismissed on the grounds that the allegations of the complaint are not sufficient to justify the granting of the remedies therein sought. Shortly thereafter, we filed our opposition motion. A hearing on the motions was held in court on April 28, 2010. The court, on that date, after hearing the arguments by both sides, concluded that our equitable-based causes of action, upon which the return of the investment securities is being demanded, contain allegations that sufficiently plead facts warranting the denial of Barclays’ motion to dismiss our claim. Accordingly, the judge ordered the case to proceed to trial.

Subsequent to the court decision, the district court judge transferred the case to the Lehman bankruptcy court for trial. Upon such transfer, the bankruptcy court began to entertain the pre-trial procedures including discovery of evidence. In this regard, an initial scheduling conference was held before the United States Bankruptcy Court for the Southern District of New York on November 17, 2010, at which time a proposed case management plan was approved. Discovery pursuant to that case management plan has been completed. The parties filed dispositive motions on September 13, 2012. Oppositions to such motions and replies thereto must be filed by October 15, 2012 and November 14, 2012, respectively, but this timing is subject to adjustment. We may not succeed in our litigation against Barclays to recover all or a substantial portion of the securities.

Additionally, we continue to pursue our claim filed in January 2009 in the proceedings under the Securities Protection Act with regard to Lehman Brothers, Inc. in the United States Bankruptcy Court for the Southern District of New York. An estimated loss was not accrued as we are unable to determine the timing of the claim resolution or whether we will succeed in recovering all or a substantial portion of the collateral or its equivalent value. If, as a result of developments in the litigation or for other reasons, we should determine to recognize a partial or full reserve for the investment securities that we pledged to Lehman, such an action would adversely affect our results of operations in the period in which such action is taken.

Because we have not had the benefit of the use of the investment securities pledged to Lehman (i.e., ability to sell, pledge or transfer), and because we have not received principal or interest payments since 2008 (after the collapse of Lehman), the appropriate carrying value of these securities has been under review with our regulators, with recent heightened concern due to the complex and lengthy litigation regarding this matter. If, as a result of these discussions, developments in the litigation, or for other reasons, we should determine that it is probable that the asset has been impaired and that we need to recognize a partial or full loss for the investment securities we pledged to Lehman, such an action would adversely affect our results of operations in the period in which such action is taken.

Our businesses may be adversely affected by litigation.

From time to time, our customers, or the government on their behalf, may make claims and take legal action relating to our performance of fiduciary or contractual responsibilities. We may also face employment lawsuits or other legal claims. In any such claims or actions, demands for substantial monetary damages may be asserted against us resulting in financial liability or an adverse effect on our reputation among investors or on customer demand for our products and services. We may be unable to accurately estimate our exposure to litigation risk when we record balance sheet reserves for probable loss contingencies. As a result, any reserves we establish to cover any settlements or judgments may not be sufficient to cover our actual financial exposure, which may have a material impact on our consolidated results of operations or financial condition.

In the ordinary course of our business, we are also subject to various regulatory, governmental and law enforcement inquiries, investigations and subpoenas. These may be directed generally to participants in the businesses in which we are involved or may be specifically directed at us. In regulatory enforcement matters, claims for disgorgement, the imposition of penalties and the imposition of other remedial sanctions are possible.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

The resolution of legal actions or regulatory matters, if unfavorable, could have a material adverse effect on our consolidated results of operations for the quarter in which such actions or matters are resolved or a reserve is established.

Our businesses may be negatively affected by adverse publicity or other reputational harm.

Our relationships with many of our customers are predicated upon our reputation as a fiduciary and a service provider that adheres to the highest standards of ethics, service quality and regulatory compliance. Adverse publicity, regulatory actions, like the Regulatory Agreements, litigation, operational failures, the failure to meet customer expectations and other issues with respect to one or more of our businesses could materially and adversely affect our reputation or our ability to attract and retain customers or obtain sources of funding for the same or other businesses. Preserving and enhancing our reputation also depends on maintaining systems and procedures that address known risks and regulatory requirements, as well as our ability to identify and mitigate additional risks that arise due to changes in our businesses, the market places in which we operate, the regulatory environment and customer expectations. If any of these developments has a material adverse effect on our reputation, our business will suffer.

Changes in accounting standards issued by the Financial Accounting Standards Board or other standard-setting bodies may adversely affect our financial statements.

Our financial statements are subject to the application of U.S. Generally Accepted Accounting Principles (“GAAP”), which is periodically revised and expanded. Accordingly, from time to time, we are required to adopt new or revised accounting standards issued by the Financial Accounting Standards Board. Market conditions have prompted accounting standard setters to promulgate new requirements that further interpret or seek to revise accounting pronouncements related to financial instruments, structures or transactions as well as to revise standards to expand disclosures. The impact of accounting pronouncements that have been issued but not yet implemented is disclosed in footnotes to our financial statements, which are incorporated herein by reference. An assessment of proposed standards is not provided as such proposals are subject to change through the exposure process and, therefore, the effects on our financial statements cannot be meaningfully assessed. It is possible that future accounting standards that we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our financial condition and results of operations.

Any impairment of our goodwill or amortizable intangible assets may adversely affect our operating results.

If our goodwill or amortizable intangible assets become impaired, we may be required to record a significant charge to earnings. Under GAAP, we review our amortizable intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable.

Goodwill is tested for impairment at least annually. Factors that may be considered a change in circumstances, indicating that the carrying value of the goodwill or amortizable intangible assets may not be recoverable, include reduced future cash flow estimates and slower growth rates in the industry.

The goodwill impairment evaluation process requires us to make estimates and assumptions with regards to the fair value of our reporting units. Actual values may differ significantly from these estimates. Such differences could result in future impairment of goodwill that would, in turn, negatively impact our results of operations and the reporting unit where the goodwill is recorded.

We conducted our annual evaluation of goodwill during the fourth quarter of 2011. This evaluation was a two-step process. The Step 1 evaluation of goodwill allocated to the Florida reporting unit, which is one level below the United States Operations segment, indicated potential impairment of goodwill. The Step 1 fair value for the unit was below the carrying amount of its equity book value as of the October 1, 2011 valuation date, requiring the completion of Step 2. Step 2 required a valuation of all assets and liabilities of the Florida reporting unit, including any recognized and unrecognized intangible assets, to determine the fair value of net assets. To complete Step 2, we subtracted from the unit’s Step 1 fair value the determined fair value of the net assets to arrive at the implied fair value of goodwill. Although the results of the Step 2 analysis indicated that the implied fair value of goodwill of $40.4 million exceeded the goodwill carrying value of $27 million, no assurance can be given that no goodwill impairment will be recognized in the future. There have been no events related to the Florida reporting unit that could indicate potential goodwill impairment since the date of the last evaluation; therefore, no goodwill impairment evaluation was performed during the second quarter of 2012. If we are required to record a charge to earnings in our consolidated financial statements because an impairment of the goodwill or amortizable intangible assets is determined, our results of operations could be adversely affected.

The Corporation’s judgments regarding accounting policies and the resolution of tax disputes may impact the Corporation’s earnings and cash flow.

Significant judgment is required in determining the Corporation’s effective tax rate and in evaluating its tax positions. The Corporation provides for uncertain tax positions when such tax positions do not meet the recognition thresholds or measurement criteria prescribed by applicable GAAP.

Fluctuations in federal, state, local and foreign taxes or a change to uncertain tax positions, including related interest and penalties, may impact the Corporation’s effective tax rate. When particular tax matters arise, a number of years may elapse before such matters are audited and finally resolved. In addition, tax positions may be challenged by the United States Internal Revenue Service (“IRS”) and the tax authorities in the jurisdictions in which we operate and we may estimate and provide for potential liabilities that may arise out of tax audits to the extent that uncertain tax positions fail to meet the recognition standard under applicable GAAP. Unfavorable resolution of any tax matter could increase the effective tax rate and could result in a material increase in our tax expense. Resolution of a tax issue may require the use of cash in the year of resolution. The years 2007 through 2009 have been examined by the United States Internal Revenue Service (“IRS”) and disputed issues have been taken to administrative appeals. Although the timing of the resolution and/or closure of audits is highly uncertain, the Corporation believes it is reasonably possible that the IRS will conclude this audit within the next twelve months. If any issues addressed in the IRS audit are resolved in a manner not consistent with the Corporation’s expectations, the Corporation could be required to adjust its provision for income taxes in the period in which such resolution occurs. The Corporation currently cannot reasonably estimate a range of possible changes to existing reserves.

We must respond to rapid technological changes, and these changes may be more difficult or expensive than anticipated.

If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing product and service offerings, technology and systems may become obsolete. Further, if we fail to adopt or develop new technologies or to adapt our products and services to emerging industry standards, we may lose current and future customers, which could have a material adverse effect on our business, financial condition and results of operations. The financial services industry is changing rapidly and, in order to remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies. These changes may be more difficult or expensive than we anticipate.

RISKS RELATING TO BUSINESS ENVIRONMENT AND OUR INDUSTRY

Difficult market conditions have affected the financial industry and may adversely affect us in the future.

Given that most of our business is in Puerto Rico and the United States and given the degree of interrelation between Puerto Rico’s economy and that of the United States, we are exposed to downturns in the U.S. economy. Continued high levels of unemployment and underemployment in the United States and depressed real estate valuations have negatively impacted the credit performance of mortgage loans, credit default swaps and other derivatives, and resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities as well as major commercial banks and investment banks. These write-downs have caused many financial institutions to seek additional capital from private and government entities, merge with larger and stronger financial institutions and, in some cases, fail.

A worsening of these conditions would likely exacerbate the adverse effects of these difficult market conditions on us and other financial institutions. In particular, we may face the following risks in connection with these events:

•	Our ability to assess the creditworthiness of our customers may be impaired if the models and approaches we use to select, manage, and underwrite the loans become less predictive of future behaviors.

•

The models used to estimate losses inherent in the credit exposure require difficult, subjective, and complex judgments, including forecasts of economic conditions and how these economic predictions might impair the ability of the borrowers to repay their loans, which may no longer be capable of accurate estimation and which may, in turn, impact the reliability of the models.

•

Our ability to borrow from other financial institutions or to engage in sales of mortgage loans to third parties (including mortgage loan securitization transactions with government-sponsored entities and repurchase agreements) on favorable terms, or at all, could be adversely affected by further disruptions in the capital markets or other events, including deteriorating investor expectations.

•	Competitive dynamics in the industry could change as a result of consolidation of financial services companies in connection with current market conditions.

•	We may be unable to comply with the Regulatory Agreements, which could result in further regulatory enforcement actions.

•	We expect to face increased regulation of our industry. Compliance with such regulation may increase our costs and limit our ability to pursue business opportunities.

•	There may be downward pressure on our stock price.

If current levels of market disruption and volatility worsen, our ability to access capital and our business, financial condition and results of operations may be materially and adversely affected.

Continuation of the economic slowdown and decline in the real estate market in the U.S. mainland and in Puerto Rico could continue to harm our results of operations.

The residential mortgage loan origination business has historically been cyclical, enjoying periods of strong growth and profitability followed by periods of shrinking volumes and industry-wide losses. The market for residential mortgage loan originations has declined over the past few years and this trend may continue to reduce the level of mortgage loans we produce in the future and adversely affect our business. During periods of rising interest rates, the refinancing of many mortgage products tends to decrease as the economic incentives for borrowers to refinance their existing mortgage loans are reduced. In addition, the residential mortgage loan origination business is impacted by home values. Over the past few years, residential real estate values in many areas of the U.S. and Puerto Rico have decreased significantly, which has led to lower volumes and higher losses across the industry, adversely impacting our mortgage business.

The actual rates of delinquencies, foreclosures and losses on loans have been higher during the economic slowdown. Rising unemployment, lower interest rates and declines in housing prices have had a negative effect on the ability of borrowers to repay their mortgage loans. Any sustained period of increased delinquencies, foreclosures or losses could continue to harm our ability to sell loans, the prices we receive for loans, the values of mortgage loans held for sale or residual interests in securitizations, which could continue to harm our financial condition and results of operations. In addition, any additional material decline in real estate values would further weaken the collateral loan-to-value ratios and increase the possibility of loss if a borrower defaults. In such event, we will be subject to the risk of loss on such real estate arising from borrower defaults to the extent not covered by third-party credit enhancement.

Our business concentration in Puerto Rico imposes risks.

We conduct our operations in a geographically concentrated area, as our main market is Puerto Rico. This imposes risks from lack of diversification in our geographical portfolio. Our financial condition and results of operations are highly dependent on the economic conditions of Puerto Rico, where adverse political or economic developments, among other things, could affect the volume of loan originations, increase the level of non-performing assets, increase the rate of foreclosure losses on loans, and reduce the value of our loans and loan servicing portfolio.

Since March 2006, a number of key economic indicators have shown that the economy of Puerto Rico has been in a recession.

On April 19, 2012, the Puerto Rico Planning Board announced the release of Puerto Rico’s macroeconomic data for the projections for the fiscal year ending on June 30, 2012 (“FY 2012”) and for the fiscal year ending on June 30, 2013 (“FY 2013”). Projections show an increase of 0.9% in the real gross national product (the “GNP”) for FY2012, and an increase of 1.1% for FY 2013. The Government Development Bank for Puerto Rico’s Economic Activity Index (“EAI”), which is a coincident index consisting of four major monthly economic indicators (namely total payroll employment, total electric power generation,1 cement sales and gas consumption), and which monitors the actual trend of Puerto Rico’s economy, reflected a year-over year increase of 0.5% for December 2011 its first positive growth since March 2006. Since then, the EAI has experienced its fifth consecutive month of positive year-over year growth. Construction has remained weak since 2009 as Puerto Rico’s fiscal situation and decreasing public investment in construction projects has affected the sector.

Although the government of Puerto Rico has implemented various measures in order to achieve a balanced budget for FY 2012 and FY 2013, on August 8, 2011, Moody’s downgraded the general obligation (“GO”) rating of the Commonwealth of Puerto Rico. The downgrade also applies to those ratings that are based on or capped at the general obligation rating of the Commonwealth of Puerto Rico. Moody’s revised the GO on June 6, 2012 and changed its outlook from stable to negative. Moody’s based the decision on its strong concerns with the continued deterioration of the severely underfunded government retirement systems, weak economic trends and weak finances. On June 26, 2012, Standard and Poor’s (“S&P”) revised its outlook on the Government Development Bank for Puerto Rico from stable to negative, while maintaining the current rating. According to S&P, the decision was based on the strong ties that the Government Development Bank has with the Puerto Rico Government, especially given that it provides funding to the Puerto Rico Government and certain Puerto Rico public corporations; and, since the outlook for Puerto Rico GO was downgraded, the logical progression called for a downgrade of the Government Development Bank’s rating.

Some of the measures implemented by the government to reduce expenses included public-sector employee layoffs. Since the government is an important source of employment in Puerto Rico, these measures had a temporary adverse effect on the island’s economy. In order to increase revenues, the government passed Law 154 of 2010 which imposes a variable rate excise tax on Controlled Foreign Corporations. The law, which was enacted in December of 2010, will be in effect up to December 2016.

Although recent economic indicators have shown positive year-over-year trends, the Puerto Rico Labor Department reported an unemployment rate of 14.8% for the month of April 2012.

The economy of Puerto Rico is sensitive to the price of oil in the global market since it does not have a significant mass transit system available to the public and most of its electricity is powered by oil. The substantial increase in the price of oil has adversely impacted the economy by reducing disposable income and increasing the operating costs of most businesses and government. Consumer spending is particularly sensitive to wide fluctuations in oil prices.

This decline in Puerto Rico’s economy has resulted in, among other things, a downturn in our loan originations, an increase in the level of our non-performing assets, loan loss provisions and charge-offs, particularly in our construction and commercial loan portfolios, an increase in the rate of foreclosure loss on mortgage loans, and a reduction in the value of our loans and loan servicing portfolio, all of which have adversely affected our profitability. If the decline in economic activity continues, there could be further adverse effects on our profitability.

The above economic concerns and uncertainty in the private and public sectors may continue to have an adverse effect on the credit quality of our loan portfolios, as delinquency rates have increased, until the economy stabilizes.

[1]	During April 2012, the Government Development Bank revised its index and substituted electric power consumption for electric power generation.

The failure of other financial institutions could adversely affect us.

Our ability to engage in routine funding transactions could be adversely affected by future failures of financial institutions and the actions and commercial soundness of other financial institutions. Financial institutions are interrelated as a result of trading, clearing, counterparty and other relationships. We have exposure to different industries and counterparties and routinely execute transactions with counterparties in the financial services industry, including brokers and dealers, commercial banks, investment banks, investment companies and other institutional clients. In certain of these transactions, we are required to post collateral to secure the obligations to the counterparties. In the event of a bankruptcy or insolvency proceeding involving one of such counterparties, we may experience delays in recovering the assets posted as collateral or may incur a loss to the extent that the counterparty was holding collateral in excess of the obligation to such counterparty.

In addition, many of these transactions expose us to credit risk in the event of a default by our counterparty or client. In addition, the credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or derivative exposure due to us. Any losses resulting from our routine funding transactions may materially and adversely affect our financial condition and results of operations.

Legislative and regulatory actions taken now or in the future may increase our costs and impact our business, governance structure, financial condition or results of operations.

We and our subsidiaries are subject to extensive regulation by multiple regulatory bodies. These regulations may affect the manner and terms of delivery of our services. If we do not comply with governmental regulations, we may be subject to fines, penalties, lawsuits or material restrictions on our businesses in the jurisdiction where the violation occurred, which may adversely affect our business operations. Changes in these regulations can significantly affect the services that we are asked to provide as well as our costs of compliance with such regulations. In addition, adverse publicity and damage to our reputation arising from the failure or perceived failure to comply with legal, regulatory or contractual requirements could affect our ability to attract and retain customers.

The financial crisis resulted in government regulatory agencies and political bodies placing increased focus and scrutiny on the financial services industry. The U.S. government intervened on an unprecedented scale, responding by temporarily enhancing the liquidity support available to financial institutions, establishing a commercial paper funding facility, temporarily guaranteeing money market funds and certain types of debt issuances and increasing insurance on bank deposits.

These programs have subjected financial institutions, particularly those participating in Troubled Asset Relief Program (the “TARP”), to additional restrictions, oversight and costs. In addition, new proposals for legislation are periodically introduced in the U.S. Congress that could further substantially increase regulation of the financial services industry, impose restrictions on the operations and general ability of firms within the industry to conduct business consistent with historical practices, including in the areas of interest rates, financial product offerings and disclosures, and have an effect on bankruptcy proceedings with respect to consumer residential real estate mortgages, among other things. Federal and state regulatory agencies also frequently adopt changes to their regulations or change the manner in which existing regulations are applied.

In recent years, regulatory oversight and enforcement have increased substantially, imposing additional costs and increasing the potential risks associated with our operations. If these regulatory trends continue, they could adversely affect our business and, in turn, our consolidated results of operations.

Financial services legislation and regulatory reforms may have a significant impact on our business and results of operations and on our credit ratings.

We face increased regulation and regulatory scrutiny as a result of our participation in the TARP. On July 20, 2010, we issued shares of Fixed Rate Cumulative Mandatorily Convertible Preferred Stock, Series G (the “Series G Preferred Stock”), to Treasury in exchange for shares of Fixed Rate Cumulative Perpetual

Preferred Stock, Series F (“Series F Preferred Stock”), plus accrued and unpaid dividends pursuant to an exchange agreement with Treasury dated as of July 7, 2010, as amended (“Exchange Agreement”). We also issued to Treasury the Warrant, which amends, restates and replaces the original Warrant that we issued to Treasury in January 2009 under the TARP. On October 7, 2011, we issued 32,941,797 shares of Common Stock to Treasury upon conversion of all of the Series G Preferred Stock.

The Dodd-Frank Act significantly changed the regulation of financial institutions and the financial services industry. The Dodd-Frank Act includes, and the regulations developed and to be developed thereunder include or will include, provisions affecting large and small financial institutions alike.

The Dodd-Frank Act, among other things, imposes capital requirements on bank holding companies; changes the base for FDIC insurance assessments to a bank’s average consolidated total assets minus average tangible equity, rather than upon its deposit base, and permanently raises the current standard deposit insurance limit to $250,000; and expands the FDIC’s authority to raise insurance premiums. The legislation also calls for the FDIC to raise the ratio of reserves to deposits from 1.15% to 1.35% for deposit insurance purposes by September 30, 2020 and to “offset the effect” of increased assessments on insured depository institutions with assets of less than $10 billion.

The Dodd-Frank Act also limits interchange fees payable on debit card transactions, established the Consumer Financial Protection Bureau (the “CFPB”) as an independent entity within the Federal Reserve and contains provisions on mortgage-related matters such as steering incentives, determinations as to a borrower’s ability to repay and prepayment penalties. The CFPB has broad rulemaking, supervisory and enforcement authority over consumer financial products and services, including deposit products, residential mortgages, home-equity loans and credit cards.

In July 2011, the CFPB advised us and other banks deemed to be “large banks” under the Dodd-Frank Act as to the agency’s approach to supervision and examination, which began on July 21, 2011. The CFPB supervision and examination approach will be guided toward protecting consumers and compliance with federal consumer financial protection laws.

The Dodd-Frank Act also includes provisions that affect corporate governance and executive compensation at all publicly-traded companies and allows financial institutions to pay interest on business checking accounts. The legislation also restricts proprietary trading, places restrictions on the owning or sponsoring of hedge and private equity funds, and regulates the derivatives activities of banks and their affiliates.

The Collins Amendment to the Dodd-Frank Act, among other things, required the federal banking agencies to establish minimum leverage and risk-based capital requirements that will apply to both insured banks and their holding companies. Regulations implementing the Collins Amendment became effective on July 28, 2011 and set as a floor for the capital requirements of the Corporation and FirstBank a minimum capital requirement computed using the FDIC’s general risk-based capital rules. On June 12, 2012, the federal banking agencies issued three notices of proposed rulemaking (NPRs) that would revise current capital rules. Two are applicable to the Bank and Corporation. The first, “Regulatory Capital, Implementation of Basel III, Minimum Regulatory Capital Ratios, Capital Adequacy, and Transition Provisions” applies to both the Bank and the Corporation. If adopted, this NPR would increase the quantity and quality of capital required by providing for a new minimum common equity Tier I ratio of 4.5% of risk-weighted assets and a common equity Tier I capital conservation buffer of 2.5% of risk-weighted assets. This first NPR would also revise the definition of capital to improve the ability of regulatory capital instruments to absorb losses and establish limitations on capital distributions and certain discretionary bonus payments if additional specified amounts, or “buffers”, of common equity Tier I capital are not met, and would introduce a supplementary leverage ratio for internationally active banking organizations. This NPR would also establish a more conservative standard for including an instrument such as trust preferred securities as Tier I capital for bank holding companies with total consolidated assets of $15 billion or more as of December 31, 2009, setting out a phase-out schedule for such instruments beginning in January 2013. Under Basel III, the Corporation will phase out its inclusion in Tier 1 Capital of trust preferred securities in the amount of $225 million beginning with a 25 percent exclusion starting on January 1, 2013, to full exclusion on January 1, 2016 and thereafter.

The second NPR, “Regulatory Capital Rules: Standardized Approach for risk-weighted Assets; Market Discipline and Disclosure Requirements,” would also apply to both the Bank and the Corporation. This NPR would revise and harmonize the bank regulators’ rules for calculating risk-weighted assets to enhance risk sensitivity and address weaknesses that have been identified recently. These changes to the risk-weighted assets calculation would be effective from January 1, 2015 and would likely lead to an increase in our risk-weighted assets, which in some cases could be significant. Based on our current interpretation of the proposed Basel III capital rules we anticipate exceeding the minimum capital ratios over the first two years of the phase-in schedules established in the first NPR, while we continue to evaluate the effect of the second NPR and the fully phased-in impact of Basel III proposed capital rules.

The federal banking agencies also issued on June 12, 2012 the final market risk capital rule that was proposed in 2011. The final rule, effective on January 1, 2013, amends the calculation of market risk to better characterize the risks facing a particular institution and to help ensure the adequacy of capital related to the institution’s market risk-related positions. It establishes more explicit eligibility criteria than existing market risk capital rules for positions that receive market risk capital treatment, sets requirements for prudent valuations, robust stress testing and the control, oversight and validation mechanisms for models. It applies to a banking organization with aggregate trading assets and trading liabilities equal to 10% or more of quarter-end total assets, or aggregate trading assets and liabilities equal to $1 billion or more; therefore, these rules will not be applicable to the Bank and the Corporation, based on our assets at this time.

On June 29, 2011, the Federal Reserve approved a final debit card interchange rule that caps a debit card issuer’s base fee at 21 cents per transaction and allows an additional 5-bonus point charge per transaction to help cover fraud losses. The rule became fully operational on October 1, 2011. The debit card interchange rule reduced our interchange fee revenue in line with industry-wide expectations, beginning with the quarter ended December 31, 2011. The new pricing restriction negatively impacted our fee income by approximately $2.5 million to $3.0 million.

The Federal Reserve in December 2011 issued a notice of proposed rulemaking to implement the enhanced prudential standards and early remediation requirements established under the Dodd-Frank Act. The December 2011 proposal would require all bank holding companies and state member banks with more than $10 billion in total consolidated assets, such as First BanCorp, to comply with the requirements to conduct an annual company-run stress test beginning on the effective date of the final rule.

On January 17, 2012, the federal banking agencies proposed a new regulation that would require state non-member banks with total assets of more than $10 billion, such as FirstBank, to conduct annual capital-adequacy stress tests. The proposed regulation, required by the Dodd-Frank Act, will require FirstBank to provide the FDIC with forward-looking information to assist the FDIC in its overall assessment of its capital adequacy, helping to better identify potential downside risks and the potential impact of adverse outcomes on its financial stability. On August 27, 2012, the federal banking agencies announced they are considering changes to the implementation timeline for the annual company-run stress test requirements required by the Dodd-Frank Act. The changes under consideration would delay implementation until September 2013 for bank holding companies, state member banks, and savings and loan holding companies with between $10 billion and $50 billion in total consolidated assets. Additional details about the timing and scope of Dodd-Frank stress test requirements for bank holding companies, state member banks, and savings and loan holding companies with between $10 billion and $50 billion in total consolidated assets will be included in a forthcoming final rule.

On May 10, 2012, the federal banking agencies issued final supervisory guidance for stress testing practices applicable to banking organizations with more than $10 billion in total consolidated assets, such as FirstBank, which became effective on July 23, 2012. This guidance outlines general principles for a satisfactory stress-testing framework and describes various stress testing approaches and how stress testing should be used at various levels within an organization. The guidance does not implement the aforementioned stress testing requirements in the Dodd-Frank Act or in the Federal Reserve Board’s capital plan rule that apply to certain companies, as those requirements have been or are being implemented through separate proposals by the respective agencies.

These provisions, or any other aspects of current or proposed regulatory or legislative changes to laws applicable to the financial services industry, may impact the profitability of our business activities or change certain of our business practices, including the ability to offer new products, obtain financing, attract deposits, make loans, and achieve satisfactory interest spreads, and could expose us to additional costs, including increased compliance costs. These changes also may require us to invest significant management attention and resources to make any necessary changes to operations in order to comply and could, therefore, also materially and adversely affect our business, financial condition, and results of operations. Many provisions of the Dodd-Frank Act are to be phased in over a period of time. The ultimate effect of the Dodd-Frank Act on the financial services industry in general, and us in particular, may be adverse.

The U.S. Congress has also adopted additional consumer protection laws such as the Credit Card Accountability Responsibility and Disclosure Act of 2009, and the Federal Reserve has adopted numerous new regulations addressing banks’ credit card, overdraft and mortgage lending practices. Additional consumer protection legislation and regulatory activity is anticipated in the near future. Internationally, both the Basel Committee on Banking Supervision and the Financial Stability Board (established in April 2009 by the Group of Twenty Finance Ministers and Central Bank Governors to take action to strengthen regulation and supervision of the financial system with greater international consistency, cooperation and transparency) have committed to raise capital standards and liquidity buffers within the banking system (“Basel III”). On September 12, 2010, the Group of Governors and Heads of Supervision agreed to the calibration and phase-in of the Basel III minimum capital requirements (raising the minimum Tier 1 common equity ratio to 4.5% and minimum Tier 1 equity ratio to 6.0%, with full implementation by January 2015) and introducing a capital conservation buffer of common equity of an additional 2.5% with implementation by January 2019. U.S. regulators proposed regulations for implementing Basel III on June 12, 2012, see discussion above. On September 28, 2011, the Basel Committee announced plans to consider adjustments to the final liquidity charge to be imposed under Basel III, which liquidity charge would take effect on January 1, 2015. The liquidity coverage ratio being considered would require banks to maintain an adequate level of unencumbered high-quality liquid assets sufficient to meet liquidity needs for a 30 calendar day time horizon.

Such proposals and legislation, if finally adopted, would change banking laws and our operating environment and that of our subsidiaries in substantial and unpredictable ways. The ultimate effect that such proposals and legislation, if enacted, or regulations issued to implement the same, would have upon our financial condition or results of operations may be adverse.

Monetary policies and regulations of the Federal Reserve could adversely affect our business, financial condition and results of operations.

In addition to being affected by general economic conditions, our earnings and growth are affected by the policies of the Federal Reserve. An important function of the Federal Reserve is to regulate the money supply and credit conditions. Among the instruments used by the Federal Reserve to implement these objectives are open market operations in U.S. government securities, adjustments of the discount rate and changes in reserve requirements against bank deposits. These instruments are used in varying combinations to influence overall economic growth and the distribution of credit, bank loans, investments and deposits. Their use also affects interest rates charged on loans or paid on deposits.

The monetary policies and regulations of the Federal Reserve have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. The effects of such policies upon our business, financial condition and results of operations may be adverse.

RISKS RELATING TO AN INVESTMENT IN THE CORPORATION’S SECURITIES

Issuance of additional equity securities in the public markets and other capital management or business strategies that we may pursue could depress the market price of our Common Stock and could result in dilution of holders of our Common Stock, including purchasers of our Common Stock under the resale registration statement.

Generally, we are not restricted from issuing additional equity securities, including our Common Stock. We may choose or be required in the future to identify, consider and pursue additional capital management strategies to bolster our capital position. We may issue equity securities (including convertible securities, preferred securities, and options and warrants on our common or preferred stock) in the future for a number of reasons, including to finance our operations and business strategy, to adjust our leverage ratio, to address regulatory capital concerns, to restructure currently outstanding debt or equity securities or to satisfy our obligations upon the exercise of outstanding options or warrants. Future issuances of our equity securities, including Common Stock, in any transaction that we may pursue may dilute the interests of our existing holders of our Common Stock and cause the market price of our Common Stock to decline.

The market price of our Common Stock may continue to be subject to significant fluctuations and volatility.

The stock markets have experienced high levels of volatility during the last few years. These market fluctuations have adversely affected, and may continue to adversely affect, the trading price of our Common Stock. In addition, the market price of our Common Stock has been subject to significant fluctuations and volatility because of factors specifically related to our businesses and may continue to fluctuate or decline. Factors that could cause fluctuations, volatility or a decline in the market price of our Common Stock, many of which could be beyond our control, include the following, in addition to the sale of the Shares in this offering:

•	our ability to comply with the Regulatory Agreements;

•	any additional regulatory actions against us;

•	changes or perceived changes in the condition, operations, results or prospects of our businesses and market assessments of these changes or perceived changes;

•	announcements of strategic developments, acquisitions and other material events by us or our competitors, including any failures of banks;

•

changes in governmental regulations or proposals, or new governmental regulations or proposals, affecting us, including those relating to the financial crisis and global economic downturn and those that may be specifically directed to us;

•	a continuing recession in the Puerto Rico market and a lack of growth in our other principal markets in the Virgin Islands and the United States;

•	the departure of key employees;

•	changes in the credit, mortgage and real estate markets;

•	operating results that vary from the expectations of management, securities analysts and investors;

•	operating and stock price performance of companies that investors deem comparable to us; and

•	the public perception of the banking industry and its safety and soundness.

In addition, the stock market in general, and the NYSE and the market for commercial banks and other financial services companies in particular, have experienced significant price and volume fluctuations that sometimes have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry factors may seriously harm the market price of our Common Stock, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs, potential liabilities and the diversion of management’s attention and resources.

Our suspension of dividends may have adversely affected and may further adversely affect our stock price and could result in the expansion of our Board of Directors.

In March 2009, the Board of Governors of the Federal Reserve issued a supervisory guidance letter intended to provide direction to bank holding companies (“BHCs”) on the declaration and payment of dividends, capital redemptions and capital repurchases by BHCs in the context of their capital planning process. The letter reiterates the long-standing Federal Reserve supervisory policies and guidance to the effect that BHCs should only pay dividends from current earnings. More specifically, the letter heightens expectations that BHCs will inform and consult with the Federal Reserve supervisory staff on the declaration and payment of dividends that exceed earnings for the period for which a dividend is being paid. In consideration of the financial results reported for the second quarter ended June 30, 2009, we decided, as a matter of prudent fiscal management and following the Federal Reserve guidance, to suspend the payment of dividends. Furthermore, our FED Agreement with the Federal Reserve precludes us from declaring any dividends without the prior approval of the Federal Reserve. We cannot anticipate if and when the payment of dividends might be reinstated.

This suspension may have adversely affected and may continue to adversely affect our stock price. Further, because dividends on our Preferred Stock have not been paid since we suspended dividend payments in August 2009, the holders of Preferred Stock have the right to appoint two additional members to our Board of Directors. Any member of the Board of Directors appointed by the Preferred Stockholders is required to vacate his or her office if the Corporation returns to payment of dividends in full for twelve consecutive monthly dividend periods. If the certificates of designation for the Preferred Stock are amended to remove the right to appoint members of the Board of Directors, the removal of this right may adversely affect the stock price of the Preferred Stock given that this right is a typical right of holders of preferred stock.

There is no trading market for the Warrant and as a result, you may not be able to resell the Warrant at or above the price you pay for it.

There is no public market for the Warrant and we have no other warrants outstanding. Accordingly, your ability to resell the Warrant is significantly limited.

RISKS RELATING TO THE RIGHTS OF HOLDERS OF OUR COMMON STOCK COMPARED TO THE RIGHTS OF HOLDERS OF OUR DEBT OBLIGATIONS AND SHARES OF PREFERRED STOCK

The holders of our debt obligations, which, as of June 30, 2012, were in the aggregate amount of approximately $231.9 million, and the holders of our shares of preferred stock will have priority over our Common Stock with respect to payment in the event of liquidation, dissolution or winding up and with respect to the payment of dividends.

In any liquidation, dissolution or winding up of First BanCorp, our Common Stock would rank below all debt claims against us and claims of all of our outstanding shares of Series A through E Preferred Stock, which have a liquidation preference of approximately $63 million. Thus, holders of our Common Stock will not be entitled to receive any payment or other distribution of assets upon the liquidation, dissolution or winding up of First BanCorp until after all our obligations to our debt holders have been satisfied and holders of senior equity securities and trust preferred securities have received any payment or distribution due to them. As a result, holders of our Common Stock could lose all or a part of their investment.

In addition, we are required to pay dividends on our preferred stock before we pay any dividends on our Common Stock. Holders of our Common Stock will not be entitled to receive payment of any dividends on their shares of our Common Stock unless and until we obtain the Federal Reserve’s approval to resume payments of dividends on the shares of outstanding preferred stock and on our Common Stock. We may not obtain such approval.

Future offerings of preferred stock, which would likely be senior to our Common Stock for purposes of dividend distributions or upon liquidation, may adversely affect the market price of our Common Stock.

If the Regulatory Agreements are terminated and we resume the payment of dividends on our outstanding preferred stock, our Board of Directors will again be authorized to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our Board of Directors would have the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights and preferences over our Common Stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. If we issue shares of preferred stock in the future that have a preference over our Common Stock with respect to the payment of dividends or upon liquidation, or if we issue shares of preferred stock with voting rights that dilute the voting power of our Common Stock, the rights of holders of our Common Stock will be adversely affected and the market price of our Common Stock could be adversely affected.

Treasury, which is a Selling Stockholder, is a federal agency and your ability to bring a claim against Treasury under the federal securities laws may be limited.

The doctrine of sovereign immunity, as limited by the Federal Tort Claims Act (the “FTCA”), provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. At least one federal court, in a case involving a federal agency, has held that the United States may assert its sovereign immunity to claims brought under the federal securities laws. In addition, Treasury and its officers, agents and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. We do not expect any underwriter in an offering of securities by Treasury to claim to be an agent of Treasury in such offering. Accordingly, any attempt to assert such a claim against the officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part or resulting from any other act or omission in connection with an offering of securities by Treasury would likely be barred.

FORWARD-LOOKING STATEMENTS

Certain statements made or incorporated by reference in this prospectus are “forward-looking” statements within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act. All statements contained herein or incorporated by reference in this prospectus that are not clearly historical in nature are forward-looking, and the words “would be,” “will allow,” “intends to,” “will likely result,” “are expected to,” “should,” “anticipate,” or similar expressions are generally intended to identify forward-looking statements.

These forward-looking statements are not guarantees of future performance and involve certain risks, uncertainties, estimates and assumptions by us that are difficult to predict. Various factors, some of which are beyond our control, could cause actual results to differ materially from those expressed in, or implied by, such forward-looking statements. Factors that might cause such a difference include, but are not limited to, the risks described below in the “Risk Factors” section, and the following:

•	uncertainty about whether the Corporation and FirstBank will be able to fully comply with the Regulatory Agreements;

•	the risk of being subject to possible additional regulatory actions;

•	uncertainty as to the availability of certain funding sources, such as retail brokered CDs;

•

the Corporation’s reliance on brokered CDs and its ability to obtain, on a periodic basis, approval from the FDIC to issue brokered CDs to fund operations and provide liquidity in accordance with the terms of the FDIC Order;

•

the risk of not being able to fulfill the Corporation’s cash obligations or resume paying dividends to the Corporation’s stockholders in the future due to the Corporation’s inability to receive approval from the FED to receive dividends from FirstBank or FirstBank’s failure to generate sufficient cash flow to make a dividend payment to the Corporation;

•

the strength or weakness of the real estate markets and of the consumer and commercial credit sectors and their potential impact on the credit quality of the Corporation’s loans and other assets, including the Corporation’s construction and commercial real estate loan portfolios, which have contributed and may continue to contribute to, among other things, the high levels of non-performing assets, charge-offs and the provision expense and may subject the Corporation to further risk from loan defaults and foreclosures;

•

adverse changes in general economic conditions in the U.S. and in Puerto Rico, including the interest rate environment, market liquidity, housing absorption rates, real estate prices and disruptions in the U.S. capital markets, which may reduce interest margins, impact funding sources, affect demand for all of the Corporation’s products and services, and reduce the Corporation’s revenues, earnings and the value of the Corporation’s assets;

•	an adverse change in the Corporation’s ability to attract new clients and retain existing ones;

•

a decrease in demand for the Corporation’s products and services and lower revenues and earnings because of the continued recession in Puerto Rico and the current fiscal problems and budget deficit of the Puerto Rico government and recent credit downgrades of the Puerto Rico government;

•

uncertainty about regulatory and legislative changes for financial services companies in Puerto Rico, the U.S., and the U.S. and British Virgin Islands, which could affect the Corporation’s financial condition or performance and could cause the Corporation’s actual results for future periods to differ materially from prior results and anticipated or projected results;

•

uncertainty about the effectiveness of the various actions undertaken to stimulate the U.S. economy and stabilize the U.S. financial markets, and the impact such actions may have on the Corporation’s business, financial condition and results of operations;

•

changes in the fiscal and monetary policies and regulations of the federal government, including those determined by the FED, the FDIC, government-sponsored housing agencies and regulators in Puerto Rico and the U.S. and British Virgin Islands;

•	the risk of possible failure or circumvention of controls and procedures and the risk that the Corporation’s risk management policies may not be adequate;

•

the risk that the FDIC may further increase the deposit insurance premium and/or require special assessments to replenish its insurance fund, causing an additional increase in the Corporation’s non-interest expenses;

•	risks of not being able to recover the assets pledged to Lehman Brothers Special Financing, Inc.;

•	the impact on the Corporation’s results of operations and financial condition associated with acquisitions and dispositions;

•	a need to recognize additional impairments on financial instruments or goodwill relating to acquisitions;

•	risks that downgrades in the credit ratings of the Corporation’s long-term senior debt will adversely affect the Corporation’s ability to access necessary external funds;

•	the impact of the Dodd-Frank Act on the Corporation’s businesses, business practices and cost of operations; and

•	general competitive factors and industry consolidation.

Although the “forward-looking statements” are based on our current beliefs and expectations, we do not undertake, and specifically disclaim any obligation, to update any of the “forward-looking statements” to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by federal securities laws.

You should read this prospectus and the documents that we incorporate by reference into this prospectus and have filed as exhibits to the registration statement of which this prospectus is a part completely and with the understanding that our actual future results may be materially different from what we expect. The information contained in this prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any sale of the Securities.

DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK

General

On January 16, 2009, the Corporation issued the original Warrant to Treasury in connection with Treasury’s purchase of preferred stock pursuant to the Capital Purchase Program under the TARP. Initially, the original Warrant had a ten-year term and was exercisable at any time for 389,483 shares of Common Stock at an exercise price of $154.05.

On July 20, 2010, pursuant to the Exchange Agreement dated as of July 7, 2010 with Treasury, the Corporation agreed to amend and restate the terms of the original Warrant. As amended and restated, the term of the original Warrant was extended to July 20, 2020, and the initial exercise price of the original Warrant was adjusted to $10.878. On October 7, 2011, the Warrant was further adjusted as a result of the capital raise to provide for the issuance of 1,285,899 shares of Common Stock at an exercise price of $3.29 per share. The exercise price and the number of shares issuable upon exercise of the Warrant are subject to certain anti-dilution adjustments.

The Corporation will reserve and keep available, out of its authorized but unissued Common Stock, a sufficient number of shares to satisfy the exercise of the Warrant at any time. No fractional shares will be issued upon exercise of the Warrant. In lieu of a fractional share, the Corporation will make a cash payment equal to the market price less the pro-rated exercise price for such fractional share. We have listed the Common Stock issuable upon exercise of the Warrant with the NYSE.

The holder of the Warrant shall have no rights or privileges of the holders of our Common Stock, including any voting rights, until (and then only to the extent) the Warrant has been exercised.

Adjustment and Other Rights

The exercise price and the number of shares of Common Stock issuable upon exercise of the Warrant will be adjusted proportionately:

•	in the event of a stock split, subdivision, reclassification or combination of the outstanding shares of Common Stock;

•

if, until the earlier of the date on which Treasury or an affiliate of Treasury no longer holds the Warrant or any portion thereof and the third anniversary of the issue date, or July 20, 2013, the Corporation issues shares of Common Stock (or rights or warrants or other securities exercisable or convertible into or exchangeable for shares of Common Stock), other than in certain transactions as defined in the Warrant agreement, without consideration or at a consideration per share of Common Stock (or having a conversion price per share of Common Stock) that is less than the applicable per share Warrant exercise price;

•	in connection with any distributions by the Corporation to security holders (e.g., cash or stock dividends);

•	in connection with certain repurchases of Common Stock by the Corporation; and

•	in connection with certain business combinations.

Transfer/Assignment

Treasury may transfer all or a portion of the Warrant at any time.

PLAN OF DISTRIBUTION

We are registering the Securities covered by this prospectus to permit Selling Stockholders, and any assignees, transferees, pledgees, or donees or any of the successors in interest of the Selling Stockholders named in a prospectus supplement to this prospectus, to conduct public secondary trading of the Securities. We will not receive any of the proceeds of the sale of the Securities offered by this prospectus. If the Warrant is exercised for cash by a purchaser of the Warrant under this prospectus, the net proceeds to the Corporation from the sale of the shares of Common Stock issued upon such exercise will be used for general corporate purposes, including the repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries. However, we will receive no cash if and to the extent the Warrant is exercised pursuant to the net, or “cashless,” exercise feature of the Warrant. The aggregate proceeds to the Selling Stockholders from the sale of the Securities will be the purchase price of the Securities less any discounts and commissions. A Selling Stockholder may offer and sell the Securities included in this prospectus from time to time through one or more methods specified herein or through a combination of any of such methods or any other method permitted pursuant to applicable law.

The Selling Stockholders may offer and sell their Securities included in this prospectus from time to time directly to purchasers, through underwriters, to dealers, or through agents, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale or at privately negotiated prices.

The Selling Stockholders may offer and sell some or all of the Securities included in this prospectus by or through a broker-dealer in one or more, or a combination, of the following methods, without limitation:

•	purchases by the broker-dealer as principal, and resale by the broker-dealer for its account;

•	a block trade in which the broker-dealer may attempt to sell the shares as agent, but may resell all or a portion of the block as principal in order to facilitate the transaction;

•	in a public auction;

•	transactions in which a broker-dealer may agree with one or more Selling Stockholders to sell a specified number of such shares at a stipulated price per share;

•	transactions in which the broker-dealer as agent solicits purchasers and ordinary brokerage transactions by the broker-dealer as agent; or

•	an offering at other than a fixed price on or through the facilities of any stock exchange on which the Common Stock is listed or to or through a market maker other than on that stock exchange.

The Selling Stockholders may directly make offers to sell some or all of the Securities included in this prospectus to, or solicit offers to purchase such shares from, purchasers from time to time. If required, the prospectus supplement related to any such offering by the Selling Stockholders will set forth the terms of such offering.

The Selling Stockholders may sell some or all of the Securities included in this prospectus from time to time to one or more underwriters, which would purchase the shares as principal for resale to purchasers, on a firm-commitment or other basis. If the Selling Stockholders sell Securities to underwriters, they may execute an underwriting agreement with them at the time of sale and, if required, will name them in the prospectus supplement related to any such offering. In connection with those sales, underwriters may be deemed to have received compensation from the Selling Stockholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for which they may act as agents. Underwriters may resell Securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for which they may act as agents. The prospectus supplement related to any such offering will include any required information about underwriting compensation to be paid to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with such offering.

From time to time, the Selling Stockholders may sell the Securities included in this prospectus to one or more dealers acting as principals. If required, the prospectus supplement related to any such offering will name such dealers as Selling Stockholders, and will include information about any compensation paid to the dealers, in such offering. The dealers, which may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell the Securities to purchasers.

The Selling Stockholders may sell the Securities they hold using a public auction process in which the public offering price and the allocation of the Securities will be determined through an auction conducted by an auction agent. The auction process may involve a modified “Dutch auction” mechanic in which the auction agent (and potentially other brokers) will receive and accept bids from bidders at either a minimum bid price or at price increments in excess of the minimum bid price. The auction agent and any such other brokers may be the underwriters or their affiliates. After the auction closes and those bids become irrevocable, the auction agent will determine the clearing price for the sale of the Securities offered in the auction, and subject to agreement between the Selling Stockholders and the underwriter or underwriters to proceed with the offering, the Securities will be allocated to winning bidders by the underwriter or underwriters. If the Selling Stockholders use a public auction process to sell the Securities, a more detailed description of the procedures to be used in connection with any such auction will be set forth in a pricing supplement to this prospectus.

The Selling Stockholders may designate broker-dealers as agents from time to time to solicit offers from purchasers to purchase the Securities included in this prospectus, or to sell such Securities in ordinary brokerage transactions, on their behalf. If required, the prospectus supplement related to any such offering will name such agents, and will include information about any commissions paid to the agents in such offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act in such offering.

Each of the Selling Stockholders may be deemed to be an “underwriter” as that term is defined in the Securities Act, and any profit on the sale of the Securities included in this prospectus by such Selling Stockholder may be deemed to be “underwriting discounts or commissions” under the Securities Act.

In connection with a firm commitment offering, the underwriters may purchase and sell the Securities in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares of the Common Stock than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Common Stock while the offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased Common Stock sold by or for the account of that underwriter in stabilizing or short-covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Common Stock. As a result, the price of the Common Stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on or through the NYSE, the existing trading market for the Common Stock, or in the over-the-counter market or otherwise.

The Selling Stockholders or their underwriters, broker-dealers, or agents may make sales of the Securities that are deemed to be an at-the-market offering as defined in Securities Act Rule 415, which includes sales of such Securities made directly on or through the NYSE, the existing trading market for the Common Stock, or in the over-the-counter market or otherwise.

Any underwriters, broker-dealers, or agents offering the Securities included in this prospectus will not confirm sales to any accounts over which they or their affiliates exercise discretionary authority without the prior approval of the customer.

We have agreed to indemnify in certain circumstances Selling Stockholders and any brokers-dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders may agree to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act. In addition, underwriters, broker-dealers, agents and other persons may be entitled, under agreements that they may enter into with the Selling Stockholders, to indemnification by them against certain liabilities, including liabilities under the Securities Act, in connection with an offering of the Securities included in this prospectus.

We have agreed to pay the expenses of the registration of the Securities offered and sold by the Selling Stockholders under the registration statement, including, but not limited to, all registration and filing fees and fees and expenses of our counsel and our accountants. The Selling Stockholders will pay any underwriting discounts, commissions and transfer taxes applicable to the Securities sold by them. In the case of Treasury, we previously agreed to pay all selling expenses incurred in connection with any registration of the Securities offered and sold by Treasury, including all discounts, selling commissions and stock transfer taxes applicable to the sale of the Securities and fees and disbursements of counsel for Treasury.

In connection with our agreement to include in the registration statement the Securities to be offered for sale by the Selling Stockholders and to pay the expenses of the registration of such shares, we may require that the Selling Stockholders be subject to any restrictions on sale imposed by us from time to time, including, without limitation, with respect to blackout periods for sales, volume limitations, manner of sale restrictions or otherwise.

The Selling Stockholders and other persons participating in the sale or distribution of the Securities may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the Securities. We have informed the Selling Stockholders that the anti-manipulation rules under the Exchange Act may apply to sales of the Securities in the market and to the activities of the Selling Stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the Securities to engage in market-making activities with respect to the particular Securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the Securities and the ability of any person or entity to engage in market-making activities with respect to the Securities.

As a result of the requirements of the Financial Industry Regulatory Authority (“FINRA”), the maximum discount, concession or commission to be received by any FINRA member or independent broker-dealer may not be greater than eight percent (8%) of the gross proceeds received by the Selling Stockholders for the sale of any of the Securities included in this prospectus.

Any of the Securities included in this prospectus held by the Selling Stockholders that qualifies for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to the registration statement. If any Selling Stockholder sells pursuant to Rule 144, such Selling Stockholder will not be deemed to be an “underwriter” as that term is defined in the Securities Act and will not be subject to the prospectus delivery requirements of the Securities Act with respect to such sales. The Securities covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus.

A Selling Stockholder may also sell the Securities through privately negotiated transactions, settlement of short sales, the writing or settlement of options or other hedging transactions (whether through an options exchange or otherwise) and an exchange distribution in accordance with the rules of the applicable exchange.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Shares. The exercise price for the Warrant may be paid in cash or through the withholding by the Corporation of stock having a market value equal to the exercise price. If the Warrant is exercised for cash by a purchaser of the Warrant under this prospectus, the net proceeds to the Corporation from the sale of the shares of common stock issued upon such exercise will be approximately $4.2 million. These proceeds will be used for general corporate purposes, including the repayment of debt, acquisitions, additions to working capital, capital expenditures and investments in our subsidiaries.

SELLING STOCKHOLDERS

The table below sets forth beneficial ownership information for the Selling Stockholders. Except as described below, the Selling Stockholders have not held any position or office or had any other material relationship with us or any of our predecessors or affiliates within the past three years. Of the shares being registered, 101,368,970 shares are beneficially owned by funds that have designated two directors to serve on our Board of Directors and 34,227,696 shares are beneficially owned by Treasury.

As noted in footnotes to the table below, three of the Selling Stockholders are affiliates of broker-dealers. Each Selling Stockholder that is an affiliate of a broker-dealer purchased the shares being registered for resale in the ordinary course of business and at the time of the purchase had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

There follows a description of key provisions of and actions taken pursuant to our investment agreements with THL and Oaktree, as amended, and our investment agreement with funds advised by Wellington, which funds collectively own more than 5% of our outstanding shares of Common Stock:

•

We reimbursed each of THL and an affiliate of Oaktree Capital Management, L.P. $4 million and reimbursed Wellington approximately $68,000 for expenses each incurred in connection with the capital raise.

•

Each of THL and Oaktree has the right to designate a person to serve on our Board for as long as each of them owns at least 25% of the number of shares each acquired in connection with the capital raise. Consistent with our agreements with THL and Oaktree, we appointed Michael P. Harmon and Thomas Martin Hagerty as directors.

•	We appointed Roberto R. Herencia to serve as our Chairman of the Board.

•

We agreed to use our best efforts to nominate two additional directors to the Board so that a majority of our directors will be either investor designees or independent directors with banking or related financial management expertise. In this regard, on October 30, 2012, the Board elected Robert T. Gormley to serve as a director until the next annual meeting of stockholders.

•	THL and Oaktree have certain indemnification rights.

•

Funds advised by Wellington may acquire additional shares of Common Stock for as long as such funds collectively own at least 60% of the number of shares of Common Stock that such funds acquired in connection with the capital raise at such time as we sell any Common Stock or securities convertible into or exchangeable for Common Stock, or include a Common Stock component, up to the amount of the new securities required to maintain their aggregate percentage Common Stock-equivalent interest in us at the same level as it was before the issuance of those securities.

•

Each of THL and Oaktree may acquire additional shares of Common Stock in the following circumstances: (a) for as long as each of THL and Oaktree, as applicable, owns at least 25% of the number of shares of Common Stock that it acquired in connection with the capital raise, each such investor will have the right to acquire from us at such time as we sell (i) any Common Stock or securities that are convertible into or exchangeable for Common Stock, or include a Common Stock component, an amount of securities up to the amount of the new securities required to maintain its percentage Common Stock-equivalent interest in us at the same level as it was before the issuance of those securities and (ii) any Common Stock or securities that are convertible into or exchangeable for Common Stock, or include a Common Stock component, to any investor to which we sold Common Stock in the capital raise an amount of securities up to the amount of new securities equal to the aggregate amount of new securities that we offer to sell to such other investor or its affiliates for the same price and on the same terms as such other offer or sale to such other investor or its affiliates; and (b) for as long as each of THL and Oaktree, as applicable, owns in the aggregate at least as many shares of Common Stock as any other entity or group of affiliated entities, if we offer to sell to any entity or group of affiliated entities Common Stock or securities that are convertible into or exchangeable for Common Stock, or include a Common Stock component, that would cause that entity or group of affiliated entities to own more shares of Common Stock than THL or Oaktree, as applicable, we will offer to sell to each of THL and Oaktree, for the same price and on the same terms, a number of new securities such that THL or Oaktree, as applicable, will own an amount of shares of Common Stock, after giving effect to the conversion or exercise of such new securities into Common Stock, equal to the number of shares of Common Stock owned by such other entity or group of affiliated entities.

On January 16, 2009, the Corporation entered into a Letter Agreement with Treasury pursuant to which Treasury invested $400,000,000 in Series F Preferred Stock, of the Corporation and the Warrant under the TARP. On July 20, 2010, the Corporation issued 424,174 shares of Series G Preferred Stock to Treasury in exchange for the Series F Preferred Stock it previously held. The Series G Preferred Stock was convertible into the Corporation’s Common Stock upon the satisfaction of certain conditions, including the completion of the capital raise. On October 7, 2011, simultaneous with the completion of the capital raise, the Corporation issued 32,941,797 shares of Common Stock to Treasury upon conversion of all of the Corporation’s outstanding Series G Preferred Stock.

On February 17, 2012, the Corporation entered into a Securities Purchase Agreement in connection with its sale of 165,000 shares of Common Stock in a private placement to Mr. Herencia.

On March 14, 2012, the Corporation sold an aggregate of 115,787 shares of Common Stock to funds advised by Wellington pursuant to the exercise by such funds of anti-dilution rights in connection with our rights offering, which was completed in December 2011, and the sale of shares to Mr. Herencia described above. THL and Oaktree declined to exercise their anti-dilution rights in connection with the rights offering and did not accept anti-dilution rights resulting from the sale of shares to Mr. Herencia.

	Beneficial Ownership Prior to the Offering		Number of Shares Being Offered	Beneficial Ownership After the Offering
Name and Address of Beneficial Owner	Number of Shares(1)	Percent(2)		Number of Shares(1)	Percent(2)
Thomas H. Lee (Alternative) Fund VI, L.P.(3)	27,873,153	13.52	27,873,153	0	0
THL FBC Equity Investors, L.P.(4)	640,170	*	640,170	0	0
Thomas H. Lee (Alternative) Parallel Fund VI, L.P.(5)	18,874,216	9.16	18,874,216	0	0
Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P.(6)	3,296,946	1.60	3,296,946	0	0
Oaktree Principal Fund V (Delaware), L.P.(7)	41,931,274	20.34	41,931,274	0	0
Oaktree FF Investment Fund AIF (Delaware), L.P.(7)	8,753,211	4.25	8,753,211	0	0
Ithan Creek Investors II USB, LLC(8)	492,909	*	115,787	377,122	*
Treasury(9)	34,227,696	16.60	34,227,696	0	0
Roberto R. Herencia	312,166	*	165,000	147,166	*

*	Less than 1 percent
(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any Common Stock over which such person has voting or investment power or of which such person has the right to acquire beneficial ownership within 60 days of September 30, 2012.
(2)	The percentage of shares beneficially owned is calculated based on the number of shares outstanding as of September 30, 2012, which was 206,134,458 shares. In computing the percentage of shares beneficially owned, any shares which the person has a right to acquire within 60 days after September 30, 2012 are deemed outstanding for the purpose of computing the percentage of Common Stock beneficially owned by that person but are not deemed outstanding for the purpose of computing the percentage of shares beneficially owned by any other person.

(3)	Thomas H. Lee Advisors (Alternative) VI, Ltd. is the controlling entity of Thomas H. Lee (Alternative) Fund VI, L.P. Voting and investment control over the securities that Thomas H. Lee (Alternative) Fund VI, L.P. holds are acted upon by majority vote of the members of a nine-member committee, the members of which are Todd M. Abbrecht, Charles A. Brizius, Anthony J. DiNovi, Thomas M. Hagerty, Scott L. Jaeckel, Seth W. Lawry, Soren L. Oberg, Scott M. Sperling and Kent R. Weldon (the “THL Committee”). Thomas H. Lee (Alternative) Fund VI, L.P. may be deemed to share voting and investment power with the THL Committee and Thomas H. Lee Advisors (Alternative) VI, Ltd. Each member of the THL Committee disclaims beneficial ownership of all shares reported herein except to the extent of any pecuniary interest therein.
(4)	Thomas H. Lee Advisors (Alternative) VI, Ltd. is the controlling entity of THL FBC Equity Investors, L.P. Voting and investment control over the securities that THL FBC Equity Investors, L.P. holds are acted upon by majority vote of the THL Committee. THL FBC Equity Investors, L.P. may be deemed to share voting and investment power with the THL Committee and Thomas H. Lee Advisors (Alternative) VI, Ltd. Each member of the THL Committee disclaims beneficial ownership of all shares reported herein except to the extent of any pecuniary interest therein.
(5)	Thomas H. Lee Advisors (Alternative) VI, Ltd. is the controlling entity of Thomas H. Lee (Alternative) Parallel Fund VI, L.P. Voting and investment control over the securities that Thomas H. Lee (Alternative) Parallel Fund VI, L.P. holds are acted upon by majority vote of the THL Committee. Thomas H. Lee (Alternative) Parallel Fund VI, L.P. may be deemed to share voting and investment power with the THL Committee and Thomas H. Lee Advisors (Alternative) VI, Ltd. Each member of the THL Committee disclaims beneficial ownership of all shares reported herein except to the extent of any pecuniary interest therein.
(6)	Thomas H. Lee Advisors (Alternative) VI, Ltd. is the controlling entity of Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P. Voting and investment control over the securities that Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P. holds are acted upon by majority vote of the THL Committee. Thomas H. Lee (Alternative) Parallel (DT) Fund VI, L.P. may be deemed to share voting and investment power with the THL Committee and Thomas H. Lee Advisors (Alternative) VI, Ltd. Each member of the THL Committee disclaims beneficial ownership of all shares reported herein except to the extent of any pecuniary interest therein.
(7)	Each of Oaktree Principal Fund V (Delaware), L.P. (the “PF V Fund”) and Oaktree FF Investment Fund AIF (Delaware), L.P. (the “AIF Fund”) has indicated that it is an affiliate of a broker-dealer. Each of the PF V Fund and the AIF Fund may be deemed to share voting and investment power with several other affiliated entities of Oaktree.

The PF V Fund may share voting and investment power with Oaktree Capital Group Holdings GP, LLC (“OCGH GP”), in its capacity as the manager of Oaktree Capital Group, LLC (“OCG”), OCG, in its capacity as managing member of Oaktree Holdings, LLC (“Oaktree Holdings”), Oaktree Holdings, in its capacity as managing member of OCM Holdings I, LLC (“Oaktree Holdings I”), Oaktree Holdings I, in its capacity as general partner of Oaktree Capital I, L.P. (“Oaktree Capital I”), Oaktree Capital I, in its capacity as general partner of Oaktree Fund GP I, L.P. (“Oaktree Fund GP I”), Oaktree Fund GP I, in its capacity as managing member of Oaktree Fund GP, LLC (“Oaktree Fund GP”), Oaktree Fund GP, in its capacity as general partner of the PF V Fund.

The AIF Fund may share voting and investment power with OCGH GP, in its capacity as the general partner of Oaktree Capital Group Holdings, L. P. (“OCGH LP”), OCGH LP in its capacity as the controlling shareholder of Oaktree AIF Holdings, Inc. (“Oaktree AIF Holdings”), Oaktree AIF Holdings, in its capacity as general partner of Oaktree AIF Investments, L.P. (“Oaktree AIF Investments”), Oaktree AIF Investments, in its capacity as general partner of Oaktree Fund GP III, L.P. (“Oaktree GP III”), Oaktree GP III, in its capacity as sole member of Oaktree Fund GP AIF, LLC (“Oaktree GP AIF”), Oaktree GP AIF, in its capacity as general partner of Oaktree Fund AIF Series, L.P. Series I (“Oaktree AIF” and, together with OCGH GP, OCGH LP, OCG, Oaktree Holdings, Oaktree Holdings I, Oaktree Capital I, Oaktree Fund GP I, Oaktree Fund GP, Oaktree AIF Holdings, Oaktree AIF Investments, Oaktree GP III and Oaktree GP AIF, collectively, the “Oaktree Entities”), and Oaktree AIF, in its capacity as general partner of the AIF Fund.

OCGH GP is managed by an executive committee, the members of which are Howard S. Marks, Bruce A. Karsh, John B. Frank, David M. Kirchheimer, Sheldon M. Stone, Larry W. Keele, Stephen A. Kaplan and Kevin L. Clayton (the “OCGH GP Members”). The OCGH GP Members make investment and voting decisions with respect to the shares reported herein. Michael P. Harmon, the Board representative for Oaktree, may be deemed to share voting and investment power with respect to the shares owned by the PF V Fund and the AIF Fund.

Each Oaktree Entity, each OCGH GP Member, and Mr. Harmon disclaim beneficial ownership of all shares reported herein except to the extent of their respective pecuniary interest therein.

(8)	Wellington Management Company, LLP, an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser of Ithan Creek Investors II USB, LLC, makes investment and voting decisions with respect to the shares held by Ithan Creek Investors II USB, LLC and in such capacity may be deemed to share beneficial ownership with respect to the shares held by Ithan Creek Investors II USB, LLC. Ithan Creek Investors II USB, LLC has indicated that it is an affiliate of a broker-dealer.
(9)	Includes 1,285,899 shares that may be acquired by Treasury upon the exercise of the Warrant, which it acquired from the Corporation on January 16, 2009 and which was amended and restated on July 20, 2010. Treasury has sole voting and investment power of all shares reported herein but may exercise voting power only in accordance with the terms of the Exchange Agreement.

The following description was provided by Treasury and is derived from the website of Treasury. Treasury is the executive agency of the United States government responsible for promoting economic prosperity and ensuring the financial security of the United States. Treasury is responsible for a wide range of activities, such as advising the President of the United States on economic and financial issues, encouraging sustainable economic growth and fostering improved governance in financial institutions. Treasury operates and maintains systems that are critical to the nation’s financial infrastructure, such as the production of coin and currency, the disbursement of payments to the American public, revenue collection and the borrowing of funds necessary to run the federal government. Treasury works with other federal agencies, foreign governments, and international financial institutions to encourage global economic growth, raise standards of living and, to the extent possible, predict and prevent economic and financial crises. Treasury also performs a critical and far-reaching role in enhancing national security by implementing economic sanctions against foreign threats to the United States, identifying and targeting the financial support networks of national security threats and improving the safeguards of our financial systems. In addition, under the Emergency Economic Stabilization Act of 2008, Treasury was given certain authority and facilities to restore the liquidity and stability of the financial system.

The doctrine of sovereign immunity, as limited by the FTCA, provides that claims may not be brought against the United States of America or any agency or instrumentality thereof unless specifically permitted by act of Congress. The FTCA bars claims for fraud or misrepresentation. The courts have held, in cases involving federal agencies and instrumentalities, that the United States may assert its sovereign immunity to claims brought under the federal securities laws. Thus, any attempt to assert a claim against Treasury alleging a violation of the federal securities laws, including the Securities Act and the Exchange Act, resulting from an alleged material misstatement in or material omission from this prospectus or the registration statement of which this prospectus is a part, or any other act or omission in connection with the offering to which this prospectus relates, likely would be barred. In addition, Treasury and its members, officers, agents, and employees are exempt from liability for any violation or alleged violation of the anti-fraud provisions of Section 10(b) of the Exchange Act by virtue of Section 3(c) thereof. We do not expect any underwriter in an offering of securities by Treasury to claim to be an agent of Treasury in such offering. Accordingly, any attempt to assert such a claim against the members, officers, agents or employees of Treasury for a violation of the Securities Act or the Exchange Act resulting from an alleged material misstatement in or material omission from this prospectus, any applicable prospectus supplement or the registration statement of which this prospectus and any applicable prospectus supplement are a part or resulting from any other act or omission in connection with the offering to which this prospectus relates likely would be barred.

U.S. FEDERAL AND PUERTO RICO INCOME TAX CONSEQUENCES

The following discussion describes the material United States federal and Puerto Rico income tax consequences to U.S. Holders (as defined below), Puerto Rico Holders (as defined below), and Puerto Rico corporations (as defined below), collectively, the “Holders” of the ownership and disposition of shares of Common Stock.

You are a U.S. Holder if you are a beneficial owner of shares of Common Stock and you are:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more “United States persons,” as defined in the U.S. Internal Revenue Code of 1986, as amended (the “U.S. Code”), have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The term U.S. Holder does not include Puerto Rico Holders nor does it include Puerto Rico corporations. As used herein, the term “Puerto Rico Holder” means an individual holder who is a bona fide resident of Puerto Rico during the entire taxable year within the meaning of Sections 933 and 937 of the U.S. Code. “Puerto Rico corporations” are corporations created or organized in or under the laws of Puerto Rico.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is based upon the provisions of the U.S. Code, regulations promulgated by Treasury thereunder, and administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in United States federal income tax consequences different from those discussed below. We have not sought any ruling from the United States Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions. For purposes of the discussion below, we have assumed that we should not be treated as a passive foreign investment company for U.S. federal income tax purposes. Further, this discussion also assumes that the shares of Common Stock are held as capital assets within the meaning of Section 1221 of the U.S. Code. In addition, this discussion does not address all tax considerations that may be applicable to your particular circumstances or to you if you are a U.S. Holder that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	dealers in securities or commodities;

•	controlled foreign corporations;

•	passive foreign investment companies;

•	U.S. expatriates;

•	persons deemed to own 10% or more of our voting stock;

•	traders in securities that elect to use a mark-to-market method of accounting for securities holdings;

•	tax-exempt organizations;

•	persons liable for alternative minimum tax;

•	persons that hold shares of Common Stock as part of a straddle or a hedging or conversion transaction; or

•	persons whose “functional currency” is not the United States dollar.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) holds shares of Common Stock, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership is urged to consult its own tax advisor as to the United States federal income tax consequences of the ownership of shares of Common Stock.

You are urged to consult your own tax advisor regarding the United States federal, state, local, non-U.S. and other tax consequences of the ownership of shares of Common Stock.

Common Stock

Dividends on Common Stock

General

Under the current source of income rules of the U.S. Code, dividends on shares of our Common Stock will constitute gross income from sources outside the United States if less than 25% of First BanCorp’s gross income for the previous three taxable years is effectively connected with a trade or business in the United States. First BanCorp does not believe that, for any of its taxable years beginning with its formation, 25% or more of its gross income has been effectively connected with a trade or business in the United States nor does it expect that 25% or more of its gross income will be effectively connected with a trade or business in the United States in any future taxable years. Accordingly, dividends paid on shares of our Common Stock will constitute gross income from sources outside the United States as long as First BanCorp continues to meet the gross income test described above. The following discussion regarding Holders of our Common Stock assumes that dividends will constitute income from sources outside the United States.

U.S. Holders

In general, distributions with respect to our Common Stock, including the amount of any Puerto Rico taxes withheld on the distribution, will constitute dividends to the extent made out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a non-taxable return of capital to the extent of your tax basis in Common Stock and thereafter as capital gain from the sale or exchange of such Common Stock. A U.S. corporation cannot deduct dividends because the dividends-received deduction provided in Section 243 of the U.S. Code is not available. Dividends received by non-corporate U.S. holders, including individuals, qualify for preferential rates of taxation (under current law, the maximum rate is 15% through 2012, increasing to ordinary income tax rates beginning January 1, 2013).

Subject to certain conditions and limitations contained in the U.S. Code, any Puerto Rico income tax imposed on dividends distributed by First BanCorp in accordance with Puerto Rico income tax law may be eligible for credit against the U.S. Holder’s U.S. federal income tax liability. For purposes of calculating a U.S. Holder’s U.S. foreign tax credit, dividends distributed by First BanCorp will be income from sources outside the United States, and, depending on your circumstances, will be either passive category income or general category income. The rules governing the foreign tax credit are complex. You are urged to consult your own tax advisor regarding the availability of the foreign tax credit under your particular circumstances.

Puerto Rico Holders

In general, distributions of dividends made by First BanCorp on the shares of our Common Stock to a Puerto Rico Holder will constitute gross income from sources within Puerto Rico and will not be includible in the Puerto Rico Holder’s gross income for, and will be exempt from, U.S. federal income taxation. In addition, for U.S. federal income tax purposes, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico Holder’s gross income.

Puerto Rico corporations

In general, distributions of dividends made by First BanCorp on the shares of our Common Stock to a Puerto Rico corporation will not, in the hands of the Puerto Rico corporation, be subject to U.S. federal income tax if the dividends are not effectively connected with a United States trade or business of the Puerto Rico corporation. The U.S. Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purposes.

Gain on Disposition of Common Stock

General

Upon the sale or other disposition of Common Stock, you will generally realize capital gain or loss for United States federal income tax purposes equal to the difference between the value of the amount that you realize and your tax basis in the particular shares of Common Stock.

U.S. Holders

The capital gain realized by a non-corporate U.S. Holder upon a sale or other disposition of the Common Stock is generally taxed at preferential rates where the holder has a holding period greater than one year (under current law, the maximum rate is 15% through 2012, increasing to 20% beginning January 1, 2013). The gain or loss will generally be income or loss from sources within the United States for foreign tax credit purposes. The deductibility of capital losses is subject to limitations.

Puerto Rico Holders

In general, gain from the sale or other disposition of shares of our Common Stock by a Puerto Rico Holder will constitute income from sources within Puerto Rico, and will not be includible in such stockholder’s gross income for, and will be exempt from, U.S. federal income taxation. Also, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico Holder’s gross income.

Puerto Rico corporations

In general, any gain derived by a Puerto Rico corporation from the sale or exchange of Common Stock will not be subject to U.S. federal income tax if the gain is not effectively connected with a United States trade or business of the Puerto Rico corporation. The U.S. Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purpose.

Warrant

Sale of Warrant

U.S. Holders

In general, a U.S. Holder of the Warrant will recognize gain or loss upon the sale of the Warrant in an amount equal to the difference between the amount realized on the sale and the U.S. Holder’s adjusted tax basis in the Warrant. The initial tax basis in the Warrant will be the purchase price. Gain or loss attributable to the sale of the Warrant will generally be capital gain or loss. Capital gain of a non-corporate U.S. Holder is generally taxed at preferential rates where the U.S. Holder has a holding period greater than one year.

Puerto Rico Holders

In general, gain from the sale or other disposition of the Warrant by a Puerto Rico Holder will constitute income from sources within Puerto Rico, and will not be includible in such stockholder’s gross income for, and will be exempt from, U.S. federal income taxation. Also, no deduction or credit will be allowed that is allocable to or chargeable against amounts so excluded from the Puerto Rico Holder’s gross income.

Puerto Rico corporations

In general, any gain derived by a Puerto Rico corporation from the sale or exchange of the Warrant will not be subject to U.S. federal income tax if the gain is not effectively connected with a United States trade or business of the Puerto Rico corporation. The U.S. Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purpose.

Exercise of Warrant

U.S. Holders

A U.S. Holder should not recognize gain or loss on the exercise of the Warrant and related receipt of Common Stock (unless cash is received in lieu of the issuance of a fractional common share) with cash. A U.S. Holder’s initial tax basis in the Common Stock received on the exercise of the Warrant should be equal to the sum of (a) such U.S. Holder’s tax basis in the Warrant plus (b) the exercise price paid by such U.S. Holder on the exercise of the Warrant. The holding period of Common Stock received upon the exercise of the Warrant should commence on the day after the Warrant is exercised.

The U.S. federal income tax consequences of the exercise of the Warrant in a cashless exercise are not entirely clear. Exercise of the Warrant may be treated as a tax-free non-recognition event, either because it may be treated as not being a gain realization event (except with respect to any cash received in lieu of any fractional share), or may be treated as a recapitalization. In either case, a U.S. Holder’s tax basis in the common stock received will equal the U.S. Holder’s adjusted tax basis in the Warrant, less any amount attributable to any fractional share. Your receipt of cash in lieu of a fractional share of Common Stock will generally be treated as if you received the fractional share and then received such cash in redemption of the share. If the exercise of the Warrant is treated as not being a gain realization event, the holding period of Common Stock received upon the exercise of the Warrant should commence on the day after the Warrant is exercised. If the exercise of the Warrant is treated as a recapitalization, the holding period of Common Stock received upon the exercise of the Warrant will include the U.S. Holder’s holding period for the Warrant.

It is also possible that a cashless exercise of the Warrant could be treated as a taxable exchange in which gain or loss will be recognized. The amount of gain or loss recognized on such exchange and its character as short-term or long-term will depend on the characterization of that exchange. If a U.S. Holder is treated as selling a portion of the Warrant or underlying shares of Common Stock for cash that is used to pay the exercise price for the Warrant, the amount of gain or loss will be the difference between that exercise price and such U.S. Holder’s adjusted tax basis attributable to the Warrant or shares of Common Stock deemed to have been sold. If the U.S. Holder is treated as selling the Warrant, such U.S. Holder will have long-term capital gain or loss if it has held the Warrant for more than one year. If the U.S. Holder is treated as selling underlying shares of Common Stock, such U.S. Holder will have short-term capital gain or loss. In either case, a U.S. Holder of the Warrant will also recognize gain or loss in respect of the cash received in lieu of any fractional share of Common Stock otherwise issuable upon exercise in an amount equal to the difference between the amount of cash received and the portion of such U.S. Holder’s tax basis attributable to such fractional share. The ability of U.S. Holders to deduct capital losses is subject to limitations under the Code. U.S. Holders should consult their tax advisors as to the holding period and basis in the stock received if a characterization described in this paragraph applies.

Alternatively, if the U.S. Holder is treated as exchanging, in a taxable exchange, the Warrant for shares of Common Stock received on exercise, the amount of gain or loss will be the difference between (1) the fair market value of Common Stock and cash in lieu of any fractional share received on exercise and (2) the holder’s adjusted tax basis in the Warrant. In that case, the U.S. Holder will have long-term capital gain or loss with respect to the exchange if it has held the Warrant for more than one year and such U.S. Holder will have a tax basis in the shares of Common Stock received equal to their fair market value and a holding period beginning on the date after the exchange. U.S. Holders should consult their tax advisors regarding the possible application of the wash sale rules to such an exchange.

Due to the absence of authority on the U.S. federal income tax treatment of the cashless exercise of warrants, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above will be adopted by the IRS or a court. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of the Warrant.

Puerto Rico Holders

In general, gain, if any, from the exercise of the Warrant by a Puerto Rico Holder will not be subject to U.S. federal income taxation.

Puerto Rico corporations

In general, any gain derived by a Puerto Rico corporation from the exercise of the Warrant will not be subject to U.S. federal income tax if the gain is not effectively connected with a United States trade or business of the Puerto Rico corporation. The U.S. Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purpose.

Adjustments of Warrant

U.S. Holders

The exercise price at which the Common Stock may be purchased and/or the number of shares of Common Stock that may be purchased is subject to adjustment from time to time upon the occurrence of certain events. Under Section 305 of the U.S. Code, a change in conversion ratio or any transaction having a similar effect on the interest of a U.S. Holder of the Warrant may be treated as a distribution with respect to any U.S. Holder of the Warrant whose proportionate interest in earnings and profits is increased by such change or transaction. Thus, under certain future circumstances which may or may not occur, such an adjustment pursuant to the terms of the Warrant may be treated as a taxable distribution to the holder of the Warrant to the extent of current or accumulated earnings and profits, without regard to whether the U.S. Holder of the Warrant receives any cash or other property. See “—Dividends on Common Stock—U.S. Holders,” above.

Puerto Rico Holders

In general, any adjustment to the Warrant that would result in a constructive distribution would constitute income from sources within Puerto Rico, and will not be includible in such Puerto Rico Holder’s gross income for, and will be exempt from, U.S. federal income taxation.

Puerto Rico corporations

In general, any adjustment to the Warrant that would result in a constructive distribution to a Puerto Rico corporation will not be subject to U.S. federal income tax if the gain is not effectively connected with a United

States trade or business of the Puerto Rico corporation. The U.S. Code provides special rules for Puerto Rico corporations that are “Controlled Foreign Corporations,” “Personal Holding Companies,” or “Passive Foreign Investment Companies” for U.S. federal income tax purpose.

Backup Withholding and Information Reporting

For non-corporate U.S. Holders, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to (a) dividend payments and (b) the receipt of proceeds from the sale of shares of our Common Stock effected at a United States office of a broker (not including a Puerto Rico office) or by a United States payer or middleman (not including a Puerto Rico payer or middleman).

Additionally, backup withholding may apply to such payments for non-corporate U.S. Holders if such holder fails to provide an accurate taxpayer identification number, or if First BanCorp is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on federal income tax returns, or in certain circumstances, if the holder fails to comply with applicable certification requirements. Backup withholding is not an additional tax and amounts withheld under the backup withholding rules will be allowed as a refund or credit against such holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Recent Legislation

Under recently enacted legislation, U.S. Holders or Puerto Rico Holders that are individuals who own “specified foreign financial assets,” within the meaning of Section 6038D of the U.S. Code, may be required to report information with respect to such assets with their tax returns on Form 8938 for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000, subject to certain exceptions (including an exception for ordinary shares held in custodial accounts maintained with a United States financial institution). Failure to report information required under this legislation could result in substantial penalties. Such individuals are urged to consult their tax advisors as to the application of this legislation to their ownership of the Common Stock.

Further, for taxable years beginning after December 31, 2012, an additional 3.8% Medicare tax is scheduled to be imposed on certain net investment income, including ordinary dividends and capital gains of certain non-corporate taxpayers whose modified adjusted gross income exceeds a threshold amount.

CERTAIN PUERTO RICO TAX CONSIDERATIONS

This discussion is based on the provisions of the Puerto Rico Internal Revenue Code of 2011, as amended (the “PR Code”), and other tax laws of Puerto Rico as in effect on the date of this prospectus, as well as regulations, administrative pronouncements and judicial decisions available on or before such date and now in effect. All of the foregoing is subject to change, which change could apply retroactively and could affect the continued validity of this discussion.

You are urged to consult your own tax advisor as to the application to your particular situation of the tax considerations discussed below, as well as the application of any state, local, foreign or other tax.

For purposes of the following discussion, the term “Puerto Rico corporation” is used to refer to a corporation organized under the laws of Puerto Rico and the term “Foreign Corporation” is used to refer to a corporation organized under the laws of a jurisdiction other than Puerto Rico.

If a partnership (including any entity treated as a partnership for Puerto Rico income tax purposes) holds shares of Common Stock, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such partner or partnership is urged to consult its own tax advisor as to the Puerto Rico income tax consequences of the ownership of the shares of Common Stock.

Common Stock

Dividends on Common Stock

General

Distributions of cash or other property made by First BanCorp on the shares of our Common Stock will be treated as dividends to the extent that First BanCorp has current or accumulated earnings and profits. To the extent that a distribution exceeds First BanCorp’s current and accumulated earnings and profits, the distribution will be applied against and reduce the adjusted Puerto Rico income tax basis of the shares of our Common Stock in the hands of the holder. The excess of any distribution of this type over the adjusted Puerto Rico income tax basis will be treated as gain on the sale or exchange of the shares of our Common Stock and will be subject to income tax as described below.

The following discussion regarding the income taxation of dividends on shares of our Common Stock received by individuals not residents of Puerto Rico and foreign corporations assumes that dividends will constitute income from sources within Puerto Rico. Generally, a dividend declared by a Puerto Rico corporation will constitute income from sources within Puerto Rico unless the corporation derived less than 20% of its gross income from sources within Puerto Rico for the three taxable years preceding the year of the declaration. First BanCorp. has represented that it has derived more than 20% of its gross income from Puerto Rico sources on an annual basis since inception.

Individuals Resident of Puerto Rico and Puerto Rico corporations

In general, individuals who are residents of Puerto Rico will be subject to a 10% Puerto Rico income tax on dividends paid on the shares of our Common Stock. This tax is generally required to be withheld by First BanCorp. Such individuals may elect for this withholding not to apply by providing us a written statement opting-out of such withholding provided the shares of our Common Stock are held in their names. If such individual holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, the procedures described in “—Special Withholding Tax Considerations” below should be followed for purposes of opting-out of the 10% Puerto Rico withholding tax. If the individual Puerto Rico resident opts-out of the 10% Puerto Rico withholding tax, he or she will be required to include the amount of the dividend as ordinary income and will be subject to Puerto Rico income tax thereon at the normal income tax rates, which may be up to 33%. Even if the withholding is actually made, the individual may elect, upon filing his Puerto Rico income tax return for the year the dividend is paid, for the dividends to be taxed at the normal income tax rates applicable to individuals. In this case, the 10% Puerto Rico income tax withheld is creditable against the normal tax so determined.

Individuals resident of Puerto Rico are subject to alternative minimum tax (“AMT”) on the AMT Net Income if their regular tax liability is less than the alternative minimum tax liability. The AMT rates range from 10% to 20% depending on the AMT Net Income. At present, AMT applies with respect to individual taxpayers that have AMT Net Income of $150,000 or more. The AMT Net Income includes various categories of tax-exempt income and income subject to preferential tax rates as provided in the PR Code, such as dividends on our Common Stock and long-term capital gains recognized on the disposition of our Common Stock.

Puerto Rico corporations will be subject to Puerto Rico income tax on dividends paid on the shares of our Common Stock at the normal corporate income tax rates, subject to the dividend received deduction. The dividend received deduction will be equal to 85% of the dividend received, but the deduction may not exceed 85% of the corporation’s net taxable income. Based on the applicable maximum Puerto Rico normal corporate income tax rate of 30%, the maximum effective income tax rate on these dividends will be 4.50% after accounting for the dividend received deduction. In the case of Puerto Rico corporations, no Puerto Rico income tax withholding will be imposed on dividends paid on the shares of our Common Stock provided such shares are held in the name of the Puerto Rico corporation. If such Puerto Rico corporation holds the shares of our Common

Stock in the name of a broker or other direct or indirect participant of DTC, then, a 10% Puerto Rico income tax withheld at source will be made on dividends paid on the shares of our Common Stock held on behalf of such Puerto Rico corporation unless the procedures described in “—Special Withholding Tax Considerations” below are followed to certify to us through DTC that the beneficial owner of our Common Stock is a Puerto Rico corporation. If the withholding is actually made, the 10% Puerto Rico income tax withheld is creditable against the Puerto Rico income tax liability of the Puerto Rico corporation.

The alternative minimum tax liability of a Puerto Rico corporation is not affected by the receipt of dividends on the shares of our Common Stock.

United States Citizens Not Residents of Puerto Rico

Dividends paid on the shares of our Common Stock to a United States citizen who is not a resident of Puerto Rico will be subject to a 10% Puerto Rico income tax that will be withheld by First BanCorp. These individuals may also elect for the dividends to be taxed in Puerto Rico at the normal income tax rates applicable to individuals in the same way as Puerto Rico resident individuals. The 10% Puerto Rico income tax withheld is creditable against the normal income tax so determined by said individual stockholder. Provided the shares of our Common Stock are held in the name of these individual stockholders, no 10% Puerto Rico income tax withholding will be made if such individual stockholder opts out of the 10% withholding tax by providing us: (i) a written statement opting-out of such withholding; and (ii) a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $3,500 if single or $7,000 if married filing a joint return. If such United States citizen non-resident of Puerto Rico holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, the procedures described in “—Special Withholding Tax Considerations” below should be followed for purposes of opting-out of the 10% Puerto Rico withholding tax. If the United States citizen non-resident of Puerto Rico opts-out of the 10% Puerto Rico withholding tax, he or she will be required to include the amount of the dividend as ordinary income and will be subject to Puerto Rico income tax thereon at the normal income tax rates applicable to Puerto Rico resident individuals.

A United States citizen who is not a resident of Puerto Rico will be subject to Puerto Rico AMT as provided in the rules described under the heading “Individuals Resident of Puerto Rico and Puerto Rico Corporations.”

Individuals Not Citizens of the United States and Not Residents of Puerto Rico

Dividends paid on the shares of our Common Stock to any individual who is not a citizen of the United States and who is not a resident of Puerto Rico will generally be subject to a 10% Puerto Rico income tax which will be withheld at source by First BanCorp.

Foreign Corporations

The Puerto Rico income taxation of dividends paid on the shares of our Common Stock to a foreign corporation will depend on whether or not the corporation is engaged in a trade or business in Puerto Rico.

A foreign corporation that is engaged in a trade or business in Puerto Rico will be subject to the normal corporate income tax rates applicable to Puerto Rico corporations on its net income that is effectively connected with the trade or business in Puerto Rico. This income will include net income from sources within Puerto Rico and certain items of net income from sources outside Puerto Rico that are effectively connected with the trade or business in Puerto Rico. Net income from sources within Puerto Rico will include dividends on the shares of our Common Stock. A foreign corporation that is engaged in a trade or business in Puerto Rico will be entitled to claim the 85% dividend received deduction discussed above in connection with dividends received from Puerto Rico corporations. No Puerto Rico income tax withholding will be imposed on dividends paid to foreign corporations engaged in a trade or business in Puerto Rico on the shares of our Common Stock provided such shares are held in the name of such foreign corporation. If such foreign corporation holds the shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC, then, a 10% Puerto Rico income tax withheld at source will be made on dividends paid on the shares of our Common Stock held on behalf of such foreign corporation unless the procedures described in “—Special Withholding Tax Considerations” below are followed to certify to us through DTC that the beneficial owner of our Common Stock is a foreign corporation engaged in a trade or business in Puerto Rico. If the withholding is actually made, the 10% Puerto Rico income tax withheld is creditable against the Puerto Rico income tax liability of the foreign corporation.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico are also subject to a 10% branch profits tax. However, dividends on the shares of our Common Stock received by these corporations will be excluded from the computation of the branch profits tax liability of these corporations.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will be subject to a 10% Puerto Rico withholding tax on dividends received on the shares of our Common Stock.

Special Withholding Tax Considerations

Payments of dividends to investors that hold their shares of our Common Stock in the name of a broker or other direct or indirect participant of DTC will be subject to a 10% Puerto Rico income tax withheld at source unless such investor, under the rules described above, is entitled to opt-out of such withholding if the shares would have been held in his name (such as individuals residents of Puerto Rico, Puerto Rico corporations, United States citizens not residents of Puerto Rico and foreign corporations engaged in a trade or business in Puerto Rico) and his broker or other direct or indirect participant of DTC certifies to First BanCorp through DTC that either (i) the holder of the shares of our Common Stock is a Puerto Rico corporation or a foreign corporation engaged in a trade or business in Puerto Rico, or (ii) the holder of the shares of our Common Stock is an individual, estate or trust resident of Puerto Rico or a United States citizen not resident of Puerto Rico that has provided a written statement to the broker/dealer opting-out of such withholding. A United States citizen non-resident of Puerto Rico must also timely file with the broker/dealer a withholding exemption certificate to the effect that the individual’s gross income from sources within Puerto Rico during the taxable year does not exceed $3,500 if single or $7,000 if married filing jointly.

Gains on Disposition of Common Stock

General

The sale or exchange of shares of our Common Stock will give rise to gain or loss for Puerto Rico income tax purposes equal to the difference between the amount realized on the sale or exchange and the Puerto Rico income tax basis of the shares of our Common Stock in the hands of the holder. Any gain or loss that is required to be recognized will be a capital gain or loss if the shares of our Common Stock are held as a capital asset by the holder and will be a long-term capital gain or loss if the stockholder’s holding period of the shares of our Common Stock exceeds six months.

Individuals Resident of Puerto Rico and Puerto Rico corporations

Gain on the sale or exchange of shares of our Common Stock by an individual resident of Puerto Rico or a Puerto Rico corporation will generally be required to be recognized as gross income and will be subject to income tax. If the stockholder is an individual and the gain is a long-term capital gain, the gain will be taxable at a maximum rate of 10%. If the stockholder is a Puerto Rico corporation and the gain is a long-term capital gain, the gain will qualify for an alternative tax rate of 15%.

Individuals resident of Puerto Rico are subject to AMT on the AMT Net Income if their regular tax liability is less than the alternative minimum tax liability. The AMT rates range from 10% to 20% depending on the AMT

Net Income. At present, AMT applies with respect to individual taxpayers that have AMT Net Income of $150,000 or more. The AMT Net Income includes various categories of tax-exempt income and income subject to preferential tax rates as provided in the PR Code, such as dividends on our Common Stock and long-term capital gains recognized on the disposition of our Common Stock.

The alternative minimum tax liability of a Puerto Rico Corporation is not affected by the recognition of long-term capital gains on the disposition of the shares of our Common Stock.

Individuals Not Residents of Puerto Rico

Individuals who are not residents of Puerto Rico will not be subject to Puerto Rico income tax on the sale or exchange of shares of our Common Stock if the gain resulting therefrom constitutes income from sources outside Puerto Rico. Generally, the gain from the sale or exchange of shares of our Common Stock by individuals not residing in Puerto Rico constitutes income from sources outside Puerto Rico and, therefore, such gain is not subject to Puerto Rico income tax in the case of such individuals.

Foreign Corporations

A foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any gain realized on the sale or exchange of shares of our Common Stock if the gain is (1) from sources within Puerto Rico, or (2) from sources outside Puerto Rico and effectively connected with a trade or business in Puerto Rico. Any such gain will qualify for an alternative tax of 15% if it qualifies as a long-term capital gain.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax. In the computation of this tax, any gain realized by these corporations on the sale or exchange of shares of our Common Stock and that is subject to Puerto Rico income tax will be taken into account. However, a deduction will be allowed in the computation for any income tax paid on the gain realized on the sale or exchange.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico income tax on any capital gain realized on the sale or exchange of our Common Stock since the gain from the sale or exchange of the Common Stock by such foreign corporation constitutes income from sources outside Puerto Rico.

Warrant

Sale of Warrant

General

The sale of the Warrant will give rise to gain or loss for Puerto Rico income tax purposes equal to the difference between the amount realized on the sale and the Puerto Rico income tax basis of the Warrant in the hands of the holder. The initial tax basis in the Warrant will be the purchase price. Any gain or loss that is required to be recognized will generally be a capital gain or loss if the Warrant is held as a capital asset by the holder and will be a long-term capital gain or loss if the holding period of the Warrant to its holder exceeds six months.

Individuals Resident of Puerto Rico and Puerto Rico corporations

Gain on the sale of the Warrant by an individual resident of Puerto Rico or a Puerto Rico corporation will generally be required to be recognized as gross income and will be subject to income tax. If the holder of the

Warrant is an individual and the gain is a long-term capital gain, the gain will be taxable at a maximum rate of 10%. Individuals resident of Puerto Rico may subject to AMT on the gain upon the sale of the Warrant.

If the holder of the Warrant is a Puerto Rico corporation and the gain is a long-term capital gain, the gain will qualify for an alternative tax rate of 15%. The alternative minimum tax liability of a Puerto Rico corporation is not affected by the recognition of long-term capital gain on the sale of the Warrant.

Individuals Not Residents of Puerto Rico

Individuals who are not residents of Puerto Rico will not be subject to Puerto Rico income tax on the sale of the Warrant if the gain resulting therefrom constitutes income from sources outside Puerto Rico. Generally, the gain from the sale of the Warrants by individuals not residing in Puerto Rico constitutes income from sources outside Puerto Rico and, therefore, such gain is not subject to Puerto Rico income tax in the case of such individuals.

Foreign Corporations

A foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any gain realized on the sale of the Warrant if the gain is (1) from sources within Puerto Rico, or (2) from sources outside Puerto Rico and effectively connected with a trade or business in Puerto Rico. Any such gain will qualify for an alternative tax of 15% if it qualifies as a long-term capital gain.

In general, foreign corporations that are engaged in a trade or business in Puerto Rico will also be subject to a 10% branch profits tax. In the computation of this tax, any gain realized by these corporations on the sale of the Warrant and that is subject to Puerto Rico income tax will be taken into account. However, a deduction will be allowed in the computation for any income tax paid on the gain realized on the sale.

A foreign corporation that is not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico income tax on any capital gain realized on the sale of the Warrant since the gain from the sale of the Warrant by such foreign corporation constitutes income from sources outside Puerto Rico.

Exercise of Warrant

Individuals Resident of Puerto Rico and Puerto Rico corporations

In general, an individual resident of Puerto Rico or a Puerto Rico corporation should not recognize gain or loss on the exercise of the Warrant and related receipt of Common Stock (unless cash is received in lieu of the issuance of a fractional common share) with cash. The holder’s initial tax basis in the Common Stock received on the exercise of the Warrant should be equal to the sum of (a) such holder’s tax basis in the Warrant plus (b) the exercise price paid by such holder on the exercise of the Warrant. The holding period of Common Stock received upon the exercise of the Warrant should commence on the day after the Warrant is exercised.

The Puerto Rico income tax consequences of the exercise of the Warrant in a cashless exercise are not entirely clear. A cashless exercise of the Warrant may be treated as a tax-free non-recognition event, either because it may be treated as not being a gain realization event (except with respect to any cash received in lieu of any fractional share), or may be treated as a recapitalization. In either case, the holder’s tax basis in the common stock received will equal the holder’s adjusted tax basis in the Warrant, less any amount attributable to any fractional share. Your receipt of cash in lieu of a fractional share of Common Stock will generally be treated as if you received the fractional share and then received such cash in redemption of the share. If the exercise of the Warrant is treated as not being a gain realization event, the holding period of Common Stock received upon the exercise of the Warrant should commence on the day after the Warrant is exercised. If the exercise of the Warrant is treated as a recapitalization, the holding period of Common Stock received upon the exercise of the Warrant will include the holder’s holding period for the Warrant.

It is also possible that a cashless exercise of the Warrant could be treated as a taxable exchange in which gain or loss will be recognized. The amount of gain or loss recognized on such exchange and its character as short-term or long-term will depend on the characterization of that exchange. If a holder is treated as selling a portion of the Warrant or underlying shares of Common Stock for cash that is used to pay the exercise price for the Warrant, the amount of gain or loss will be the difference between that exercise price and such holder’s adjusted tax basis attributable to the Warrant or shares of Common Stock deemed to have been sold. If the holder is treated as selling the Warrant, such holder will have long-term capital gain or loss if it has held the Warrant for more than six months. If the holder is treated as selling underlying shares of Common Stock, such holder will have short-term capital gain or loss. In either case, a holder of the Warrant will also recognize gain or loss in respect of the cash received in lieu of any fractional share of Common Stock otherwise issuable upon exercise in an amount equal to the difference between the amount of cash received and the portion of such holder’s tax basis attributable to such fractional share. The ability of holders to deduct capital losses is subject to limitations under the PR Code. Holders should consult their tax advisors as to the holding period and basis in the stock received if a characterization described in this paragraph applies.

Alternatively, if the holder is treated as exchanging, in a taxable exchange, the Warrant for shares of Common Stock received on exercise, the amount of gain or loss will be the difference between (1) the fair market value of Common Stock and cash in lieu of any fractional share received on exercise and (2) the holder’s adjusted tax basis in the Warrant. In that case, the holder will have long-term capital gain or loss with respect to the exchange if it has held the Warrant for more than six months and such holder will have a tax basis in the shares of Common Stock received equal to their fair market value and a holding period beginning on the date after the exchange. Holders should consult their tax advisors regarding the possible application of the wash sale rules to such an exchange.

Due to the absence of authority on the Puerto Rico income tax treatment of the cashless exercise of warrants, there can be no assurance as to which, if any, of the alternative tax consequences and holding periods described above will be adopted by the Puerto Rico Treasury Department or a court. Accordingly, individuals resident of Puerto Rico and Puerto Rico corporations should consult their tax advisors regarding the tax consequences of the cashless exercise of the Warrant.

Individuals Not Residents of Puerto Rico

In general, gain, if any, from the exercise of the Warrant by individuals who are not residents of Puerto Rico will not be subject to Puerto Rico income taxation.

Foreign Corporations

A foreign corporation that is engaged in a trade or business in Puerto Rico will generally be subject to Puerto Rico corporate income tax on any gain realized on the exercise of the Warrant if the gain is (1) from sources within Puerto Rico, or (2) from sources outside Puerto Rico and effectively connected with a trade or business in Puerto Rico. Any such gain will qualify for an alternative tax of 15% if it qualifies as a long-term capital gain. Such gain may also be subject to a 10% branch profits tax.

In general, gain, if any, from the exercise of the Warrant by a foreign corporation that is not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico income taxation.

Adjustments of Warrant

The Puerto Rico income tax consequences of any adjustment of the exercise price at which the Common Stock may be purchased and/or the number of shares of Common Stock that may be purchased under the Warrant are not entirely clear.

A change in conversion ratio or any transaction having a similar effect on the interest of a holder of the Warrant may be treated as a distribution with respect to any holder of the Warrant whose proportionate interest in earnings and profits is increased by such change or transaction. Thus, such an adjustment (which may result under certain future circumstances which may or may not occur pursuant to the terms of the Warrant) may be treated as a taxable distribution to the holder of the Warrant to the extent of current or accumulated earnings and profits, without regard to whether the holder of the Warrant receives any cash or other property. See “—Dividends on Common Stock” above for a discussion of the taxation of dividends for Puerto Rico income tax purposes to the different types of holders of shares of Common Stock which will be equally applicable to the holders of the Warrant if an adjustment to the Warrant occurs and such adjustment is considered to result in a taxable dividend distributions to the holder of the Warrant

Estate and Gift Taxation

The transfer of shares of our Common Stock by inheritance by a decedent who was a resident of Puerto Rico at the time of his or her death and did not own more than 10% of our stock (by value or vote) will not be subject to estate tax if the decedent was not a citizen of the United States or a citizen of the United States who acquired his or her citizenship solely by reason of birth or residence in Puerto Rico. Likewise, the transfer of shares of our Common Stock by gift by an individual who is a resident of Puerto Rico at the time of the gift and did not own more than 10% of our stock (by value or vote) will not be subject to gift tax. Other individuals are urged to consult their own tax advisors in order to determine the appropriate treatment for Puerto Rico estate and gift tax purposes of the transfer of the shares of our Common Stock by death or gift.

Municipal License Taxation

Individuals and corporations that are not engaged in a trade or business in Puerto Rico will not be subject to Puerto Rico municipal license tax on dividends paid on the shares of our Common Stock or on any gain realized on the sale, exchange or redemption of the shares of our Common Stock.

Individuals, residents or non-residents, and corporations, Puerto Rico or foreign, that are engaged in a trade or business in Puerto Rico will generally be subject to municipal license tax on dividends paid on the shares of our Common Stock and on the gain realized on the sale, exchange or redemption of the shares of our Common Stock if the dividends or gain are attributable to that trade or business. The municipal license tax is imposed on the volume of business of the taxpayer, and the tax rates vary by municipalities with the maximum rate being 1.5% in the case of financial businesses and 0.5% for other businesses.

Property Taxation

The shares of our Common Stock will not be subject to Puerto Rico property tax.

LEGAL MATTERS

The validity of the Securities being offered by this prospectus will be passed upon for us by Lawrence Odell, Esq., Executive Vice President and General Counsel. As of the date of this prospectus, Lawrence Odell, Esq., beneficially owns, directly or indirectly, 86,999 shares of our Common Stock, as determined in accordance with Rule 13d-3 of the Exchange Act.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.